Exhibit 4.10

Engineering Procurement & Construction Contract

for the construction of a photovoltaic system

between

ECOWARE S.p.A

As Contractor

And

ELLOMAY PV ONE SRL

As Principal

Engineering Procurement & Construction Contract

With this contract

ELLOMAY PV ONE S.r.l., with its registered offices located in Galleria Borromeo, 3, VAT Registration Number and Tax Code 04459950285, entered in the Companies Register of Padova at no. 391298 represented by Mr. Ran Fridrich in his capacity as Sole Director (hereinafter known as “Principal”);

and

ECOWARE S.p.A, with its registered offices at Via Nona Strada, 9, 35129 Padua, VAT Registration Number and Tax Code Number 03571330277, entered in the Companies Register in Padua at number 03571330277, represented by Ing. Leopoldo Franceschini, born in Padua on 7th September 1947, in his capacity of legal representative (hereinafter known as the “Contractor”);

(hereinafter known individually as a “Party” and jointly as the "Parties")

Whereas:

(A)	The Principal is a company operating in the sector of the development and operational management of photovoltaic systems;

(B)
The Contractor is a company operating in the construction of photovoltaic systems and has the expertise to perform the Works, as defined below, in accordance with the terms and conditions set out under this Contract;

(C)
NOVALTEK Servizi S.r.l. with registered office in Monterado (Ancona), Via Cerasi no. 18, tax code 02379340421, is a company operating as the developer of photovoltaic systems (the “Developer”). Upon endorsing this Contract, the Developer undertakes to co-operate with the Parties hereto and support the Contractor to ensure the proper performance of this Contract in relation to the transfer of the Building Permit, the STMC, and all permits in connection therewith, and of the Land Use Rights.

(D)
The Principal intends to proceed with the construction and operation of one photovoltaic system in the province of Macerata, Italy, in the Municipality of Cingoli, made up of 3060 modules made of monochristalline, with generators having respectively a capacity equivalent to 734,40 kWp (hereinafter known as the "System");

(E)	In relation to the System, the Developer has filed the following authorisations and requests:

(i)	the Building Permit, as defined below, was issued by the competent municipal offices in Cingoli (Macerata), on 24 September 2009 (prot. no. 142);

(ii)
application to ENEL, as defined below, for connection to the national electricity grid, pursuant to the Electrical Energy and Gas Authority Resolution No. 99/08, by means of a communication dated 12 August 2009; ENEL has transmitted the STMC, as defined below, on 13 October 2009 (no. T0026157) and the Developer has formally accepted the STMC proposed by ENEL for the connection to the national electricity grid of the System, by means of its letter of acceptance dated 12 November 2009.

(iii)	ENEL has communicated notice of end of the authorization process pursuant to Regional Law 19/1988 and subsequent amendments with letter dated 8 January 2010;

(F)
Sunex 3 S.r.l., a company wholly owned by Contractor, with registered offices in Via Nona Strada 9, 35129 Padua, Italy, VAT Registration Number and Tax Code Number 06085820964 (“Sunex 3”) has signed a definitive Land Use Right contract, enclosed hereto as Annex 1, with the owner of the Area, as defined below. Contractor undertakes to cause Sunex 3, pursuant to article 1381 of the Civil Code, to assign to the Principal the rights and obligations arising under the Land Use Right, as provided under Article 4.2 a) (ii). The Parties have agreed that, to share the costs related to the tax liabilities arising in connection with such assignment, a sum equal to Euro 10,000.00 (ten thousand) shall be deducted from Payment Milestone 1, as defined below;

(G)
In order to build the System, the Principal needs a partner with high expertise and standing in the construction of photovoltaic systems to be appointed for the planning, construction, operation and connection of the “turn key” system (as defined below), and the Contractor is a leading company operating, inter alia, in said field;

(H)	On 2 December 2009, the Parties entered into a framework agreement, regulating the general understanding on which their partnership should be based.

(I)
On 22 January 2010, the Parties entered into an agreement (the “Option Agreement”), enclosed hereto as Annex 18, whereby the Principal was provided with an option right to purchase the shares of Sunex 3, in accordance with the terms and conditions of the Option Agreement and on execution of which the Principal paid a deposit equal to Euro 50,000.00 (fifty thousand), half of which shall be deducted from  Payment Milestone 1, as defined below.

(J)
The Principal is planning to appoint a financial institution (the “Financing Entity”), which will grant to the Principal, on a leasing or project finance basis, two credit lines, the first named “Base Line” for financing of project’s costs, and the other named “VAT Line” to finance VAT on such costs (the “Financing“);

(K)	The Contractor has confirmed the feasibility and economic convenience of the solution for the connection proposed by ENEL with the STMC referred to under point E (ii) above;

(L)
In the light of the above, the Contractor decided to enter into this Contract, and undertook (i) to carry out all the activities and services provided herein; and (ii) to guarantee, pursuant to article 1381 of the Civil Code, the proper fulfilment of all the obligations and activities to be performed and carried out by the Developer;

(M)
The Principal is willing to entrust the Contractor also with the operation and maintenance of the System through execution of an ad hoc operation and maintenance agreement (the “O&M Agreement”), which shall be executed, as soon as it is feasible and in any case as a condition precedent to Payment Milestone 2,  substantially in the form of Annex 17.

NOW THEREFORE the Parties agree as follows:

Article 1 – Recitals, annexes and previous agreements

1.1 The recitals and annexes to this contract (hereinafter known as the “Contract” or “EPC Contract”) shall represent an integral and substantial part of the same.

1.2 This Contract replaces and fully supersedes any previous agreement entered into between the Parties, either written or oral, on the matters outlined here below.

Article 2 – Definitions and Interpretation

2.1 In addition to any other words and expressions defined in this Contract, the terms used in this Contract, where they start with a capital letter, shall have the following meanings:

•	AEEG: means the Electrical Energy and Gas Authority incorporated pursuant to the Law No. 481 dated 14th November 1995;

•
Applicable Law: means each and every law, regulation, measure, ruling, decree (including the Decree Law) or deed having a binding nature in Italy and issued by every state body and judicial and/or administrative authority, which is in force on the date in which this Contract is entered into or which comes into force thereafter;

•
Applicable Permits: means each and every license, authorization, certification, filing, recording, permit, affidavit (including the denuncia di inizio attività, the autorizzazione unica or permesso di costruire) or other approval with and/or of any competent authorities that is required by Applicable Law for the construction and connection to the grid (including the comunicazione conclusione iter autorizzativo issued by Enel pursuant to Regional Law 19/1988 as subsequently amended) and admission, to the Incentives of the System including, without limitation, those required by Applicable Law in zoning, building, environmental, landscaping, planning and/or archaeological matters;

•	Area: means the area in the plan referred to in Annex 2 to this Contract, in which the System shall be built;

•	Building Permit: means the construction authorisation (“Permesso di costruire”) provided for by Presidential Decree 6 June 2001 no. 380;

•	Civil Code: means the Italian Civil Code, introduced with the Royal Decree Law No. 2, dated 16th March 1942, and all subsequent amendments and/or integrations thereto;

•	Commencement of Operation: means the commencement of operation (i.e. entrata in esercizio) of the System pursuant to Article 2(g) of the Ministerial Decree 19 February 2007;

•	Communication of the Executive Project’s Approval: with reference to the System, shall have the meaning set out in the Article 8.3 below;

•	Completion Date shall have the meaning indicated in Article 9.1;

•
Confidential Information: means the information, data, notes, records, agreements, documents, in whatsoever form drawn up, provided by one of the Parties to the other or, in any case, obtained from one of the Parties and connected with the execution of this Contract and, in particular, the Technical Specifications, including, without any limits  whatsoever, any technical and contractual documentation inherent in the Works and their object, as well as any document of a commercial or financial nature, data relating to prices and technical knowledge, models, formulas, industrial processes, records, photographs, drawings, contractual conditions, software, programmes and models and any other intellectual  property concerning the Party making the communication or, in any case, to whom said data refer, with the exception of any information already made available to the public;

•
Consideration: means, with reference to the System, the all inclusive, invariable, sum that the Principal shall pay to the Contractor to perform the Works with respect to the System as per Article 4.1 of this Contract;

•
Construction Health and Safety Coordinator (coordinatore in materia di sicurezza e salute durante la realizzazione): means the individual appointed by the Principal pursuant to Article 7 below, who has been entrusted with the duties related to this role pursuant to Article 92 of the Legislative Decree Law No. 81/2008 and subsequent amendments and integrations;

•	Contract: means this Contract, including all the Annexes and all amendments hereto as mutually agreed by the Parties;

•
Contractor’s Parent Company: means Kerself S.p.A., a company incorporated under the laws of Italy, with its registered office at Via della Tecnica 8, Prato di Correggio, registration with the Registro delle Imprese of 01777890359, Fiscal Code and Vat No. 01777890359;

•	Delay Liquidated Damages means the damages referred to in Article 9.3;

•
Decree: means the Decree Law dated 19th February 2007 no. 25336 issued by the Economic Development Minister and whose object is the “Criteria and methods to encourage the production of electrical energy by means of solar photovoltaic conversion in implementation of Article 7 of the Legislative Decree Law No. 387, dated 29th December 2003” (Criteri e modalità per incentivare la produzione di energia elettrica mediante conversione fotovoltaica della fonte solare, in attuazione dell'articolo 7 del decreto legislativo 29 dicembre 2003, n. 387), and subsequent amendments and/or integrations thereto;

•	Definitive Project: means, the “Progetto Definitivo”, i.e. the project drawings to construct the Works and the relative annexes, a copy of which is attached hereto, as Annex 4;

•
Design Health and Safety Coordinator (coordinatore in materia di sicurezza e salute durante la progettazione): means the individual appointed by the Principal pursuant to Article 7, who shall draft the PSC and who has been entrusted with the duties related to this role pursuant to Article 91 of the Legislative Decree Law No. 81/2008 and subsequent amendments and integrations;

•	Discount: has the meaning indicated in Article 9.7 hereof;

•	Discretional Variations: has the meaning indicated in Article 10.2 (b) hereof;

•	ENEL: means Enel Distribuzione S.p.A.;

•	Equipment: means the Contractor’s equipment and components to carry out the Works listed in Annex 3 of this Contract;

•
Executive Project: means  the “Progetto Esecutivo”, i.e. the project drawings prepared and delivered by the Contractor prior to the commencement of the Works pursuant to Article 8, in compliance with the Technical Specifications and with the Decree Law provisions;

•	Expert: means the arbitrator appointed for the solution of technical and related matters in accordance with Article 24.2;

•
FAC: means the Final Acceptance Certificate, i.e. the certificate that shall be issued by Principal in compliance with the outline set forth in Annex 16 acknowledging the positive outcome of the conditions mentioned in art. 12;

•	Financing: means the project loan that may be arranged by the Principal, in compliance with recital H above;

•	Financing Entity: means the financing institution or any other equity partner identified by the Principal which could grant the Financing to the Principal;

•	First Reassessment Test: means the First Reassessment Test of the MGPR to be performed pursuant to Article 12.6.

•	Force Majeure: has the meaning indicated in Article 11;

•	GSE: means the Gestore dei Servizi Elettrici - GSE S.p.A., i.e. the entity appointed to implement the incentive tariff regime foreseen by the Decree Law;

•	Health and Safety Coordinators: means the Construction Health and Safety Coordinator jointly with the Design Health and Safety Coordinator;

•
IAC: means the Incentive Acceptance Certificate, i.e. the certificate that shall be issued by the Principal in accordance with the outline set forth in Annex 15, after the release of the TAC and PAC, acknowledging that the System has been admitted to the Incentive scheme and that the agreement with GSE has been entered into;

•
Incentive: means the incentive to the tariff for the production and delivery of power to the national electricity grid through a solar power plant, in accordance with the Ministerial Decree of 19 February 2007 and the Resolution No. 90 of 11 April 2007 of AEEG;

•	Incentive Agreement: (“Convenzione con GSE”) means the agreement between the Principal and GSE in order to obtain the Incentive;

•
Interconnection Agreement means the agreement to be entered into between the Principal and the national electricity grid operator which provides the terms and conditions for the connection to the national grid.

•	Land Use Rights are the rights in rem (“diritto di superficie”) referred to in Recital F, to be acquired by the Principal over the Area, pursuant to Article 3.2 (a).

•	Mechanical Completion: means the completion of all Mechanical Works of the System;

•
Mechanical Works: means, with reference to the System, all the mechanical and electrical works. It includes (a) supply and installation of the following equipment: inverters, photovoltaic modules and DC installation, mains, pits, cabling, electrical boxes and protection devices, internal connections and interconnections with external installations, weather station, low voltage installation, civil engineering, medium voltage installation (including transformation, protection equipment and utility interconnection equipment, security and monitoring systems); and (b) the static test of structures (collaudo statico) according to the Applicable Law. For the avoidance of doubt, the Mechanical Works do not comprise the physical construction of the connection line to the national electricity grid;

•
Minimum Guaranteed Performance Ratio (or MGPR): means the minimum performance ratio guaranteed by the Contractor pursuant to the Annex 9 and in accordance with the methodology used for the measurement of the System performance according to the standard CEI EN 61724 (CEI 82-15) as described in the same Annex 9;

•	Necessary Variations: has the meaning indicated in Article 10.2 (a) below;

•	O&M Agreement: means the operation and maintenance agreement referred to in Recital (M) above;

•
Operational Inspection: means, with reference to the System, the verification process carried out by the Contractor according to the Technical Specifications,  the Applicable Laws, and the MGPR which shall be carried out by the Parties in accordance with Annex 10 and article 12 below in order to achieve the PAC;

•
PAC: means the Provisional Acceptance Certificate, i.e. the certificate that shall be issued by Principal in compliance with the outline set forth in Annex 14 acknowledging the positive outcome of the Operational Inspection;

•
Parent Company Guarantee: means the guarantee, consistent with the form set forth in Annex 5, whose maximum amount is equal to the amount of the Consideration to be issued by the Contractor’s Parent Company in favour of the Principal, in compliance with Article 4.2, as guarantee for the obligations undertaken by the Contractor under this Contract.

•	Payment Milestones: means the milestones for the payment of the Consideration as set out in Article 4 of this Contract;

•	Performance Liquidated Damages: means the damages referred to in Article 13.2;

•
POS: means the operative safety plan (i.e. Piano Operativo di Sicurezza) to be drawn up by the Contractor, with reference to the System, in compliance with the CSP, in accordance with Article 89, paragraph 1, letter h) of the Legislative Decree Law No. 81/2008 and subsequent amendments and integrations thereto, as possibly amended in agreement with the Health and Safety Coordinators;

•	Power Purchase Agreement (or PPA): means the agreement that the Principal will enter into with the energy company of its choice for the sale of the produced electricity;

•
Project Implementation Schedule (or PIS): means the schedule for the implementation of the construction of the System, which is attached as Annex 7 as may be updated, from time to time, in agreement between the Parties;

•
PSC: means the coordination and safety plan drawn up by the Design Health and Safety Coordinator during the planning phase, pursuant to Article 100 of Legislative Decree Law No. 81/2008, which must include, inter alia, an estimate for the safety costs, as eventually altered  by the Construction Health and Safety Coordinator during the performance phase while the Works are carried out;

•	Reassessment Tests: means jointly the First Reassessment Test and the Second Reassessment Test of the MGPR will be performed pursuant to Article 12.6.

•	Second Reassessment Test: means the Second Reassessment Test of the MGPR to be performed pursuant to Article 12.6.

•	Service Order: means the orders given during the execution of the Works;

•	Site Manager: means the individual appointed by the Contractor, who shall work with the Works Manager throughout the performance of the Works;

•	Start of Works: has, with reference to the System, the meaning indicated in Article 8.4 herebelow;

•	STMC: means the minimum technical solution for connection referred to in the AEEG Resolution no. 99/08 and subsequent amendments;

•
System: means the photovoltaic system in the Municipality of  Cingoli (MC) made up of 3060 modules made of monochristalline, with a generator that has a capacity equivalent to 734,40 kWp, and, for the avoidance of doubt, shall include all the items, such as without limitation, cables, modules, inverters, structures, cabins, etc, that are finalised at the functioning of the plant;

•	TAC: means the Technical Acceptance Certificate, i.e. the certificate that shall be issued by Principal in accordance with the outline set forth in Annex 11 following the Technical Inspection;

•	Technical Consultant: means the consultant appointed by the Principal and/or the Financing Entity, who has been appointed to monitor the progress of the Works;

•
Technical Inspection: means the inspection procedure that the Principal shall carry out pursuant to Annex 10 and in accordance with Article 12 in order to verify that the Mechanical Completion complies with the Technical Specifications, Applicable Laws and rules of the trade, and to achieve the TAC;

•
Technical Specifications: means the documentation, referred to in Annex 6 of this Contract, in which the technical specifications on the basis of which the Contractor shall perform the Executive Project and Works to reach the MGPR are indicated;

•	Variations: mean, jointly, the Discretional and Necessary Variations;

•
Warranty Bond: means the insurance bond on first demand equal to 15% (fifteen per cent) of the Consideration, issued by a first-class insurance company which has been attributed, at least a S&P A-rating or which, in any case, satisfies the Principal and the Financing Entity;

•	Warranty Period: means the period of 2 (two) years starting from execution of the PAC.

•	Working Day: means every day except for Fridays, Saturdays, Sundays and public or bank holidays;

•	Works: means the activities that have been performed or are to be performed by the Contractor for the System pursuant to this Contact, as better described in Article 3 hereof;

•
Works Manager: means the “Responsabile Lavori”, i.e. the individual appointed by the Principal, in compliance with the Law No. 81/2008, who shall perform the site management duties foreseen by the Applicable Law and/or listed in this Contract;

2.2. The following interpretation provisions shall be applied to this Contract, unless otherwise provided for:

(a)	the articles’ headings are merely indicated for the sake of convenience of reference and cannot be used for the interpretation of the terms contained in this Contract;

(b)	reference to sections, articles and annexes shall be understood as being made, unless otherwise indicated, to the sections, articles and annexes contained in this Contract;

(c)	unless explicitly indicated in this Contract,

(i)	any reference to this Contract shall be a reference to the Contract, as validly revised, integrated or amended and

(ii)	any reference made to any other agreement or document shall imply reference to that agreement or document, as validly revised, integrated or amended;

(d)	unless otherwise explicitly indicated, the words and definitions, used in the singular form shall have the same meaning, mutatis mutandis, even when used in the plural form and vice versa;

(e)
the terms, "herein", "therein" and synonyms in this Contract refer to the entire Contract and not to particular articles in this Contract, unless explicitly provided in this sense, just as the terms “below” or “above” indicate the part below or above in this Contract, with reference to the point in which said terms have been used;

(f)
the word “included” and the expression “in particular” shall always be considered to be followed by the expressions “without limitations” or “not limited to” even if not effectively followed by said expressions;

(g)	every reference to each individual shall also refer to his legitimate successors and assignees;

(h)
if, on the basis of this Contract, an activity must be performed, a communication sent or a term expires on a day other than a Working Day, said activity shall then be performed, the communication be sent or the relative term expire on the Working Day falling immediately after.

Article 3 – Object and Description of the Works

3.1 With this Contract, the Principal has entrusted “turn key” the Contractor, who accepts, with the construction of the Executive Project and the performance of all the Works in a world class manufacturing way and in compliance with the Technical Specifications and Applicable Laws. The Contractor is also entrusted, inter alia, with (i) obtaining of all the Applicable Permits required for the construction and the functioning of the System, (ii) the realisation of all the necessary Works required for the integral construction of the System in accordance with the terms and conditions set forth by this Contract, (iii) the connection of the System to the national electricity grid in compliance with the Project Implementation Schedule, and (iv) the assistance in obtaining the Incentive.

3.2 In particular, and without limitation, the following activities must be understood as having been included in the invariable Consideration referred to in Article 4:

(a)
Land Use Right (diritto di superficie): the Contractor undertakes to cause Sunex 3 to appoint the Principal as party of the Land Use Right referred to in Recital (F) above, so that the Principal will be able to validly hold the Land Use Right (diritto di superficie) over the Area, pursuant to Article 4.2 (a). All activities related to any cadastral parcelling (frazionamento) which may be necessary in relation to any plot of land involved by the System shall be carried out by the Contractor;

(b)
Transfer in favour of the Principal of the Applicable Permits, including the STMC and the Building Permit submitted by the Developer. In particular, the Contractor undertakes to cause the Developer to perform any required activity or prepare any needed document for the successful transfer of the Building Permit in favour of the Principal, pursuant to Article 4.2, including delivery to the competent Municipality Technical Offices of the variations to the Building Permit, if any;

(c)
Engineering: including the performance, for the System, of the Executive Project in compliance with the Technical Specifications and their amendment as required in order to obtain the Principal’s final, written approval, including, without limitation, the System “as-built” documentation, the electrical single wire and multi-wire diagrams, Technical Specifications, components and operation and maintenance manuals;

(d)
Civil Works: including, for the System, the construction of entries, digging work for the electrical underground cabling, if any, foundations, enclosures and constructions necessary to house the inverters and transformers, fencing, in accordance with the Executive Project and the Technical Specifications and supplying, on his own initiative and expense, the materials, vehicles or any other component and labour necessary. Construction of all the provisional Works, including those located outside the Area (signage, even luminous, placards, crush barriers aimed at defining or limiting the paths of pedestrians and vehicles, in compliance with the traffic and viability provisions), as well as the preparation of the equipment aimed at guaranteeing, for the entire duration of the Works, in compliance with the provisions on safety and health on the workplace and what is contained and has been prescribed in the PSC. Construction of site offices for the Works Manager and the Design Health and Safety Coordinator. Construction of the utilities required for the supply of water, gas, electricity, drainage into the sewers, as well as the provision of suitable offices for the Design Health and Safety Coordinator. Payment of all the charges for the consumption of water, gas, electricity and drainage into the sewers, as described above. Building of barriers or provisional protection for the Works and wherever the safety provisions require them;

(e)
Supply of the electro-mechanical apparatus: including supply, installation and start up of the photovoltaic modules, mounting structures, inverters, module boards and electrical connection in direct and alternating current into the national electricity grid, transformation box, interface module boards, supervision and control system, monitoring system, video surveillance and weather station.

(f)
Assembly and installation: the supply and installation, including the use of labour, of all the materials, accessories and secondary components that might be required for the correct and safe operation and management of the System. Maintenance and operative capacity of the site for the entire duration of the Works;

(g)	Constant inspection and planning of the states of progress concerning the Works.

(h)
Grid connection civil works: the timely construction of all the civil works required by ENEL with reference to the STMC, for the purposes of the System’s connection to the grid (merely by way of an example, the construction of the area/cable line and delivery box). The works may include the intervention of ENEL.

(i)
Delivery to the Principal of all the necessary documentation, on issue of the System’s PAC and as a condition for the issue of the FAC, to be drawn up in compliance with the Applicable Law and in order to obtain the Incentive;

(j)
Post-STMC activities: relations with the competent authorities (such as, inter alia, ENEL) and the individuals appointed by the latter for the System’s connection to the grid shall be directly managed by the Contractor, who must constantly monitor ENEL’s activities and those of the other individuals, soliciting them, when necessary, with the means deemed to be most expedient, in order to facilitate and, in any case, make such connection to the national electricity grid possible within the Completion Date established by the Project Implementation Schedule. Furthermore, the Contractor shall carry out all activities and formalities aimed at obtaining the Incentive Agreement, the Interconnection Agreement and the PPA (as the case may be), and to prompt the Principal for proper action in connection therewith, when necessary.

(k)
Custody of the Area: maintenance, protection, monitoring, security service, custody and conservation of the Area and of the equipment erected or stored therein until the issuance of the relevant PAC. The protection and security systems and procedures will be in line with the best practice and the minimum standard requested by the insurers. The Contractor shall be the keeper of the Works, as well as of all the materials and equipment to be used during the execution of the Works and must, therefore, adopt the necessary measures aimed at avoiding any losses, damages and thefts, as well as providing, at its own initiative and expense, for the replacement of what has been damaged or removed until the issue of the PAC and the System’s delivery to the Principal.

(l)
Clearance of the Area: removal of all tools and materials that are not necessary during the Warranty Period within the first twenty (20) Working Days after the signing of the PAC; cleaning of the Area, including the restoration of the surrounding areas and roads, in order to leave the System in the condition necessary for its proper operation and maintenance. Removal and transport to the authorised public dumps, of all waste materials that cannot be re-used, with final delivery, to the Principal, of the certification of its disposal, in compliance with the Applicable Law.

3.3 The Contractor shall perform, more generally, any other activities that might be necessary to duly perform the Contract, to achieve the standards of world class manufacturing, and MGPR.

3.4 In addition, the Contractor shall file, at its expense, any documents and applications necessary to apply for and obtain the Applicable Permits on a timely basis, or in the event that the Applicable Law requires that such Applicable Permits be filed by the Principal, the Contractor hereby undertakes to fully cooperate in good faith with the Principal in interacting with the public authorities and carry out all the activities to obtain them, as soon as possible, and in any case within the terms set out by the Applicable Law and the POS.

3.5 It is understood that the planning, construction, any inspection and the subsequent management of the System may be financed by the Financing Entity in compliance with the project financing or leasing outline, and that this shall require this Contract’s co-ordination with the terms set forth in the financing agreement, by means of entering into a direct agreement with the Financing Entity (the “Direct Agreement”). Therefore, the Parties mutually undertake to enter into the Direct Agreement, if necessary.

Article 4 – Consideration, Terms of Payment and Guarantees

4.1 The Principal shall pay the Contractor the Consideration of Euro 3,050.00 per kWp (three thousand fifty) for the System, plus VAT, in compliance with the following terms and conditions.

4.2 The Consideration shall be paid to the Contractor in accordance with the following Payment Milestones:

a) Payment Milestone 1: payment of Euro 680.00 per kWp (six hundreds eighty), with deduction of Euro 10,000.00 (ten thousand) referred to in Recital (F) and of the deposit equal to Euro 25,000.00 (twenty five thousand) referred to in Recital (I), shall become due by the Principal on occurrence of all the following events:

i.
completion of the Building Permit and all Applicable Permits (excluding the Incentive) procedure, including submission of the variations, if any, consequent to the planning and Equipment amendments, and the performance of the provisions established by the competent municipal technical offices to which the Building Permit might be subject to;

ii.
transfer to the Principal or a third company indicated by the Principal of the relevant Land Use Rights, by way of assignment of the definitive Land Use Right contract or by any other way as the Principal may require;

iii.	connection of the System to the grid is reasonably estimated by the Contractor, by way of a statement drafted in accordance with Annex 13 to take place within 120 (hundred and twenty) days;

iv.	delivery of the Parent Company Guarantee in compliance with the last paragraph of this Article 4.2, letter a).

Promptly after payment of the relevant invoice, and in any case within 45 days of receipt thereof by the Principal, the Contractor shall provide evidence to the Principal that the Building Permit as well as the STMC (and of any Applicable Permit already obtained) have been successfully transferred to the Principal.

The Contractor undertakes to deliver to the Principal, the Parent Company Guarantee within 7 (seven) Working Days of execution of this Contract, and in any case before having received the payment. The Parent Company Guarantee will be issued for the due performance of the Works, as well as for the due performance by the Contractor of any and all the obligations undertaken under this Contract, including, but not limited to, (i) the obtaining of a valid title of Land Use Right over the land where the System shall be built and developed in accordance to Article 3 above; (ii) the obtaining of all the Applicable Permits required for the construction, connection and the functioning of the System; (iii) the transfer of the Building Permit in favour of the Principal; (iv) the admission to the Incentives; and (v) any and all payment obligations arising in connection herewith. The Parent Company Guarantee will be issued in the form under Annex 5, for an amount equal to the Consideration. From the execution date by the Principal of the PAC, the Parent Company Guarantee must also guarantee the precise and prompt performance of the obligations undertaken by the Contractor, pursuant to the O&M Agreement, as well as the punctual performance of all the payment obligations, borne by the Contractor under the O&M Contract. The Parent Company Guarantee shall be finally released upon issuance of the FAC.

(b) Payment Milestone 2: subject to the provisions of art. 12.1 hereof, payment of Euro 340.00 per kWp (three hundreds forty) shall become due on occurrence of all the following events:

(i)	satisfactory outcome of the Technical Inspection and the relevant issuance of the TAC;

(ii)	all conditions precedent to Payment Milestone 1 are in place and valid;

(iii)	the Contractor can still reasonably estimate connection of the System within 120 (hundred and twenty) days of Payment Milestone 1;

(iv)	execution of the O&M Agreement.

(c) Payment Milestone 3: subject to the provisions of art. 12.2 hereof, payment of Euro 2,030.00 per kWp (two thousand thirty) shall become due on occurrence of all the following events:

(v)	satisfactory outcome of the Operational Inspection and issuance of the PAC;

(vi)	all conditions precedent to Payment Milestones 1 and 2 are in place and valid;

(vii)	delivery by the Contractor to the Principal of the Warranty Bond, provided that the Warranty Bond shall become effective on payment of Payment Milestone 3 by the Principal.

The Contractor shall deliver to the Principal the Warranty Bond, amounting to 15% (fifteen per cent) of the Consideration, to guarantee the due performance of any and all the obligations undertaken by the Contractor under the EPC Contract at the moment of PAC. The Warranty Bond shall be definitively released upon issuance of the FAC, provided that the insurance bond under the O&M contract is issued by the Contractor.

4.3 Once the Contractor believes that any of the Payment Milestones set out under Article 4.2 has been achieved, it shall so notify the Principal in writing. Within 5 (five) Working Days from receipt of the notice, the Principal shall inspect the Works and verify that the relevant Payment Milestone has been achieved. In the event of objection, the Principal shall indicate to the Contractor the works pending performance for that Payment Milestone. In the event that no objection is raised in writing by the Principal within such term, the relevant Payment Milestone shall be deemed approved.

Payment shall be made within 5 (five) Working Days of the date of receipt by the Principal of the invoice in relation to Payment Milestone 1 and within 15 (fifteen) Working Days in relation to other Payment Milestones. The relevant invoice may not be issued prior to confirmation under the preceding paragraph, and prior to issuance of the TAC with regard to Payment Milestone 2 and prior to issuance of the PAC with regard to Payment Milestone 3, as set forth in detail under Article 12.

The Parties agree that the payments of the Payment Milestone, for which the Principal shall issue a wire transfer confirmation, shall constitute mere advance payments and not the single lots in which the Parties intended dividing up the Works, with the exclusion, therefore, of the provision contained in the second paragraph of Article 1666 of the Civil Code.

4.4 The Parties agree and accept that the Consideration provided in the Contract is fixed and cannot be amended, save as provided in Article 10 of the Contract. Accordingly, the Parties have agreed to exclude the applicability of the Civil Code and every other provision that would entitle the Contractor to obtain a price review in the Contract in order to construct the Works. Save for art. 10 hereof, the risk related to the events referred to in Article 1664 of the Civil Code (burdensomeness or difficulty in performance: i.e. due to an increase of the cost of works and/or materials, or particular performance difficulties due to geological, hydraulic, etc.) and Article 1467 of the Civil Code is fully and expressly undertaken by the Contractor.

4.5 It is understood that, in the case of delay in payment of at least 30 days, the Principal must pay the Contractor interest on arrears as provided for by Legislative Decree 231/2002.

Article 5 – Representations and warranties of the Contractor

5.1 The Contractor represents and warrants that he has visited the Area, that the same is suitable for the System’s construction in a world class manufacturing way and in compliance with the Technical Specifications and the Applicable Law and has already checked the absence of obstacles of a technical and/or geological and/or hydraulic and/or legal and/or administrative nature with reference to the commencement of the Works. Any and all designs, engineering and project specifications produced and delivered by the Contractor shall be prepared and signed by a duly certified engineer and are appropriate to fully accomplish the purpose of this Contract. Therefore, any approval or acknowledgement by the Principal of the technical designs and documentation shall not release the Contractor from its duties, warranties and liabilities as to the exact delivery of the System and performance of the Works.

5.2 The Contractor represents and warrants that at the time of execution hereof he, also through the Developer, holds a valid Building Permit, accepted STMC and Enel’s comunicazione di conclusione iter autorizzativo in relation to the System and that it is unaware of any facts or circumstances, of any kind whatsoever that might prejudice the formation or validity of any System’s Applicable Permits, or the transfer or registration thereof in favour of the Principal. The Area, object of the final building right agreement regarding the Land Use Rights, are free from any encumbrances or burden and there are no third parties (apart from the lawful owners) who can claim any right in relation to such lands, nor prevent the acquisition by the Principal of the Area free from any encumbrances or burden.

5.3 The Contractor also represents and warrants to the Principal, with reference to the “turn key” nature of this Contract, to be the only Party liable to the Principal concerning the Works’ complete construction in a world class manufacturing way, undertaking, thus, all liability towards the Principal with reference to all the activities whose performance is entrusted to sub-contractors, pursuant to this Contract.

5.4 The Contractor expresses his consent, as of the date hereof, to the assignment and/or pledge in favour of the Financing Entity (or any third parties appointed by the latter) by the Principal of his receivables deriving from this Contract and shall provide his cooperation in the performance of all the formalities and shall provide any further consent, necessary or expedient, required as to the assignment and/or pledge's formation.

5.5 The Contractor guarantees to dedicate to the System, at all times, the adequate number of workers and to timely and completely pay all wages, insurance fees and public charges, social securities, etc. for the workers on the sites.

5.6 There are no impediments, to Contractor's knowledge that could compromise in some way the obtaining of the authorizations for the construction of the grid infrastructure necessary to connect the System to the grid.

Article 6 – The Principal’s duties

6.1 The Principal shall undertake to make available in the construction site the areas necessary to allocate the Contractor's site offices and warehouses as well as to store the materials.

6.2 The obligations of the Principal shall be those that are established in this Contract and those resulting from the Applicable Law, including, in particular, and without prejudice to the Contractor’s obligations under Article 3, the following:

(a)	to timely comply with its payment obligations under this Contract;

(b)	to promptly sign with Enel Distribuzione S.p.A. the Interconnection Agreement for the System, upon being prompted by the Contractor;

(c)	to promptly sign with GSE the Incentive Agreement for the System upon being prompted by the Contractor;

(d)	to promptly sign with the energy company of its choice the PPA upon being prompted by the Contractor;

(e)	to co-operate, in good faith, with the Contractor in relation to the Contractor's performance of this Contract.

Article 7– Works management, Safety Coordination and Costs, Site Rules

7.1 Pursuant to Article 89 of the Legislative Decree 81/2008, the Principal shall appoint a Design Health and Safety Coordinator for the planning phase. The Design Health and Safety Coordinator shall be in charge, during the planning phase, of all the obligations and responsibilities pursuant to the Applicable Laws regarding Health and Safety in the workplace. All the fees and expenses relating to said appointment, including his/her consideration shall be borne by the Principal. Pursuant to Article 89 of Legislative decree 81/2008, the Principal shall also appoint a Construction Health and Safety Coordinator for the Executive Project phase, who shall be in charge of all the obligations and responsibilities pursuant to the Applicable Laws regarding health and safety in the workplace. The Principal, pursuant the Article 89 of Legislative Decree 81/2008, shall delegate to a professional duly qualified the duties of supervision and coordination of the manner and timing of the Works (the “Works Manager”, i.e. the Responsabile dei Lavori). All the fees and expenses relating to the Works Manager  and the  Health and Safety Coordinators, including their considerations, shall be borne by the Principal.

7.2 In order to allow the Contractor to draw up the Piano Operativo di Sicurezza (the POS) the Principal, pursuant to Article 100 Para 1 of the Legislative Decree 81/2008, through the Design Health and Safety Coordinator, must deliver the Piano di Sicurezza e Coordinamento (the PSC) to the Contractor, at least 30 days before the Start of Works. The Contractor shall deliver to the Principal, at least 20 Working Days before the Start of Works the POS, which shall include any integrations related to the specific risks deriving from the execution of the works pursuant to Article 100, Para 1 of the Legislative Decree no. 81/2008 and to the terms set out in Annex 7 thereto. The POS and its amendment are an integral part of this Contract and the Contractor undertakes to comply with them as well as with any statutory provisions and regulations in force, and shall be held directly and autonomously liable in the case of any breach of the same.

7.3 The Works Manager, who in any case shall not have the Principal’s contractual powers of representation, shall supervise the Works to be performed in compliance with the contractual provisions and the law, the terms set out therein and, when the performance is carried out by sub-contractors, he must ensure the coordination between the individual works. In particular, without prejudice to the above, the Works Manager shall be responsible for the following:

(a)	Represent the Principal on site during the performance of this Contract;

(b)
Check compliance with the Project Implementation Schedule and, in the case of delay with reference to the latter, agree upon a new programme aimed at guaranteeing compliance with the dates established for the System’s final delivery;

(c)	Monitor the site;

(d)	Check the effective coordination among the subcontractors, under the Contractor’s liability;

(e)	Draw up the reports relative to the beginning and end of the Works, any suspensions and anything else that might concern the site Works;

(f)	Check the partial and final advance payments;

(g)	Analyse the costs indicated by the Contractor in the case of Discretional Variations;

(h)	Ensure the execution of the Technical Inspection, the Operational Inspection, the Reassessment Tests, and the delivery of the Works;

(i)
Check that the Contractor’s performance of the Works takes place in compliance with all the provisions of this Contract, of the Applicable Law and the Technical Specifications, and in a world class manufacturing way. In particular, the Works Manager shall:

(i)
impart the technical directions required to guarantee the Contractor’s compliance concerning the Works’ performance conditions and, where necessary, formulate the relative remarks and/or objections and propose Variations;

(ii)	validate the Technical Inspection and the Operational Inspection for the Principal’s approval;

(iii)	supply the Contractor with clarification and/or supplementary technical explanations concerning the projects’ specific elements and/or technical descriptions necessary to carry on the Works;

(iv)
order the amendments, which are necessary for technical reasons, related to specific elements of the Works that do not impair the substance and nature of the Works and that do not constitute Discretional Variations;

(v)	approve the drawings prepared by the Contractor with reference to their compliance with the Technical Specifications and the Executive Project approved by the Principal.

7.4 Within 5 (five) Working Days of the Communication of the Executive Project’s approval, the Contractor shall inform the Principal in writing about the Site Manager’s name, who must have the technical expertise and professionalism necessary to perform his appointment according to this Contract. In particular, in order to ensure the correct performance of the Contractor’s obligations under this Contract and the Applicable Law, the Site Manager must:

(a)	cooperate with the Works Manager, the engineer appointed to draw up and sign the Executive Project and with the Health and Safety Coordinators; and

(b)	observe all the requirements and observations imparted by the above persons in the case they spot any inconsistency between the Works and the Applicable Laws.

7.5 Any instruction, request, integration or order from the Works Manager, the Health and Safety Coordinators and/or the Safety Coordinator shall be communicated to the Contractor in writing by means of specific Service Orders which must be progressively numbered and delivered to the Site Manager in two copies, one of which must be returned, duly signed, by the Contractor in receipt thereof. The Contractor shall not be entitled to refuse to perform the orders received, save for his right to draw up, in writing, his own remarks or reservations on signing the Service Orders which must, in any case, take place, on penalty of forfeiture, within 5 (five) Working Days of receipt of the Service Orders.

7.6 The Health and Safety Coordinators, the Works Manager, the Technical Consultant and/or the individuals indicated by the Principal shall be entitled to enter the site, at any time whatsoever, and to carry on the verifications that, at their unquestionable judgement, would be necessary.

7.7 The personnel employed by the Contractor to carry out the Works must be experienced and of a sufficient number in respect of the obligations undertaken by the Contractor. The Principal shall be entitled to require the immediate removal from the site of the personnel’s members who, at his unquestionable judgement, do not offer sufficient guarantees for the timely performance and quality of the Works and/or whose conduct might prejudice the System and its performance. The Contractor’s personnel, operating where the work is carried out, must be equipped with an identity badge.

7.8 The Contractor undertakes to comply with all the obligations derived from the Applicable Law’s provisions regarding labour and social security, including the general, health rules on the work place, the provisions on accident prevention on the work place, the obligatory insurance for accidents in the work place and professional illnesses, social security for involuntary unemployment, invalidity or old age, tuberculosis and other professional illnesses, the protection of workers in the case of a contract with particular reference to the Legislative Decree Law No. 81/2008 and to any other provisions in force or which might arise during the Works aimed at protecting the workers. Furthermore, the Contractor shall grant his personnel an economic and juridical status in compliance with the applicable labour collective agreements, and shall provide, upon the Principal’s written request, suitable documentation constituting evidence of the appropriate economic and juridical status and holding the Principal harmless from any claim raised by his consultants and/or employees.

7.9  Pursuant to Article 26, paragraph 5 of Legislative Decree no. 81/2008, Annex 8 contains specific indications of the costs relating to safety in the Area, which is included in the Consideration, which the Contractor is obliged to draw up with accuracy and precision.

7.10 The Parties agree that the prevailing language for any correspondence between them in relation to the entire execution of this Contract, including correspondence, testings and inspections shall be the English language.

Article 8 – Performance of the Works

8.1 The Contractor shall deliver to the Principal, within 20 (twenty) Working Days of the date on which this Contract is executed, two copies of the Executive Project for the System, one on paper and one using editable software, for the Principal’s approval.

8.2 Within 10 (ten) days from the Executive Project’s delivery date to the Principal, pursuant to Article 8.1 foregoing hereto, the Principal shall provide the Contractor with its consent or remarks and/or proposals for amendment and integration which are necessary in order to bring into line the Executive Project with the Decree Law and the Technical Specifications. The Contractor shall undertake, at its own expense and without this constituting a reason for requesting any variations to the Consideration, to amend the Executive Project in compliance with the Principal’s proposals. The amended/integrated Executive Project shall be delivered to the Principal within the following 10 (ten) Working Days, in order to obtain the Principal’s approval, provided that in the following 10 (ten) days the Principal shall communicate its decision to the Contractor.

8.3 Once the Executive Project has been approved by the Principal, the latter shall provide the Contractor with a written communication (the “Communication of the Executive Project’s Approval”), and the Parties shall meet within 7 (seven) days of the Contractor’s receipt of said communication, in order to proceed with the delivery of the Area to the Contractor. On delivery of the Area, as a condition to allow the Start of Works, the Contractor shall provide the Principal with evidence that it has entered into the insurances provided under Article 15, in accordance with the terms thereof.

8.4 After delivery of the Area, the Contractor shall set up the site and commence the Start of Works for the System.

Article 9 – Completion Date and Delay Liquidated Damages

9.1 The Contractor undertakes to achieve Mechanical Completion and connection of the System to the grid (i.e. Commencement of Operation) within 120 (one hundred and twenty) days of the date Payment Milestone 1 shall be paid in accordance with the Contract (“Completion Date”). The Parties agree that in the case of delay by the Principal in the payment of the invoices in accordance with the terms set out in Article 4.3, provided that the procedure of inspection of the Works set out therein has been complied with, the Completion Date shall be postponed by a period of time equal to the days of delay in the relevant payment, save for any other remedy provided in this Contract.

9.2 In the case of an envisaged delay in respect of the date referred to in Article 9.1, the Contractor shall within 7 (seven) Working Days from the relevant date, deliver to the Principal a written delay recovery plan, specifying the relevant terms and procedures aimed at safeguarding, inasmuch as possible, the punctual achievement of the Completion Date. For the avoidance of doubt the submission of such recovery plan to the Principal shall not relieve the Contractor from any of its obligations under this Contract.

9.3 In the case of failure to comply with the date set forth in Article 9.1, the Principal shall be entitled to apply Delay Liquidated Damages equal to Euro 1.2/kWp (one point two)  per day of delay up to a maximum amount of 5% (five percent) of the Consideration, save for any greater damages and all further compensation in the case of termination pursuant to Article 20.1 (b). The Contractor acknowledges that the above amounts are a genuine pre-estimate of the Principal’s losses in the event of delays in the Completion Date.

9.4 During the first 90 (ninety) days of delay, the Principal shall offset the Delay Liquidated Damages against the Consideration, which shall accordingly be reduced. As from the 91st (ninety-first) day of delay, the Principal shall be entitled to the payment of the Delay Liquidated Damages accrued until such time (i.e., for the avoidance of doubt, during the first 90 days Delay Liquidated Damages). Further Delay Liquidated Damages shall be payable on a monthly basis upon receipt by the Contractor of the Principal’s payment notice.

9.5 Without prejudice to the above, the Principal shall also be entitled (in its absolute discretion) to offset the Delay Liquidated Damages against any monies due, or to become due, to Contractor.

9.6 The payment shall not release the Contractor from its obligation to complete the Works or from any other duty, obligation or responsibility under the Contract.

9.7 In the event that the 2010 Incentive foreseen by the Decree is not awarded to the System, the Contractor shall be liable to grant to Principal a discount equal to the loss of profit discounted to present (“Discount”). The Parties agree that every 1 (one) cent reduction in the tariff shall result in the Consideration being reduced by Euro 100.00 per kWp (one hundred), on a pro-rata basis. The Discount shall become payable by the Contractor 30 days after it becomes clear that the System is not admitted to the 2010 Incentive foreseen by the Decree.

9.8 The Contractor explicitly waives any right to offset the amounts due to the Principal by way of Discount or Delay Liquidated Damages, pursuant to this Article 9, or pursuant to Article 20.1 against any amount that the Contractor might claim against the Principal. The Contractor acknowledges and considers that the Discount and the Delay Liquidated Damages are suitable to the Consideration and the prejudice that each delay might cause the Principal, and waives any claim or action aimed at obtaining a reduction of such Delay Liquidated Damages or Discounts.

Article 10 – Variations

10.1 The Contractor undertakes to perform any Variations to the Works, which are required both for the execution of the Works according to the best quality standards as well as if requested by the Principal.

10.2 In particular, for the purposes of this Contract, the Variations considered shall be the following:

(a)
Variations required for the correct fulfilment of the Works in a world class manufacturing way and in compliance with the Technical Specifications and the Applicable Law, pursuant to Article 1660 of the Civil Code (“Necessary Variations”);

(b)
Variations requested by the Principal during the performance of the Works, or alternatively, proposed by the Contractor and accepted in writing by the Principal and/or the Financing Entity, subject to the favourable opinion of the Technical Consultant (“Discretional Variations”).

10.3 In the case of Necessary Variations, the Contractor shall, if at any time whatsoever whilst the Works are being performed the necessity of any kind of quantitative and/or qualitative amendments concerning the same is found, to immediately inform the Principal in writing, indicating the type of Variations proposed with an indication of the relative quantity, materials and price per unit as well as the construction times required for said intervention. It is understood that no Necessary Variation may be performed without the prior consent to do so by the Principal and the Financing Entity (which shall base its consent on the Technical Consultant’s prior positive opinion). Similarly, in the case of Discretional Variations, the Contractor, with the document proposing the same or within 10 (ten) Working Days in the case that the Variations have been proposed by the Principal, shall send to the Principal and to the Technical Consultant a communication setting out the relative quantity, materials, unit prices, construction times connected with said Variations and the relevant higher costs, if any, provided that in any case no Discretional Variation can be performed without the Principal and Financing Entity’s prior written consent, also with regard to the Variations’ cost.

10.4 It is understood and agreed between the Parties that: (i) the costs related to the Discretional Variations requested by the Principal, once agreed between the Parties in accordance with the above provisions, shall be added to the Consideration and paid according to the terms of Article 4 above; and (ii) the costs related to the Necessary Variations, provided that they do not exceed 4% (four per cent) of the Consideration, shall be entirely borne by the Contractor. The increase in the Consideration possibly due by the Principal shall not exceed an amount equal to the reasonable costs incurred by the Contractor in relation to the System in order to comply with the Applicable Law.

10.5 The determination of the Variation’s value for the purposes of paying for the additional costs and the application of Article 10.4 above, shall take place in compliance with the following criteria:

(a)	on the basis of the unit prices in the “Construction Work Price Information” published by the Chamber of Commerce of Padua;

(b)
the activities that cannot be evaluated according to the above criterion must be agreed on the basis of the market prices applicable to the Works, object of the Contract, as agreed in writing between the Parties.

10.6 In the case of delay of the Works due to the necessity to carry out any Discretional Variations and Necessary Variations due to a change in the Applicable Law, the Parties accept that the Project Implementation Schedule shall be modified in agreement between the Parties. This extension must be at least equal to the period agreed between the Parties to be necessary to perform the Variations.

10.7 The Contractor waives the termination right foreseen by article 1660 of the Civil Code. Furthermore, Article 1661 of the Civil Code shall not apply to the Discretional Variations requested by the Principal.

Article 11 – Force Majeure

11.1 Force Majeure shall imply any unforeseeable event, fact or circumstances which cannot be directly attributed to the Party invoking it, which is impossible to prevent by employing ordinary diligence and such as to make impossible, objectively and absolutely and either totally or partially, the performance of any of the obligations under this Contract, provided that said events, acts, facts or circumstances:

(a)	are outside the control, either direct or indirect, of the Party invoking them;

(b)	could not have been avoided by employing the normal diligence requested by the nature of the activities performed by such Party; and

(c)	have been invoked by the same as Force Majeure events (“Force Majeure”).

11.2 Merely by way of an example, without limitation and on condition that they satisfy the requirements listed in Article 11.1 above, the Parties mutually acknowledge that the following events constitute causes of Force Majeure:

(a)	general and category and national and local strikes (other than the Contractor’s corporate strikes);

(b)	wars or any other hostile acts, including terrorist attacks, revolts, uprisings and other civil disorder;

(c)	blockages or embargoes, even of a financial nature;

(d)
exceptional, adverse natural phenomena, including lightning, whirlwinds, earthquakes, fires, floods, overflows, floods, drought, adverse weather conditions that impede the performance of the Works and which cannot be foreseen on the basis of weather forecast data for the current period, meteorites and volcanic eruptions;

(e)	explosions, radiation and chemical contamination.

11.3 The Contractor acknowledges and accepts that the following events do not constitute Force Majeure:

(a)	non-obtainment, revocation or non-renewal of any permit required to perform the Works and construction of the Systems, for facts attributable to the Contractor; and

(b)	any delays in the delivery of supplies and materials by the suppliers.

11.4 Each Party shall immediately inform the other one, in writing, about the occurrence of a Force Majeure event that shall hinder his obligations and, in any case, within 48 (forty-eight) hours from becoming aware of the same, indicating the possible impact that said event might have upon the Project Implementation Schedule. The Party concerned shall also promptly inform the other one when said Force Majeure cause ceases.  In the case of no or delayed communication as to the existence of the end of a Force Majeure cause, the Party in breach of his obligations shall be liable for the damage sustained by the other Party, which could have been avoided or limited, in the case of the timely receipt of the relevant communication.

11.5 The Contractor acknowledges and accepts that he shall not be entitled to request any increase in the Consideration or different compensation in relation to the Force Majeure event, except for the costs sustained to adopt the measures referred to in Article 11.7. Subject to the Principal and Financing Entity’s approval (which shall employ the Technical Consultant’s positive prior opinion), the terms established in the Project Implementation Schedule for the Works’ performance will be extended, further to the Contractor’s written request, for a period equivalent to the duration of the Force Majeure even and for the time required to put together the Equipment and stores of materials that have eventually been damaged.

11.6 Should the aforementioned Force Majeure events continue, uninterruptedly, for a period of more than 90 (ninety) natural, consecutive days, or for more than 120 (one hundred and twenty) natural, non-consecutive days, as accumulated during the period of time in which this Contract is in force, the Principal shall be entitled to terminate this Contract.

11.7 In any case, the Parties shall use their best endeavours to reduce the consequence of the Force Majeure event and shall do what they can to re-establish normal conditions and mitigate any damages eventually sustained by the other Party.

Article 12 – Inspection of the Works for payment purposes

12.1 Payment Milestone 2 - Technical Inspection – TAC. Once the Mechanical Works are completed, the Contractor shall deliver to the Principal the notice of Mechanical Completion. This notice shall imply the suitability of the System, to be prepared and tested for connection to the national electricity grid except for the physical construction of the connection line to the national electricity grid. Within 10 (ten) Working Days from the Principal having received said communication, the Parties, together with the Works Manager and the Site Manager, as well as the Technical Consultant appointed by the Principal and/or the Financing Entity, shall start the Technical Inspection, in accordance with the procedure provided for in Annex 10, in order to verify that the Works have been carried out in accordance with the Technical Specifications, the Applicable Laws and in a world class manufacturing way. If the Technical Inspection is concluded in a positive way, the Principal shall sign the Technical Acceptance Certificate substantially in the form attached in Annex 11. Should the Technical Inspection not be passed, the Contractor shall remedy any defects found within a reasonable timeframe which shall be agreed by the Parties. Following the signing of the Technical Acceptance Certificate, the Contractor shall be entitled to issue the relevant invoice.

12.2 Payment Milestone 3 - Operational Inspection - PAC. Upon Commencement of Operation the Contractor will issue the Commencement of Operation notice as described in Annex 12 to the Principal. Within the shortest possible delay provided that the System has been continuously producing energy for a minimum period of 5 (five) consecutive calendar days with a maximum interruption of 2 (two) blank hours, the Parties, with the collaboration of the Works Manager and the Site Manager, as well as the Technical Consultant appointed by the Principal and/or the Financing Entity, shall begin the Operational Inspection according to the procedure described in Annex 10, and in the presence of the Technical Consultant. In order to start the Operational Inspection, the Contractor must provide all the technical documentation required by the Principal and the Technical Consultant, the “as built” drawings of the Works, the instruction manuals and system maintenance documents. It is understood that the responsibility for all Operational Inspection activity shall be borne by the Principal. During the Operational Inspection, the Principal shall check if (i) the Works have been carried out in a world class manufacturing way and if (ii) they abide by the Technical Specifications and Applicable Law, and (iii) if the System performs in accordance with the MGPR. Upon receipt of the Technical Consultants’ commissioning report and a satisfactory evaluation by the Principal and the Financing Entity hereof the Principal shall issue the PAC substantially in the form attached in Annex 14 and will attach the commissioning report of the Technical Consultants hereto. Should the Operational Inspection not be passed, the Contractor shall remedy any defects found within a reasonable timeframe which shall be agreed by the Parties. Specifically in case of non compliance of the System with the MGPR the Principal shall grant the Contractor, in writing, a period of no more than 25 (twenty-five) Working Days from the relative communication, within which the Contractor must remedy said defects and/or carry out any necessary action to achieve a positive result of the Operational Inspection. Following the signing of the Provisional Acceptance Certificate, the Contractor shall be entitled to issue the relevant invoice.

If the PAC has been passed with certain minor finish work still pending execution, the Principal shall sign the Provisional Acceptance Certificate, provided that the pending minor finish works (the Punch List Works) are listed in an attached document signed by the Parties (the Punch List), and that a period of up to thirty (30) days, or the different period agreed upon by the Parties on the basis of the general accepted commercial practice, is set therein for completion of the Punch List Works.  Contractor shall use its best efforts to carry on the Punch List Works so as to minimize any interference with the operation of the relevant System and so as to minimize any reduction in performance or availability of the relevant System.

If, at the conclusion of the time period specified in the Punch List, the Punch List Works have not been performed by the Contractor, the Principal, without prejudice to any other rights it may have hereunder in respect of such not completed Punch List Works, shall give notice to the Contractor and the Contractor shall perform such Punch List Works within fifteen (15) days from receipt of the notice.  Should the Contractor fail to do so, the Principal shall be free to perform such works directly or through third parties, and shall have the right to (a) deduct the related direct costs and expenses (duly documented in writing) from the Consideration, or (b) to enforce the Parent Company Guarantee for the amount of said direct costs and expenses.

12.3 Transfer of ownership of the System in favour of the Principal shall occur on issuance of the Provisional Acceptance Certificate.

12.4 On issuance of the Provisional Acceptance Certificate, the Contractor must make the O&M Agreement operative in relation to the accepted System.

12.5 Incentive Acceptance Certificate. The Principal shall issue the IAC as per Annex 15 after having confirmed that all the following conditions have taken place:

(a)	Power Purchase Agreement is in force with reference to the collection of the electrical energy produced by the System;

(b)
Incentive Agreement is entered into with GSE in compliance with the terms foreseen in Article 5, paragraph 4, of the Decree Law, together with all the documents foreseen by the AEEG Resolution 90/07 and the Principal has been informed about the System’s admission to the incentive tariff foreseen by the Decree Law.

12.6 Reassessment Tests. The First Reassessment Test of the MGPR shall be performed, in accordance with the procedure described in Annex 10, 12 (twelve) months after the PAC. The Second Reassessment Test of the MGPR shall be performed 24 (twenty four) months after the PAC.

The Contractor shall notify the Principal when the System is ready to be tested and both Parties will agree a date to carry out the Reassessment Tests for the corresponding annual period (such a date will not be later than the fifteen (15) working days following expiry of the 12 month period following the start of the Warranty Period or the date of the end of the Warranty Period as appropriate).

The First and the Second Reassessment Test of the System shall be subject to the Technical Consultant’s consent.

12.7 Final Acceptance Certificate. The Principal, with the prior written consent of the Technical Adviser and of the Financing Entity, shall issue the Final Acceptance Certificate as per Annex 16 upon the satisfaction of the following conditions,

•	the System has passed successfully the First and Second Reassessment Test and/or any related Performance Liquidated Damages have been paid by the Contractor.

•	the IAC has been issued;

•	agreement with the GSE and the Incentive are in force with reference to the collection of the electrical energy produced by the System;

•	all the obligations related to the regulation of access to the grids have been fulfilled;

•	the O&M guarantee foreseen under the O&M Agreement is in place.

Article 13 – Warranties for Defects and Materials

13.1 The Contractor shall warrant the System’s performances in compliance with the Technical Specifications and the MGPR as foreseen in Annexes 6 and 9 for the period of 24 (twenty four) months after the issue of the PAC. The Contractor shall undertake, in any case, to promptly remedy the System’s lower performance after having received from the Principal a written communication regarding the unsatisfying performance.

13.2 Penalties. If the effective performance ratio disclosed by the PAC test and/or the First Reassessment Test and/or the Second Reassessment Test is less than the MGPR, the Contractor shall pay to the Principal Performance Liquidated Damages equal to Euro 7.5 per kWp (seven point five), per each percentage point which is lower than the value indicated in the MGPR. It is understood that the total amount of Performance Liquidated Damages, shall be no more than 1% (one per cent) of the Consideration. Performance Liquidated Damages shall be payable at the end of the month in which the relevant test was held.

13.3 Without prejudice to the above, the Contractor shall provide the Principal with a guarantee for any defects concerning the Executive Project and the Works in accordance with Article 1667 and 1669 of the Civil Code. The terms of said guarantee will come into force from the date of issuance of the PAC, in accordance with Article 12 above, for a period of 24 (twenty four) months. The terms to give notice with reference to defects are ruled by Articles 1667 and 1669 of the civil code. Accordingly, the Contractor shall during such time:

(a)           replace, repair and/or adjust any defective Equipment;

(b)           guarantee availability of spare parts.

13.4 In addition to the above, the Contractor must also provide the following specific guarantees with regard to the photovoltaic modules:

(a)
Install a guaranteed potential by means of the issue of "flash test" certification of the modules.  The power effectively installed must reach the quantity established in the relative manuals, in compliance with the Technical Specifications. Otherwise, the Contractor shall be obliged to replace the faulty modules and/or install additional modules in order to reach the nominal power as described in Recital D;

(b)
A photovoltaic module efficiency guarantee for a minimum period of twenty years after the issue of the PAC, provided that the cumulative deterioration of the photovoltaic modules does not exceed, for the first 10 (ten) years, 10% (ten percent) and for the first 20 (twenty) years, overall, 20% (twenty percent). The relevant guarantee’s extension in compliance with the terms of the law has already been taken into consideration in calculating the MGPR.

Said guarantees must be accompanied by the modules’ producer’s counter-security, of which the Principal shall be entitled to choose to be the direct beneficiary, since the Contractor shall, in any case, be held jointly liable with said producer.

Article 14 – Assignment, Subcontracting and Sub-supply

14.1 The Contractor shall not be entitled to assign, either totally or partially, the Contract; however, the Contractor may be entitled to subcontract the performance of any portion of the Works to third parties, subject to the Principal’s prior written consent.

14.2 In the case of subcontracting, it is understood that the Contractor shall be totally and unconditionally liable to the Principal with reference to the complete, precise and punctual performance of the Contract, including with reference to the totality of the subcontracted works and the supplies and also with reference to compliance with the provisions relative to remuneration and social security and the Works meeting the requirements established by this Contract.

14.3 In any case, each of the subcontractors shall abide by and comply with the provisions set forth in the PSC and the POS, since the Contractor shall be held directly liable to the Principal in relation to this compliance.

14.4 The Principal shall be entitled to assign this Contract any third company indicated by the Principal, and the Contractor expressly consents as from now to such assignment.

Article 15 – Insurance

15.1 The Contractor, without prejudice to his own responsibilities, shall, at his own total expenses, enter into the following insurance policies with first-class insurance companies, with an S&P rating of no less than A- or equivalent or, in any case, that satisfies the Principal and the Financing Entity, if appointed, and maintain them operative for the entire period in which this Contract is in force. Said insurance policies must be submitted beforehand to the Principal and the Financing Entity, if appointed, for their approval:

(a)	Industrial accidents insurance in favour of the Contractor’s employees and/or any workers who are not the Contractor’s employees;

(b)	employers’ liability, with a minimum limit of no less than Euro 5,000,000.00 per event and 2,000,000.00 per person;

(c)
Insurance to cover third party civil liability, with a minimum limit per event of no less than Euro 5,000,000.00; the Principal and the Financing Entity, albeit maintaining the qualification of “third party”, they must be inserted as “additional party insured” and there must be an explicit clause waiving the party’s insured recovery against the Principal, the Financing Entity and their employees and consultants;

(d)	Insurance to cover professional civil liability, with a minimum limit per event of no less than Euro 2,500,000.00;

(e)
Insurance to cover vehicle civil liability, for all owned vehicles and/or in use, which must be provided with the mandatory insurance policy as foreseen by the Law No. 990/69 and subsequent amendments and integration, for a minimum limit of no less than Euro 5,000,000.00 per accident;

(f)
“All risks Property Damage”, including theft, insurance, to cover all the goods and assets, including the main cabins, equipment and machinery used during the Works’ construction, with the sum insured equivalent to the value incurred by replacing the same.

15.2 The Contractor, without prejudice to his own responsibilities shall, at his own total expenses, enter into the following insurance policies, with first-class insurance companies, with an S&P rating of no less than A- or equivalent or, in any case, which satisfy the Principal and the Financing Entity, if appointed, and maintain them operative for the entire period in which this Contract is in force. Said insurance policies must be submitted beforehand to the Principal and the Financing Entity, if appointed, for their approval:

(a)
E.A.R. “Erection All Risks” policy to cover the damages derived from the damage to total or partial destruction of the Works, which might occur while the Works are carried out. The cover shall also provide for cover for extended maintenance for a period of 24 months, the supply warranty, the section of third party civil liability (including the crossed liability between the participants and the works) and the advanced loss of profit section. The sum insured for the Works shall be equivalent to the Contract’s value, whilst the civil liability upper limit shall be no less than Euro 5,000,000.00 per accident;

(b)
transport policy to cover the material damages and aimed at the assets required to construct the Works, including the advanced loss of profit section. The cover shall run from the place of departure anywhere in the world until arrival care off the site where the works are performed.

15.3 The insurance policies provided under paragraphs 15.1 and 15.2 shall as include the Financing Entity, if appointed, the Principal, and any other subcontractor among the insured parties. The Principal shall be entitled, at his own unquestionable judgement, to enter into other covers or policies in integration of and/or besides those foreseen by this Article 15, simply informing the Contractor of the same beforehand.

15.4 The Contractor acknowledges that the insurance cover referred to in Articles 15.1 and 15.2 may be object of encumbrance in favour of the Financing Entity. In this respect, the Contractor agrees that the Principle, at its discretion, may require that the insurance company issues an endorsement letter in favour of the Financing Entity, for the case that a Financing Entity is appointed. In addition the Contractor agrees to use reasonable endeavours to achieve any requirements of the Financing Entity relating to security over the insurance policies.

15.5 In any case, the amounts exceeding the upper limits and the indemnity limits insured, as well as the amounts corresponding to any type of excess liability relative to any policy shall be charged to the Contractor.

15.6 The Contractor shall be responsible for losses exceeding the insured limits and for policy deductibles. He shall also hold the Principal and the Financing Entity harmless from any claims for compensation for damages, liabilities, costs and expenses derived, directly or indirectly, from events covered by the insurance policies but which, for any reason whatsoever, are not compensated or by events that are not covered by the policies themselves.

15.7 It is understood between the Parties that the Principal shall, in any case, be free to commence legal proceedings against the Contractor to seek compensation of all the eventual and further damages that might result as not being covered by any policy and which can be ascribed to the Contractor by virtue of this Contract.

15.8 The Contractor shall deliver executed copy the aforementioned policies and evidence of the payment of the premiums for the entire duration of the relative period insured promptly after execution of this Contract and in any case within the terms foreseen in Article 8.3 and hereby undertakes not to make any changes to the policies without the Principal’s prior authorisation to do so. The Contractor shall also undertake to check that sub-contractors underwrite, for the entire duration of the Works, suitable insurance cover in compliance with Articles 15.1 and 15.2 above, charged to the Contractor himself.

Article 16 – Performance Suspension

16.1 The Principal, by means of the Works Manager, shall be entitled to suspend the Contract, either totally or partially, at any time whatsoever and on more than one occasion, by providing the Contractor with written communication of the suspension sent by registered mail with return receipt. Said suspension cannot, in any case, exceed, as a whole, the overall duration of 45 (forty-five) calendar days.

16.2 The Contractor shall be entitled to receive a refund for the costs and expenses sustained due to suspension, which shall be provisionally defined (in order to permit continuation of the Works) by the Works Manager, except for the Parties being entitled to object the Works Manager’s decision pursuant to Article 24.  The Parties shall undertake, in any case, to provisionally apply the Works Manager’s decision.

16.3 In the case of suspension arising pursuant to this Article, the Parties have accepted that the Project Implementation Schedule may be amended in agreement between the Parties. This extension must be at least equal to the period of suspension.

Article 17 - Unilateral Termination by the Principal

17.1 The Principal shall be entitled, at any time whatsoever, to unilaterally terminate the Contract, informing the Contractor by means of notice sent by registered mail with return receipt.

17.2 In the case of the Principal’s exercising the unilateral termination right referred to in the previous paragraph and save for Article 17.4 here below, the Principal shall pay the Contractor, in addition to the Consideration for the Works, performed up until that time, an indemnity equal to 10% (ten per cent) of the value of the outstanding Works.

17.3 The Contractor shall withhold any advance payment on the Consideration made by the Principal in compliance with the Payment Milestones, save for the Contractor’s right to claim payment of any further amounts due to the Contractor for all the Works that have been carried out until receipt of the termination notice.

17.4 The Principal shall be entitled to terminate the Contract pursuant to the above, should the Applicable Law change or should a Force Majeure event occur which renders the construction of the System impossible and leads to the revocation of any Applicable Permit. However, in this case and in derogation to what has been foreseen in Article 17.2, the Contractor shall only be entitled to payment of the consideration due for the Works carried out until the delivery of the termination notice, excluding any indemnity for the part of the Works that have not been performed.

17.5 Should the Principal terminate the Contract, it shall promptly return the Parent Company Guarantee to the Contractor.

Article 18 – Termination attributable to the Contractor

18.1 The Principal shall be entitled to terminate the Contract pursuant to Article 1456 of the Civil Code (clausola risolutiva espressa), by giving notice to the Contractor no later than 30 (thirty) calendar days of the Principal becoming aware of any of the following circumstances:

(a)
non-delivery of the Parent Company Guarantee and all the insurance policies to the Principal within the terms foreseen in Article 15 of this Contract and in compliance with the condition foreseen therein, or the Contractor’s breach of its obligation of maintaining the Parent Company Guarantee and the insurance policies in force, at its own expense, in compliance with the terms and conditions foreseen in this Contract;

(b)	any of the representations or warranties provided in Article 5 is imprecise, untrue or misleading;

(c)	the Building Permit, the STMC, and any other Applicable Permit already obtained are not transferred to the Principal pursuant to art. 4.2.(a);

(d)	cancellation or revocation of a Building Permit, STMC, or any Applicable Permit for reasons attributable to the Contractor;

(e)	the circumstances provided under Article 11.6 occur;

(f)	non-admission to the 2010 Incentive or in any case non entry into force of the Incentive Agreement;

(g)	the Contractor has exceeded the maximum limit of Liquidated Damages and/or Penalties foreseen pursuant to Articles 9 and 13;

(h)	failure to pass the Operational Inspection and consequent non-issue of the PAC;

(i)	failure to release the Warranty Bond upon issuance of the PAC

(j)	failure to pass the Reassessment Tests;

(k)	failure to satisfy the condition in Article 12.7 and consequent non-issue of the FAC within 24 months from the issuance of the PAC

18.2 The Principal shall be entitled to send the Contractor notice to perform within the terms of no less than 30 (thirty) calendar days from receipt of the relevant notice (or any longer terms that are considered to be appropriate by the Principal in relation to the circumstances), pursuant to Article 1454 of the Civil Code in all events of the Contractor’s breach, other than those referred to in Article 18.1 above, of his obligations, pursuant to this Contract.  Should the Contractor not perform within such terms, the Principal shall be entitled to declare the Contract terminated.

18.3 The Contract shall be terminated pursuant to Article 81 of the Italian Bankruptcy Law (R.D. 267/1942 as amended and/or integrated from time to time), if the Contractor becomes bankrupt or insolvent, goes into liquidation, has a receiving or administration order made against it, compounds with its creditors, or carries on business under a receiver, trustee or manager for the benefit of his creditors, or if any act is done or event occurs which (under Applicable Law) has a similar effect to any of these act or events, unless the Principal consents to continuation of the Contract.

Article 19 - Termination attributable to the Principal

19.1 In the case of the Principal’s breach of its obligations pursuant to this Contract, the Contractor shall be entitled to send the Principal and the Financing Entity, if appointed, notice to perform within the terms of 30 (thirty) calendar days of receipt of such notice, pursuant to Article 1454 of the Civil Code. The Contractor acknowledges and accepts that termination of the Contract due to facts attributable to the Principal cannot, in any case whatsoever, be declared or requested unless notice demanding performance is sent to the Principal, with the Financing Entity in copy, pursuant to this Article.

19.2 The Contract shall be terminated pursuant to Article 81 of the Italian Bankruptcy Law (R.D. 267/1942 as amended and/or integrated from time to time), if the Principal becomes bankrupt or insolvent, goes in liquidation, has a receiving or administration order made against it, compounds with its creditors, or carries on business under a receiver, trustee or manager for the benefit of his creditors, or if any act is done or event occurs which (under Applicable Law) has a similar effect to any of these act or events, unless the Contractor consents to continuation of the Contract.

Article 20 – Termination Consequences

20.1 In the case of termination of the Contract attributable to the Contractor, in any of the events foreseen by the Applicable Law or by this Contract, the Principal shall be entitled to receive from the Contractor, save for any further damages, payment of a termination penalty equal to 10% (ten percent) of the value of the remaining Works, to be determined in the value of the Consideration less the amounts of the Payment Milestones become due on the time of termination. The Principal shall also be entitled to receive from the Contractor the refund of the amounts corresponding to the balance of the payments which have not been up to that time allocated to the subsequent Works.

Without prejudice to the above, the Principal shall also be entitled to:

(a)	prepare a report of completed Works setting forth the value thereof, in which case, upon termination, without prejudice to any provisions of this Contract, the Principal shall have the right to:

i.	keep the completed Works, in which case the Contractor shall promptly abandon the Area and transfer the ownership of any completed Works if not already transferred; or alternatively,

ii.
reject the Works, in which case the Contractor shall dismantle the Works bearing the relevant costs and expenses and return to the Principal any payment of the Consideration received, plus interest in accordance with Article 1224 of the Italian Civil Code.

(b)
quantify the amount of any and all penalties, Delay Liquidated Damages, Discounts, etc, owed by the Contractor to the Principal, in which case the Principal shall prepare a statement of amounts due to the Principal less any amounts due to the Contractor under this Contract; the statement of amounts outstanding shall be sent to the Contractor which shall send its observations to the Principal within ten (10) days. Failure to send observations within such ten-day period shall be deemed consent to the statement of amounts due to the Principal. Payment of the amounts indicated in the previous paragraph shall be made within 7 (seven) calendar days of receipt of the above-mentioned statement, and the Principal shall be entitled to enforce the Parent Company Guarantee and/or the Warranty Bond to recover any such amounts. In the event that the Contractor disputes the statement of the Principal within ten (10) days, and the Parties fail to reach an amicable settlement, the dispute shall be settled in accordance with Article 24 hereof. As soon as Contractor pays the amount due, Principal shall return the Parent Company Guarantee and the Warranty Bond. On the contrary, where Contractor fails to pay the amount due pursuant to the above statement, Principal shall be entitled to enforce the Parent Company Guarantee and/or the Warranty Bond;

(c)
have the Area vacated by the Contractor, at his own expenses, from all the material, equipment and machinery belonging to him and from any rubble, debris and rubbish within 15 (fifteen) days of termination.

20.2 In the case of termination attributable to the Principal, the Principal shall take definitive delivery of the Works that have been constructd up to the time of termination and the Contractor shall be entitled to withhold any payment made by the Principal in compliance with the Payment Milestones pursuant to Article 4, save for the Contractor’s right to claim  payment of any further amounts due to the Contractor for all the Works that have been carried out until receipt of the termination notice and for any further damages. On the Principal’s request, the Contractor shall vacate the Area and the site from all the materials, equipment and machinery that belongs to him at the Principal’s expenses and provide for the removal of any rubble, debris and rubbish.

20.3 Without prejudice to the above, in the case of termination due to failure by the Principal to perform its payment obligations pursuant to Article 4, provided that the Contractor has fulfilled all its obligations under this Contract,  the Contractor or any third party indicated by the Contractor shall be entitled to be transferred, by way of a line of business transfer, the Applicable Permits and the Building Right and to keep the Works, by paying to the Principal an amount equal to the percentage of the Consideration already paid by the Principal, upon deduction of an amount equal to Euro 400.00 per kWp (four hundred). It is understood that the in the case of exercise of such right the Contractor shall not be entitled to any other claim towards the Principal and hereby waives any such claim. It is understood that should a Financing Entity have been appointed at the time of termination, this Article 20.3 shall not be applicable.

20.4 Furthermore, in the event of termination attributable to the Principal, the Principal shall immediately return to the Contractor the Parent Company Guarantee and the Warranty Bond.

Article 21 – Confidentiality Obligation

21.1 Each Party declares that:

(a)
the Confidential Information, in any form in which it comes to the knowledge of the Parties, shall not be disclosed, in any case whatsoever, either totally or partially, to any third parties except where, further to termination of the Contract, the Contractor shall have to be replaced with another individual or entity in order to complete the System, in which case the Confidential Information may be disclosed to the individual appointed to the complete the Works object of this Contract;

(b)
said Confidential Information shall not be used for any purposes that is not solely and exclusively related to (i) the performance of this Contract or (ii) the drafting of a prospectus addressed to a fund of the System.

21.2 The Confidential Information may only be disclosed to the Parties' shareholders, the directors, executives, employees or consultants employed by the Party receiving the Confidential Information, and the Technical Consultant and the Financing Entity.

21.3 Neither of the Parties shall be entitled to make any declarations or announcements to third parties, the press or, in general, to the media, in relation to the Contract, without having received the other Party’s prior, written authorisation, with the exception of the disclosure required by the Applicable Law or by the law applicable to the Principal or to the Principal’s group.

21.4 The provisions contained in this Article 21 shall be effective from the date on which this Contract is entered into or from the date of the first communication of said Confidential Information and shall remain in force even after expiry of this Contract.

Article 22 – Miscellaneous

22.1 This Contract cannot be amended or integrated, in any way whatsoever, unless by means of a written agreement between the Parties.

22.2 The Contractor is aware that the Financing represents a priority for the Principal and represents that the project (including both the EPC and O&M Agreement) is at the time of execution technically and legally bankable. In particular, the Contractor is aware that the Financing Entity may require: (i) a Warranty Bond after PAC, in the form of an autonomous and first demand insurance bond covering 15% (fifteen per cent) of the Consideration; (ii) cross default clauses in the event that the Financing covers more than one EPC contract. The Contractor shall encounter such expectations, provided that they are reasonable and substantially in line with the banking standards practiced at the date of execution hereof. In addition, the Contractor shall provide all good faith cooperation as to obtain the Financing in the case that banking standards practiced at the time Financing is negotiated are substantially different from banking standards practiced at the date of execution hereof.

22.3 The Parties declare that in the future they are willing to enter into other EPC contracts in relation to other plants (“New Contracts”) and agree that the New Contracts shall be regulated, mutatis mutandis, in accordance with the terms and conditions of this Contract, save as otherwise agreed.

22.4 The Principal shall promptly refund to the Contractor any amount reimbursed  by ENEL to the Principal in relation to the infrastructure works carried out by the Contractor outside the Area to connect the System to the grid.

22.5 In the case that any provision contained in this Contract is declared invalid on the basis of the Applicable Law by a judge or a board of arbitration, this shall not entail the entire Contract being void, it being understood that the Parties shall promptly meet in order to replace the invalid provision with another one which respects, as much as possible, its meaning.

22.6 The Contractor shall not assign the receivables derived from this Contract to any third parties without the Principal’s prior written consent, it being understood that the term, “third parties”, also implies the companies belonging to the same group as the Contractor.

22.7 Any communication requested or consented in relation to this Contract must be made in writing and must be (i) delivered by hand, (ii) sent by  registered mail with return receipt, or (iii) sent by fax.  Any communication shall be considered as having been received (i) if delivered by hand, on its delivery to the addressee Party, (ii) if sent by registered mail with return receipt, on the date indicated in said notice, and (iii) if sent by fax, on receipt of confirmation of sending provided by the fax transmitting it. All communications shall be sent to the following addresses:

- if addressed to the Principal:

Ellomay PV One Srl
Address: Galleria Borromeo, 3, 35137, Padova (Italy)
Fax no:
Ranf@ellomay.com: eranz@ellomay.com or any other address, also of third companies, that may be indicated from time to time by the Principal.

- if addressed to the Contractor:

Ecoware S.p.A.
Address:	Via Nona Strada, 9, I-35129 Padua, Italy
Attention:	Ing. Leopoldo Franceschini
Fax no.:	+39 049 738 76 38
E-mail:	L.Franceschini@ecoware.eu, I.Bovo@ecoware.eu

22.8 The risk related to the event referred to in Article 1664 of the Civil Code has been fully and knowingly undertaken by the Contractor. The risk relative to the event referred to in Articles 1660 and following of the Civil Code shall be attributed to the Contractor within the limits agreed in Article 10 of the Contract.

Article 23 - Technical Consultant

23.1 The Technical Consultant shall act in the interests of the successful outcome of the System in his capacity of technical adviser in the exclusive interests of the Principal and/or the Financing Entity. The Technical Consultant shall have access to the Works, the Area the project documentation and the one relating to the Works’ performance.

23.2 The Technical Consultant shall be entitled to employ third parties to perform his duties provided that, in this instance, he shall procure that said employees comply with the rules in force on site and given by the Contractor or Works Manager.

Article 24 – Technical Dispute and Arbitration

24.1 The Parties undertake to amicably resolve any dispute arising out of or in connection with the interpretation, validity, performance and termination of this Contract.

24.2 In case of any technical dispute between the Parties in any matter relating inter alia to the achievement of a Payment Milestone, the extension of the Project Implementation Schedule, the Commencement of Operation (entrata in esercizio), the Technical Inspection, Operational Inspection, the First Reassessment Test and the Second Reassessment Test, the Variation procedure or any change in Applicable Law, the Parties can mutually agree to request the appointment of a technical expert (the "Expert") to settle the dispute. The proposal for the appointment of the Expert shall state in detail the technical question and include a list of at least three persons proposed for the appointment as Expert. The Parties agree to meet and discuss on the appointment of the Expert during the following ten (10) Working Days after receipt of the request. In the case that the Expert is not appointed by the Parties within fifteen (15) Working Days after the request, the Expert shall be appointed by the Chairman of the bar of the Engineers of Milan (Ordine degli Ingegneri di Milano) upon request of either Party. The Expert shall finally determine the technical matter in accordance with the provisions of this Contract, acting as arbitrator pursuant to Article 1349 of the Italian Civil Code. The Expert shall deliver its determination to the Parties in writing, including an explanation of the underlying reasons, within thirty (30) calendar days after the acceptance of the mandate. The Expert's determination shall (in the absence of patent error or unfairness) be final and binding upon the Parties. The costs of the determination, including fees and expenses of the Expert, shall be borne as determined by the Expert.

24.3 Without prejudice to Article 24.2 above, in all the other cases where an amicable solution to the disputes cannot be reached, the settlement of said disputes shall be referred to a Board of Arbitration formed of 3 (three) arbitrators, 1 (one) of whom who shall act as the President, in accordance with the National Arbitration Chamber of Milan’s Rules of International Arbitration, which the Parties have declared that they are aware of and fully accept.

24.4 The Board, which shall sit in Milan, shall decide under the procedure and law within 4 (four) months of it being formed. The award shall become immediately enforceable. The award’s registration costs shall be borne by the unprevailing Party.

*** *** ***

Signed by

on this date [●] 4/3/2010	on this date [●]
/s/ Ran Fridrich	/s/ Leopoldo Franceschini
_____________________________	_____________________________
Mr. Ran Fridrich\	Ing. Leopoldo Franceschini
The Principal, Ellomay PV One S.r.l.	The Contractor, Ecoware S.p.A.

DEVELOPER’S ENDORSEMENT

The Developer hereby endorses this Contract and in so doing undertakes to cooperate with the Parties hereto and support the Contractor to ensure the proper performance of this Contract in relation to the transfer of the Building Permit, STMC and of the Land Use Rights.

/s/ Novaltek Servizi S.r.l.
_____________________________

Ing. Giuseppe Politi

The Developer, Novaltek Servizi S.r.l.

Annexes

Annex 1:	Executed Land Rights Contract
Annex 2:	Area Map
Annex 3:	Equipment
Annex 4:	Definitive Project
Annex 5:	Parent Company Guarantee
Annex 6:	Technical Specifications
Annex 7:	Project Implementation Schedule
Annex 8:	Safety Costs
Annex 9:	Minimum Guaranteed Performance Ratio
Annex 10:	Testing Procedures
Annex 11:	Technical Acceptance Certificate model
Annex 12:	Commencement of Operation notice model
Annex 13:	Statement on estimate of Connection of Plant
Annex 14:	Provisional Acceptance Certificate model
Annex 15:	Incentive Acceptance Certificate model
Annex 16:	Final Acceptance Certificate model
Annex 17:	Model of O&M Agreement
Annex 18:	Option Agreement

Annex 1 [Land Rights Contract]

[Translated from Italian]

Inventory no. 41.573	Register number 15.248

LAND RIGHT CONTRACT IN RELATION TO THE CONSTRUCTION AND OPERATION
OF A PHOTOVOLTAIC PLANT

ITALIAN REPUBLIC

Year two thousand and ten, twenty seventh day of January

27th of January 2010

In Fano, in my office located in Bruno Buozzi Avenue no.33.

Before me, Ms. ANNUNZIATA MORICO, Notary in Fano, registered on the Pesaro and Urbino Register of Notaries have personally appeared Mr. and Ms.

DEL BIANCO CARLO, born in Cingoli, on 2nd July 1952, Fiscal Code. DLB CRL 52L02 C704N,
LAMPA MARIA TERESA, born in Filottrano, on 18th April 1959, Fiscal Code LMP MTR 59D58 D597B,

Both residing in Cingoli, Frazione Cervidone no. 39, married with communion of assets, hereinafter referred to as the "Grantors";

CESARIN FRANCESCO, born in Piove di Sacco on 20th October 1973, resident in Correzzola in Via Vanezza No 21, Fiscal Code CSR FNC 73R20 G693W, who attends not on his own behalf, but on behalf the limited liability company with sole shareholder "SUNEX 3 S.R.L.", with registered offices in Padua,  Zona Industriale, in Via Nona Strada n.9, share capital Euro 10.000 (ten thousand) fully paid-up, registered at the Companies Registration Office of Padua, with tax code number, VAT registration number and business identification number  06085820964,

Duly appointed as attested by the power of attorney authenticated by Mr. Giorgio Fassanelli, Notary in Padua, on 25th January 2010, index number 73660, that the attorney declares is valid and has not been revoked and that the original is enclosed hereto under the letter "A", hereinafter also referred to as the "Grantee".

The persons before me, whose personal identity, qualification and authorisation for signature I, the notary, am certain,  request that I receive this deed with which the parties agree and conclude as follows.

Art. 1- Definitions

Unless otherwise specified, the definitions reported herebelow will have the meaning attributed to them as follows, independently of the singular or plural use:

"Authorisations": any concession, authorisation, licence and / or nulla osta required to proceed with the construction, operation and maintenance of the plant, including all the concessions and necessary agreements with the National Agency for Energy or any another company, and the GSE (Power Supply Company) for the sale of the energy produced by the Plant;

"Rental Fees": the amount indicated in art. 5. A;

"Final Contract": the present final land right contract signed by the Parties;

"Consideration": the Rental Fees plus the Indemnity for Damages;

"Land Right": the Land Right constituted in favour of the Grantee with the present Final Contract;

"Financing": the credit line and more generally the financing granted by the Financing Entity to the Grantee or to any other entity indicated by the latter appointed in accordance with the modalities agreed between them which is required for the construction, testing, operation, management and maintenance of the Plant;

"Financing Entity": the company or the companies and/or the private and / or public institutes that grant the financing;

"GSE": Provider of the electric services - GSE Inc.;

"Plant": the photovoltaic Plant to be realised, including the accessories which, by way of example include the transformer station, the  long-distance overhead power lines and the underground power lines ;

"Indemnity for Damages ": the amount indicated in art. 5. E;

"Plot": the land identified by the Grantee on which the Plant will be built and managed, registered on the Land Register of the Municipality of Cingoli on Sheet 6 with the Maps 81-34 7-34 9-351-353-3 55 of Ha. 02.4 4.66, with R.D. Euro 90,09 and R.A. Euro 133,57.

Art.2- Object of the contract

A. Mr. DEL BIANCO CARLO grants  the Grantee, who accepts and purchases the right to build and operate, in accordance with art. 952 of the Civil Code  the terms and conditions set out in this contract and  the authorisations, the Plant  on the Plot located in the town of Cingoli, which remains in his ownership, identified and registered as follows:

- Agricultural land, in one sole  plot, total surface area equal to one hectare, thirty eight acres and seventy one centiares (Ha. 01.38.71), included in the "normal agricultural" zone, according to the current town planning regulations.

Registered on the Land Register of the Cingoli Municipality on Sheet 6 with the Maps:

- 81 of Ha. 00.90.40;

- 347 (ex-63/b) of Ha. 00.33.80;

- 355 (ex-64/th) of Ha. 00.14.51;

With a  total Ha surface of  01.38.71, land revenue Euro 54.36 and agricultural revenue Euro 77.18.

Borders: as described in the following letter B), other properties owned by the grantor from several sides, save others.

With the purposes of  cadastral continuity and transcriptions it is specified that the cadastral details of the divided parcels derive from subdivision no. 243584.1/2009 submitted to the qualified Territory Agency on 30th November 2009, Protocol no. MC0243584.

This land was purchased with a sales deed received by Mr. Gino Picchietti, Notary in Jesi, on 10 December 1975, index number 79906, recorded in Jesi on 28th December 1975 at No. 1802 and registered in Macerata on 30th December 1975 under no. 7678 on the Special Register .

B. Mr. DEL BIANCO CARLO and Ms. LAMPA MARIA TERESA, each for their own undivided rights of ownership in communion of assets , grant to the Grantee, who accepts and purchases, the right to build and operate, in accordance with art. 952 of the Civil Code, at the terms and conditions set out in this contract and in the authorisations, the Plant on the Plot located in the town of Cingoli, which remains in his ownership, identified and registered as follows:

- agricultural land, in one plot, total surface area of one hectare, six acres and twenty five centiares (Ha. 01.06.25), included in the "normal agricultural" zone, according to the current town planning regulations.

Registered on the Land Register of the Municipality of Cingoli on Sheet 6 with the Maps:

- 349 (ex-88/b) of Ha. 00.29.29;

- 351 (ex-83/b) of Ha. 00.74.75;

- 353 (ex-111/b) of Ha. 00.02.21;

With a total Ha surface. 01.06.25, with R.D. Euro 35.19 and R.A. Euro 56.39.

Borders: as described in the previous letter A), owned by  Del Bianco Carlo, other property owned by  both grantors.

With the purposes of cadastral continuity and transcriptions it is specified that the cadastral data of the divided parcels derive from the above-mentioned subdivision no. 243584.1/2009..

Such land was purchased by the Grantors as per Map 349 from the sales deed received by Mr.Pier Luigi Ginesi Notary in Cingoli on 7th January ì 1986, index number 20744, registered in Macerata on January  17th 1986 as No. 511 and transcribed in Macerata on 17th January 1986 as  No. 650 on the specific register; as to Map 351 from the sales deed received by Mr. Gianferro Pacifico, Notary in Macerata, on 20th November 2007, index No 85659 transcribed in Macerata on 10 December 2007 to No 12130 specific register.; as to Map 353 in view of the sale deed received by Mr. Pier Luigi Ginesi, Notary in Cingoli, on 9 March 1996, index number 37050, transcribed in Macerata on 12th March 1996 as No. 1867 on the specific register. -

C. The Grantors  are aware of the technical characteristics of the Plant and declare that they have been informed of how the Plant itself shall be operated and of the operative standards normally required to manage such Plants.

The Plant will be realised and operated on the Plot and will include all the long-distance power lines and telephone lines which are necessary for, among other things, the connection of the Plant to the conversion groups and to the transformers as well as  the connection point to the Provider’s network of the national electricity grid, and also the related stations and the measurement groups , as well as other technical devices if necessary.

The Parties expressly agree that the Grantee will have the right to determine, at its own discretion,  access and the most opportune management, also from an economic point of view, of the underground line of wires and will be allowed to protect the Plant permanently with fencing.

D. The Grantors, Mr. DI BIANCO CARLO, in relation to the part of the Plot according to art. 2 letter A), and both Grantors, Mr. DEL BIANCO CARLO and Ms. LAMPA MARIA TERESA, in relation to the part of the Plot according to art. 2 letter B) declare and guarantee:

(a) that they are the exclusive owners of the Plot, as specified above;

(b) that they are freely able to dispose of it;

(c) that the Plot is free of bond constraints, charges, easement, mortgages, privileges and / or taxes in any way able to bind or  jeopardise the construction, the testing, the putting into service as well as the management and the maintenance of the Plant; it is not the object of any proceedings of a civil, administrative or criminal nature nor are there any judicial, executive or conservative measures in force that could jeopardise either wholly or in part the sole and exclusive ownership or possession of the Plot with the purpose of carrying out the project. There are no circumstances that could limit or jeopardise the construction, the testing, the putting into service or the management and the maintenance of the Plant; it is not the object of a loan for use agreement, rent or tenant farming agreement; it is free of constructions, buildings, trees and plantations that could obstruct the construction and the functioning of the Plant (here included, by way of example only, any object that can darken the solar light panel of the Plant) and the activities carried out have always been realised in accordance with law and rules both at a national and a  European level, with particular reference to the environmental and landscape provisions; the Grantors declare that an aqueduct easement  in favour of  government property belonging to the Marche Region exists, as reported on the original Map 83 on Sheet 6, as constituted with a certified deed signed by Mr. Claudio Alessandrini Calisti, ex Notary in Macerata, dated 25th June 1987, index number 39887, transcribed in Macerata on 6th July 1987 as No. 5089 on the special registry, but the same is of no interest to Map 351 deriving from Map 83 and object of this deed;

(d) that they are  well aware of the use to which the Plot  is destined and that they approve it without reserve or any exception and also  declare and guarantee that the Plot and the subsoil (as is visible and to their knowledge) is free of piping,  sluices or any other equipment which is  generally incompatible  or even only prejudicial or limitative to the use for which 1it will be destined.

Art. 3 - Delivery of the Plot

A.  The Grantee shall start the construction works for  the Plant, in the manner and in the terms that they consider to be the most appropriate for its own organizational and production demands.

Legal possession and material availability of the Plot is delivered on this day in favour of the Grantee, for all the useful and onerous effects.

B. At the date of the start of works the Plot will be free from any cultivations, plantations and/or trees that could obstruct the construction and / or the function of the Plant, it being understood that  the Grantee will be able to proceed, at its own discretion, with the removal of  above-mentioned if necessary.

C. It remains understood that no other indemnity or compensation shall be due other than the indemnity for damages provided in art. 5.E for the restoration or compensation of damages to cultivations, plantations and / or trees located on the Plot, which are destroyed, damaged, removed or cut off by the Grantee to allow the construction and / or the function of the Plant.

D. The Grantee discharges and exonerates the Grantors from any civil and criminal liability for damages to third parties (persons and / or things) of any title that may arise from the construction of the Plant and from its subsequent operation and maintenance.

Art. 4 - Ownership, rights and easements

A. The Parties declare that the Plant as well as any other assets that the Grantee holds on the Plot shall remain ownership of the latter and shall not become part of the Plot.

B. The Grantors accept that the Plant as well as all the Grantee’s assets  that the latter may place on the Plot may be the object of a guarantee in favour of a Financing Entity or third parties. Vice versa, the Grantors undertake, for the whole duration of this contract, to maintain the Plot free from bonds, constraints, charges, easements, mortgages, privileges and/or taxes of any kind.

C. The Grantors undertake to grant and to constitute on other lands that they own and which are adjacent to the Plot, easements for long-distance power lines, cable ducts, overground power lines (and also underground lines), access and passage by all means, including mechanical, as well as any other charge, burden or easement that may be required to operate and maintain the Plant. For this purpose, the Grantors undertake to attend to and execute any authenticated document or deed required in order to allow the regular constitution of any such easements and the related deed shall be transcribed at the relevant Registry at the Grantee’s expense.

Art. 5 - Consideration

A. For all legal purposes the Parties declare, in lieu of affidavit, in accordance with Presidential Decree no. 445/2000 and made aware by myself, the Notary, of the criminal liabilities in case of false declaration, as well as aware of the powers of verification of the Financial Administration and of the applicable administrative sanctions in case of omitted, incomplete or false indication of data, as follows:

- the Grantee, as compensation for the concession of the building lease, undertakes to pay  the Grantors, according to the methods and the terms indicated hereafter, for the whole duration of the building contract, an annual Rental fee equal to Euro 2500.00 (two thousand five hundred and zero zero) per hectare of the Plot, and therefore for an annual total of Euro 6124.00 (six thousand one hundred and twenty-four  zero zero) as agreed.

B. The Parties establish that the Rental fee will have to be paid to the Grantors in a single anticipated instalment by 1st December of each year in the following way:

-  Euro 3467.75 (three thousand four hundred and sixty-seven point seventy-five) in favour of Mr. CARLO DEL BIANCO, by means of bank transfer to current account no .03 / 01/54621 opened at the Filottrano Credit Bank, (IBAN IT22A0854968860000030154621), as indicated by the grantor;

- Euro 2656.25 (two thousand six hundred and fifty-six point twenty-five) in favour of Mr. DEL BIANCO CARLO and Ms. LAMPA MARIA TERESA by means of bank transfer to current account No. 03/01/54621 opened at the Filottrano Credit Bank, (IBAN IT22A0854968860000030154621), as indicated by the Grantors.

C. The Rental Fee will be reassessed each year according to the percentage of 100% (hundred percent) of the ISTAT index of the consumer prices of the families of workers and employees, with reference to the stipulated month.

For the current year of the signature date of this present building contract, the Rental Fee to be paid for the period between the date of signature of this document and December 31st is equal to Euro 6124.00 (six thousand one hundred and twenty-four point zero zero) that the Grantee undertakes to pay within and no later than ten days after signing this Contract via a bank transfer according to the following:

- Euro 3467.75 (three thousand four hundred and sixty-seven point sixty-five) in favour of Mr. DEL BIANCO CARLO via bank transfer to current account no. 03 / 01/54621 opened at the Filottrano Credit Bank, (IBAN IT22A0854968860000030154621), as indicated by the grantor;

- Euro 2656.25 (two thousand six hundred and fifty–six point twenty-five) in favour of Mr. DEL BIANCO CARLO and Ms. LAMPA MARIA TERESA via a bank transfer to current account No. 03/01/54 621 opened at the Filottrano Credit Bank, (IBAN IT22A0854968860000030154621), as indicated by the Grantors.

The Parties expressly agree that the bank documentation on which the bank transfer shall be shown, shall be considered as proof with full effect of the completed payment of the compensation for the Rental fee.

The grantors expressly renounce the registration of the legal mortgage, expressly exonerating the competent conservative of the Land Registry from any liability.

D. The Parties recognise that the realisation of the Plant will inevitably compromise the fertility of the Plot. Therefore the Grantee corresponds to the Grantors, by way of compensation damages, the flat rate sum determined in total as Euro 25,720.80 (twenty-five thousand seven hundred and twenty point eighty).

Such sum is paid on today’s date in one single solution payment in the following way:

- Euro 14,564.55 (fourteen thousand five hundred and sixty-four point fifty-five) in favour of Mr. DEL BIANCO CARLO via bank transfer to current account no. 03 / 01/54621 opened at the Filottrano Credit Bank, (IBAN IT22A0854968860000030154621), as indicated by the grantor;

 -   Euro 11,156.25 (eleven thousand one hundred and fifty–six point twenty-five) in favour of Mr. DEL BIANCO CARLO and Ms. LAMPA MARIA TERESA, by means of bank transfer to current account no. 03 / 01/54621 opened at the Filottrano Credit Bank, (IBAN IT22A0854968860000030154621).

E. The compensation is understood to be an all inclusive amount, including the right of the Grantees to the constitution of the easement as indicated in art. 4. C, except for the right of the Grantors to the compensation provided by the laws regarding Telephone Easement and of Long-distance power lines, while the grantors have no right to obtain further amounts.

It is understood that each tax, fee, contribution, expense and other charges pertaining to the property of the area of the Plot, when due, will be the responsibility of the Grantors.

The amounts mentioned above are understood as negotiated even in relation to possible modifications of the regulating plan, for which the Grantors will not have the right to obtain any increase in the Rental fee or any compensation indemnity.

The present constitution of the building lease has been concluded without any mediation expense in accordance with article no. 1754 from the Civil code.

Art. 6 - Obligations of the grantors

A. The Grantors do not have the right to make any modification or works on the Plot, or on the neighbouring lands of which they may be in possession that are theoretically fit to reduce the power and the efficiency  of the Plant, unless such modifications or works are authorised beforehand in writing by the Grantee.

The Grantors particularly undertake:

- not to carry out excavations and/or works that could compromise the safety of the Plant;

- not to plant trees with high trunks and not to build manufactured products of any kind that could compromise the function of the Plant;

- not to place underground pipes and/or other objects or manufactured products in the zone occupied by the long-distance power line, without previous agreement with the Grantee party.

B. The Grantors shall undertake to notify the Grantee of any circumstances known to them that could damage the Plant, to jeopardize or limit the functionality of it.

Article 7 - Duration

A. This present document is valid and binding upon the parties starting from today. The building right will last for twenty-one (21) years from today and will end on 31st of December of the twenty-first year after that date.

Before the contract expires, as stated  in the first paragraph, the Grantee shall have the right to unilaterally extend the contract period for a further four (4) years ( "Extension"), indicating their intention to the Grantors - who undertake to grant the extension from then on - by registered letter with return receipt and with a period of prior notice of at least twelve (12) months before the date of termination of the contract originally and/or subsequently provided.

The Charge for the grant of the building lease, in the updated contract, should be understood as equal to the amount of the last annuity increased by 20%, to be re-evaluated annually according to the ISTAT indexes. The grantor is obligated from then on to accept such extension to the specified conditions.

B. In the hypothetical cases stated in the subsequent articles 8.C and 8.D (resolution due to the Grantee’s fault), as well as the normal expiry of the Contract or following the withdrawal operation under the successive art. 8A, within a maximum period of six (6) months from the termination of the Building Contract, the Grantee will proceed at its own expense to the removal of the Plant or any other operations carried out on the Plot.

In order to guarantee the removal of the Plant or any other work carried out on the Plot, the Grantee agrees to release within five (5) days from the date of the start of works a surety policy the amount of which shall conform to the amount required by the Company authorizing the project.

In order to guarantee the payment of the compensation indicated in art. 5.A, the Grantee agrees to pay the sum of Euro 6124.00 (six thousand one hundred and twenty-four point zero zero), no later than 30th June, 2010, an annuity equal to the charge in the manner agreed as mentioned above in Article 5 B, as agreed between the parties.

The Grantors will forfeit that amount if the Grantee has not paid the Charge within the period referred to in art. 5.B and the Grantors have sent to the Grantee a written notice via registered mail with a return receipt with a declaration of default to comply with the term of ten (10) days from its receipt by the Grantee.

Such amount  shall be deducted from the amount due as the last Rental fee payable on the twentieth year.

Article 8 - Withdrawal and cancellation

A. The Grantee will have the right to withdraw at any time and at its sole discretion from the Building Contract with a notice period of ninety (90) days by means of a simple written notice, without the implication that any compensation is due to the grantor by way of indemnity or damages in addition to the payment of the charge for the duration of the notice.

B. The Grantee will have the right to declare the contract cancelled with immediate effect by means of written notice to the Grantors due to the fault of the latter, if the Grantors, in violation of their own obligations under the previous art.6.A, undertake building works and/or introduce crops or plantations on the Plot, on the property or on adjoining properties of which they may be in possession that are theoretically capable of reducing the power and effectiveness of the Plant or if the Grantors consider said  acts likely to permanently affect the  power and effectiveness of the Plant.

C. If the payment of the Charge is delayed for a period exceeding six (6) months, the Grantors will be entitled to send to the Grantee, by registered letter with return receipt, a warning to comply within a period of thirty (30) days.

The Grantors will be entitled to terminate this present Building Contract if the Grantee has not fulfilled its own obligations within thirty (30) days after receiving the formal notice. In the case that the Grantors are entitled to request the termination of this present Contract due to non-fulfilment of the Grantee and have the intention to exercise such right, the Grantors shall undertake to communicate this intention in writing to the Grantee and, even pursuant to and by effect of Article 1411 of the Civil Code, to the potential Financing Entity  whose name and address has been notified in writing by the Grantee to the Grantors. Within 60 (sixty) days of receipt of the above-mentioned notice, the Financing Entity will have the right (I) to designate a third party who will take over from the Grantee in this present Contract or (ii) to inform the Grantors of its intention to directly cancel, or via the Grantee, the non-fulfilment of which the right to request the resolution is founded. In such cases, the Grantors may only request the termination of this present Contract in court and only if the causes of non-fulfilment from the Grantee, on which the right to request termination is based, will not be eliminated within 60 (sixty) days from the takeover of the third party or, as appropriate, upon receipt by the Grantors of the notice from the Financing Entity. The Financing Entity will also have the right to appoint a third party who will take over from the Grantee even when, although the latter has fulfilled its obligations under this present Contract, the Financing Entity notifies the Grantee of its intention to declare the forfeiture of the benefit of the term according to Article 1186 of the Civil Code or to terminate for non-fulfilment or cancel the financing contract.

D. This present contract is deemed to be automatically terminated if one of the Parties outside  the cases expressly covered by the previous articles 8B and 8C, becomes a serious breach of its contractual obligations and does not adequately remedy the same within a reasonable time, or within thirty (30) days of the receipt of the notice communication of the other Party.

E. In case of cancellation of the building contract by the Grantee due to the fault of the Grantors (resolution under Articles. 8B and 8D, the Grantee shall have the right to decide whether to proceed with the removal of the Plant or of any other work carried out on the Plot, except the direct or indirect right of compensation for damages,.

If the Grantee decides to remove the Plant, the Grantors shall be obliged to reimburse the Grantee for all costs and expenses incurred in such removal and restoration, apart form the right to compensation for additional damages.

Art.9 - Assignment of the building contract to third parties

A. The Grantors may assign this present contract to third parties, by giving written notice to the Grantee with at least ten (10) days of notice, provided that the third party undertakes in writing to abide by the contents of the Building Contract.

In case of sale and/or transfer of the Plot from the part of the Grantors, the latter are  bound to oblige the third party to sign the following clause:

"The buyer/transferee shall substitute the vendor in all obligations under the building contract concluded on the 27th January 2010 with an deed received by the Notary Annunziata Morico, index number. [41573] and undertakes to comply with everything in it. "

In the absence of such express statement and signature of the vendor/transferee party, the Grantors will have to compensate the Grantee for any damage or prejudice that would result from this omission. In order to enable verification of compliance with this present agreement, the Grantor must send the Grantee a copy of the sale/transfer contract which will be signed by the third party.

B. The Grantee will have the right to dispose of this building contract at any time in the favour of a third party, by giving written notice to the Grantors within thirty (30) days, provided that the third party undertakes in writing to respect the contents of the Building Contract. The Grantee may also assign the Building Contract to more third parties as part of a total or partial disposal of the ownership of the Plant or its management. The Grantors must undertake to allow the transfer of the Building Contract, by giving their own consent in order to register the transfer on the Land Registry and make all the statements that may be required. The transfer will be effective in relation to the Grantors starting from the moment in which the the Grantors are informed of the transfer . From that moment on, the Grantee will be released from its obligations in relation to the Grantors, who shall immediately declare their intention to  release the Grantee in the event of non-fulfilment by the third transferee.

C. Should this agreement be transferred to third parties through a transfer of part of the company, the Grantors shall renounce, from that moment,  the right to terminate the contract under Article 2558, 2nd paragraph of the Civil Code.

Art.10 - Town planning situation

Pursuant to and by effect of article 30 of the Presidential Decree dated June 6th 2001 no.380 and subsequently extended and amended,  the land use certificate is attached to this present document under letter "B",  related to the land subject of this present document, issued by the Municipality of Cingoli on December the 2nd 2009, protocol no.16654.

The Grantors declare that from the date of issue of the above-mentioned certificate until now there have been no modifications to the town planning regulations of the above-mentioned Municipality.

The Grantors also declare that there are no farmers settled on the land subject of this present document, or bordering the same land being entitled to an agrarian pre-emption under existing legislation.

Art.11 – Applicable Law. Sole jurisdiction

This present contract is governed by Italian law. All disputes arising from this Contract shall be the exclusive competence of the Macerata jurisdiction.

Art.12 - Communications

Unless otherwise stated by the specific clauses in the Building Contract, any communication between the parties shall be made by registered letter with return receipt, or by fax or email, with confirmation of receipt at the addresses indicated in the epigraph to this present document .

Communication by fax or email shall be deemed complete only when accompanied by a confirmation receipt.

13 - Final clauses

A. This present building contract completely covers the will of Parties related to the relationship they have established. .Therefore  any previous agreement or understanding, verbal or written, possibly exchanged between them and concerning the same report must be understood as cancelled and/or revoked.

B. Notwithstanding any stipulation in the foregoing regulations, whatever their nature, it will only be valid if made in writing and after the signature date of the building contract.

C. The fact that one of the Parties does not exercise at any time its rights that are acknowledged by one or more clauses of the building contract cannot be considered as a renunciation to such rights nor will it obstruct the latter to successively expect timely and thorough implementation.

D. If one of the clauses of the building contract should be declared invalid or inefficient by the competent jurisdiction, the same clause will continue in full effect for the part not affected by it.

E. Legal fees and taxes are the responsibility of the Grantee Party .

F. Each Party undertakes to process the data of the other party in respect of the Legislative Decree 196/2003. The Parties also undertake to maintain and ensure that its own staff, directors, employees and consultants maintain the strictest secrecy and confidentiality on this present document, but it is understood that no party shall be deemed in violation of this undertaking when making a communication that is required by law, made under a procedure provided by this present document or necessary for its execution.

The Grantors acknowledge and accept that the Grantee party can show this present contract and any related document to any potential financing bank or potential transfer.

Art.14 – General Terms

Pursuant to and by effect of articles 1341 and 1342 from the Civil Code, the Grantors expressly state that they agree to the following regulations:

Article 3, paragraphs A), B) and C) (Delivery of Plot);

Article 4, (Property, property rights and easement);

Article 5 letter A) (Charge), letter A) (Indemnity for Damages Compensation);

Article 7 paragraph A) (Duration and the Right of Extension);

Article 8 letter A) (Withdrawal of the Grantee), letter B) (Express Termination Clause), letter A) (Consequences of the Resolution);

Article 9 (Assignment of the Building Contract to third parties);

Article 11 (Jurisdiction).

The parties exonerate me, the Notary, from the reading of the Annexes and declare that they are perfectly aware of them.

I, the Notary, received this present document and I read it to the persons before me that approved it and together with me, the Notary, sign it at  fifteen minutes past five in the afternoon (.17: 15).

This deed is typed by a person I trust and consists of four sheets on eleven pages, and the present twelfth page ends here.

Signed
Del Bianco Carlo
Lampa Maria Teresa,
Francesco Cesarini,
Annunziata Morico, Notary.

  Annex 2

  Area Map

  [omitted]

  Annex 3

  Equipment

  [omitted]

  Annex 4

  Definitive Project

  [omitted]

ANNEX 5

FORM OF PARENT COMPANY GUARANTEE

Dear Sirs,

Further to our recent discussions and in compliance with the provisions of the Contract (as defined below), we herewith submit to you a parent company guarantee to be executed by way of exchange of commercial letters pursuant to Article 1.1 letter a), Part Two, of the Tariff under Presidential Decree 26 April 1986, no. 131 and in accordance with the terms and conditions specified below between:

- Kerself Spa, a joint stock company organised and existing under the laws of Italy and having its registered office at Via della Tecnica 8, Prato di Correggio, registration with the Registro delle Imprese of 01777890359, Fiscal Code and Vat No. 01777890359, corporate capital of [●] (the Guarantor); and

- ELLOMAY PV ONE S.r.l., with its registered offices located in Galleria Borromeo, 3, VAT Registration Number and Tax Code 04459950285, entered in the Companies Register of Padova under no. 391298 represented by Mr. Ran Fridrich in his capacity of Sole Director (hereinafter known as “Principal”).

WHEREAS:

(A)
By an agreement dated [●] 2010 (the Contract, which term includes all amendments to variations of or supplements to it from time to time in force) the Principal has agreed to engage Ecoware S.p.A. (the Contractor) for the design, supply, construction, assembly and start-up of a photovoltaic plant to be located in the Municipality of Cingoli (Macerata, Italy). Unless the context otherwise requires, words and expressions defined in the Contract have the same meaning when used in this Guarantee, as defined below.

(B)
According to the Contract, Contractors shall procure the delivery to Principal of a parent company guarantee in the form of this guarantee (“Guarantee”) within 7 (seven) Working Days of execution of the Contract and in any case before having received the first payment milestone.

(C)	The Guarantor has agreed to guarantee the due performance of the Contract by the Contractor.

(D)	The Guarantor is the Contractor’s Parent Company, as defined in the Contract.

IT IS AGREED as follows:

1.	The Guarantor:

(a)
guarantees to the Principal, as primary obligor and not as surety, the due and punctual performance by the Contractor of each and all of the obligations, warranties, duties and undertakings of the Contractor under the Contract when such obligations, duties and undertakings shall become due and performable according to the terms of such Contract;

(b)
agrees, in addition to its obligations set out in clause 1(a) above, to indemnify the Principal against all losses, damages, costs and/or expenses which the Principal may incur by reason of any breach by the Contractor of its obligations, warranties, duties and undertakings under the Contract save that this shall not be construed as imposing greater or different obligations or liabilities on the Guarantor than are imposed on the Contractor under the Contract; and

(c)
agrees to indemnify the Principal on demand against any loss or liability suffered by it if any obligation guaranteed by the Guarantor is or becomes unenforceable, invalid or illegal as if the obligation guaranteed had not been unenforceable, invalid or illegal provided that the Guarantor's liability shall be no greater than the Contractor's liability would have been if the obligation guaranteed had not become unenforceable, invalid or illegal.

2.
The liability of the Guarantor under this Guarantee shall not be reduced or discharged by any act, omission or other thing whereby (in absence of this provision) the liability of the Guarantor under this Guarantee would or might be reduced or discharged in whole or in part as a consequence of:

(a)
any amendment to the obligations undertaken by the Contractor whether, by way of any addendum or variation referred to in clause 3 below, any suspension of the Works, extension of the time or otherwise; or

(b)	amendment to, or any variation, waiver or release of, (any part of) the Contract or any security or other guarantee in respect thereof; or

(c)	the termination of the Contract under the Contract attributable to the Contractor; or

(d)	any legal limitation, incapacity or other circumstances relating to the Contractor or any other person; or

(e)	the dissolution, amalgamation, change in status, function, control or ownership, insolvency, liquidation or the appointment of an administrator or receiver of the Contractor or any other person.

3.
In the event of change in control or ownership of the Contractor, the Guarantee shall remain in full force and effect. In the event of change in control or ownership of the Contractor, the Guarantor shall promptly notify to the Principal the name of the new controlling person or owner of the Contractor.

4.
The Guarantor by this Guarantee authorises the Contractor and the Principal to make any addendum, variation or amendment to the Contract, the due and punctual performance of which addendum and variation shall be likewise guaranteed by the Guarantor in accordance with the terms of this Guarantee.

5.
This Guarantee shall be a primary obligation of the Guarantor to perform or to take whatever steps may be necessary to procure the performance of the obligations of the Contractor under the Contract which have been breached, to assume jointly and severally with the Contractor all rights and obligations of the Contractor under the Contract and to pay the Principal from time to time any and all sums of money which the Contractor is at any time liable to pay to the Principal under the Contract; accordingly the Principal shall not be obliged before enforcing this Guarantor Guarantee to take any action in any court or arbitral proceedings against the Contractor, to make demand or any claim against the Contractor, to enforce any other security held by it in respect of the obligations of the Contractor under the Contract or to exercise, levy or enforce any distress, or other process of execution against the Contractor.

6.	The maximum amount (importo massimo garantito) guaranteed by the Guarantor under this Guarantee shall be equal to the Consideration.

7.	This Guarantee shall be effective upon delivery and shall expire 7 (seven) days following the FAC (the “Expiry Date”). Upon the Expiry Date, this Guarantee must be returned to us for cancellation.

8.
Until all amounts which may be or become payable under the Contract or this Guarantee have been irrevocably paid in full, the Guarantor shall not, as a result of this Guarantee or any payment or performance under this Guarantee, be subrogated to any right or security of the Principal or claim or prove in competition with the Principal against the Contractor or any person or demand or accept repayment of any monies or claim any right of contribution, set-off or indemnity and any sums received by the Guarantor or the amount of any set-off exercised by the Guarantor in breach of this provision shall be held by the Guarantor in trust for and shall be promptly paid to the Principal.

9.
The Guarantor shall not hold any security from the Contractor in respect of this Guarantee and any such security which is held in breach of this provision shall be held by the Guarantor in trust for and shall promptly be transferred to the Principal.

10.
Each payment to be made by the Guarantor under this Guarantee shall be made in Euro, without any set off or counterclaim and free and clear of all deductions or withholdings of any kind whatsoever or howsoever arising.  If any deduction or withholding must be made by law (including double taxation treaties) the Guarantor will pay that additional amount which is necessary to ensure that the Principal receives on the due date a net amount equal to the full amount which it would have received if the payment had been made without the deduction or withholding.  The Guarantor shall promptly deliver to the Principal any receipts, certificates or other proof evidencing the amounts paid or payable in respect of any such deduction or withholding.

11.
The Guarantor shall have 5 (five) Working Days from the date of demand to make payment in full to the Principal of any amount due under this Guarantee. The Guarantor shall pay interest on any amount due under this Guarantee from the date which is 5 (five) Working Days from the date of demand until the date of payment in full (as well after as before any judgment) calculated on a daily basis at the six months Euribor plus 3 (three) percentage points.

12.	The Guarantor will reimburse the Principal for all legal and other costs (including non-recoverable VAT) incurred by the Principal in connection with the enforcement of this Guarantee.

13.
Any settlement or discharge between the Principal and the Contractor or the Guarantor shall be conditional upon no order to refund by virtue of any provision of any enactment relating to bankruptcy, insolvency or liquidation being issued by a competent court, in which case the Principal shall be entitled to recover from the Guarantor as if such settlement or discharge had not occurred.

14.
The Guarantor warrants that this Guarantee is its legally binding obligation, enforceable in accordance with its terms, and that all necessary consents and authorisations for the giving and implementation of this Guarantee have been obtained.

15.
The Guarantor warrants and undertakes to the Principal that it shall take all necessary action directly or indirectly to perform the obligations expressed to be assumed by it or contemplated by this Guarantee and to implement the provisions of this Guarantee.

16.
The Guarantor warrants and confirms to the Principal that it has not entered into this Guarantee in reliance upon, nor has it been induced to enter into this Guarantee by any representation, warranty or undertaking made by or on behalf of the Principal (whether express or implied and whether under statute or otherwise) which is not set out in this Guarantee.

17.
The Guarantor acknowledges and consents, also for the purposes of Article 1407 of the Italian Civil Code, that the Principal shall be entitled by notice in writing to the Guarantor to assign this Guarantee at any time in connection with an assignment of the Contract in accordance with the provisions of the Contract, to the Financing Entity.

18.
Any notice hereunder shall be duly given when delivered in writing by hand (in the case of personal delivery) or by registered letter with advice of receipt (Raccomandata A.R.), or by express courier  to the Guarantor or by facsimile, provided an original of such facsimile is also received by us within three (3) Working Days and sent by one of the aforementioned notice methods and shall be duly signed by an authorised representative of the Principal.

19.
No delay or omission of the Principal in exercising any right, power or privilege under this Guarantee shall impair or be construed as a waiver of such right, power or privilege nor shall any single or partial exercise of any such right, power or privilege preclude any further exercise of such right, power or privilege or the exercise of any other right, power or privilege.

20.
Without prejudice to Article 1419 (nullità parziale) of the Italian Civil Code, if - at any time - any provision of this Guarantee is or becomes illegal, invalid or unenforceable, neither the legality, validity nor enforceability of the remaining provisions of this Guarantee will in any way be affected or impaired thereby.

21.
The Guarantor shall pay all stamp duties and taxes, if any, to which the execution and delivery of this Guarantee may be subject and shall indemnify the Principal against any and all liabilities with respect to or arising from any delay or omission to pay any such duties and taxes.

22.	This Guarantee implies, where necessary, a waiver, among other things, to the benefits, rights and exceptions under Articles 1247, 1939, 1945, 1953, 1955 and 1957 of the Civil Code.

23.
This Guarantee shall be governed by and construed in accordance with Italian law. The courts of Milan, Italy, shall have exclusive jurisdiction of all matters arising out of or in connection with this Guarantee.

24.	Notices or demands given under this Guarantee shall be sent to the following addresses:

(a)           If to the Principal

ELLOMAY PV ONE S.r.l.
Attention: Mr Ran Fridrich
Galleria Borromeo, 3
35137 Padova (Italy)
Telephone: +972-3-7971111
Fax: +972 972-3-7971122

(b)           If to the Guarantor:

[Guarantor]
Attention: ●
Telephone: ●
Fax: ●

***

If you agree with the above terms and conditions, please send us by registered mail with return receipt or by express courier or deliver by hand a duly executed letter of acceptance incorporating the full text of this proposal.

Yours faithfully,

___________________________
for and on behalf of the Guarantor

For acceptance

___________________________
for and on behalf of the Principal

  Annex 6

  Technical Specifications

  [omitted]

  Annex 7

  Project Implementation Schedule

  [omitted]

Annex 8:  Safety Costs

The System’s safety costs estimate is the following:

a) - - - -	Site preparation: Site enclosures; Roads and escape routes; Delimitation of internal site areas; Sign boards.	€ 2.800 + VAT
b) - - -	Preventive and protective measures and IPD: courses; meetings; IPD.	€ 3.000 + VAT
c) - -	Grounded systems and protection against atmospheric charges: Grounding for the cranes and hoisting systems; Electrified site premises.	€ 1.600 + VAT
d) - - - -	Collective protection means and services: Fire extinguishers; First-aid equipment; First-aid station; Collection points.	€ 2.500 + VAT
e) - -	Procedures contained in the CSP: Goods movement on site. Internal logistics organisation.	€ 1.900 + VAT
f)	Coordination measures relative to the common use of fieldwork, equipment, infrastructure and collective protection means and services.	€ 30.000 + VAT
	Total costs:	€ 41.800 + VAT

The costs have been estimated by the Contractor in compliance with the legislation in force on safety.  The costs  shall, in any case, be object of inspection by the Health and Safety Coordinator in the drawing up of the CSP.

Annex 9: Minimum Guaranteed Performance Ratio (MGPR)

The Parties have agreed a Minimum Guaranteed Performance Ratio MGPR equal to 78%.

Performance ratio algorithms.

The performance ratio (PR) is defined according to the standard CEI EN 61724 (CEI 82-15) as:

PR Y r Y f	(1)
Yf  is the final PV system yield, that is the net AC energy output divided by the nominal  DC. power of the installed PV System. It represents the number of hours that the PV System would need to operate at its rated power to produce that amount of energy. The value for Yf  is calculated by equation 2:
E Pn Y f	[kWh / kWp]	(2)
where:
Yf  = final PV System yield
E   = System net AC energy output in kWh
Pn = System nominal power in kWp

Yr is the reference yield that is the total in-plane irradiance H divided by the PV’s reference irradiance G. It represents the equivalent number of hours necessary for the array to receive the reference irradiance. If  G  equals 1 kW/m2 , then Yr is the number of peak sun-hours. The Yr defines the solar radiation resource for the PV system. It is a function of the location, orientation of the PV array, and month-to-month and year-to-year weather variability. The value for Yr is calculated by equation 3:
H G Y r	[(kWh/m2) / (kW/m2)]	(3)

where:

Yr = reference yield
H = total plan of array irradiance in kWh/m2
G  = reference irradiance (usually 1 kW/m2)

The performance ratio (PR) calculated by the equation (1) is Yf  divided by Yr. By normalizing with respect to irradiance, it quantifies the overall effect of losses on the rated output due to inverter efficiency and wiring mismatch, and other losses when converting from DC to AC power; PV module temperature; incomplete use of irradiance by reflection from the module front surface; soiling or snow; system down-time and component failure.

1. Measurement of effective performance ratio

On the base of the above assumptions, the effective performance ratio (PReff))  is calculated as follows:

PReff  = (Eeff * G )/ (Pn * f * H )

Where:

Eeff :	is the production of electric energy (in kWh) measured at the point established by the GSE at low voltage

G:	is the standard irradiance value, meaning the value representing the instantaneous power of the solar radiation which hits a orthogonal plane surface in standard conditions, equal to 1000 W/ m2

Pn :	is the nominal peak power (in kW) of the System in standard conditions STC

f:	is a correction factor due to the panels performance degradation equal to (1- 0,0008 * Nmonths) where Nmonths is the “number of months” from the opening of the worksite

H:	is the value of the irradiation in (kWh/m2) measured under the measurement operational conditions mentioned below

For the avoidance of doubts, whenever throughout the Contract, reference to the Performance Ratio of the System is made, it is clear to all Parties that the PReff  is meant.

2. Measurement operational conditions

➢	Utilized instruments: N. 2 class II pyranometers
➢	The exact position of the pyranometers will be decided in the Executive Project.
➢	Measurements performed with the pyranometers will be recorded every 10 minutes
➢	Every hour an average irradiation value will be calculated as follows:

(a)    Hi (kWh/m2) at the ith hour

➢	Hourly average irradiation less than 600 Wh/m2 will be discarded
➢	At the end of each period the total irradiation will be calculated as follows:

(b)    H = ∑ Hi  where “i” is a value from 1 to (24 * n)

3. Stopping periods

During the course of the measurement, stopping periods not attributable to the Contractor responsibilities (i.e. stopping periods due to theft, vandalism, Force Majeure events, non-availability of monitoring system, power outage of the national electricity grid, wilful misconduct or gross negligence of the Owner) will be excluded from the calculation of the PReff .

4. Minimum Guaranteed Performance Ratio (MGPR)

The Minimum Guaranteed Performance Ratio (MGPR) will be a function of two parameters:

➢	type of system: fixed or tracker

➢	type of measurement: over one year periodicity or over different time span

For one year periodicity measurement the Minimum Guaranteed Performance Ratio (MGPR) will be:

MGPR_fixed    = xx for fixed systems

MGPR_tracker  = yy for tracker systems

For different time duration measurement, the Minimum Guaranteed Performance Ratio (MGPR_short-term) will be corrected through a corrective Factor (Ftemp) depending on the ambient temperature.

The following condition will have to be satisfied:

➢	for one year periodicity measurements:

PReff  ≥ MGPR

➢	for different time duration measurements:

PReff  ≥ MGPR_short-term

where:

MGPR_short-term  = MGPR * Ftemp

The methodology to calculate the temperature corrective factor is below described.

5. Correction of Minimum Guaranteed Performance Ratio

The methodology of correction is based on standard CEI 82-25.

This measurement consists in the verification of the following conditions when in presence of irradiation superior to 600 W/m²:

Pdc > 0,85 * Pn  * I / ISTC

Pac > 0,9 * Pdc

that is:

Pac > 0,765 * Pn * I / ISTC

Where:

Pdc:	is the DC power (in kW) measured at the PV generator output, with a precision better than ± 2%;

Pac :	is the AC power (in kW) measured at the LV inverter output, with a precision better than ± 2%;

Pn :	is the nominal power (in kW) of the System;

I :	is the instantaneous irradiance on the module plane (in W/m2), with a precision better than ± 3%; ;

ISTC :	is the irradiance in standard conditions, equal to 1000 W/m2.

If during the course of these measurements, a panel temperature reading superior to 40°C is taken on the back of the panel itself, it is allowed to apply a temperature related correction to the power reading itself.

In such a case the following formula will be used to calculate a theoretical AC power at the LV inverter output, corrected by temperature factor:

Pdc_corr > (1 – Ptpv - 0,08) * Pn * I / ISTC

Pac_corr > 0,9 * Pdc_corr

where Ptpv indicates the thermal losses of the photovoltaic generator (derived from the panel technical data), while other generator related losses – optics, resistive, diode related, matching errors/defects – are typically taken to be equal to 8%.

Ptpv can be determined, if the Tcel (temperature of the photovoltaic cells) is known, using the following formula:

Ptpv = (Tcel - 25) * y /100

or, if Tamb (ambient temperature) is known, using:

Ptpv = [Tamb - 25 + (NOCT - 20) * I / 800] * y /100

where:

y:	is the power temperature coefficient (the parameter supplied by the panel manufacturer , for crystalline silicon panels is typically equal to 0,4 - 0,5%/°C);

NOCT: is the nominal module work temperature; it is a parameter supplied by the panel manufacturer, typically equal to  40-50°C);

I:	is the instantaneous irradiance on the panel plane (in W/m2);

Tamb: is the ambient temperature;

Tcel:	is the temperature of the cells in a photovoltaic panel; can be measured with a thermorestrictive sensor (PT100) attached to the back of the panel.

Measurement operational conditions

➢	Measurements performed with the pyranometers will be recorded every 10 minutes

➢	Every hour an average irradiation value will be calculated as follows:

Hi (Wh/m2) at the ith hour

➢	Hourly average irradiation less than 600 Wh/m2 will be discarded

➢
The ambient temperature will be measured at a point which will be judged to be representative of the conditions of the entire plant and will be measured with a calibrated instrument with a margin of error inferior to 0,5oC

➢	For a measurement of the output AC power a Classe 1 instrument will be used

Measurement results

The temperature corrective factor (Ftemp)  will be calculated as follows:

Ftemp = Pac_corr  / Pac  = 0,9 (1 – Ptpv -0,08) / 0,765

For the avoidance of doubt, the temperature corrective factor will be applied only for short-term PReff measurement and only for the timeframe per day in which the panel temperature exceeds 40° C.

Annex 10: Testing Procedures

This document aims to describe the regulatory requirements and references to which the Contractor must adhere. The document contains the list of checks, tests and measurements to be performed for testing and commissioning, as well as the criteria for acceptance by the Principal of the PV plant (hereinafter referred to as "plant").

The tests consist of:

a)	Verification of materials, components and equipment;

b)	Checks and tests during the work on materials, components and equipment;

c)	Tests for the commissioning and system performance evaluation:

1.	Technical Inspection (Static Test - without interconnection );

2.	Testing of Grid Connection;

3.	Testing of the plant with interconnection;

4.	GSE Acceptance Test;

d)	Provisional Acceptance Test (PAC);

e)	First Reassessment Test;

f)	Second Reassessment Test (FAC).

For all the definitions, we refer to the glossary set out in the technical specifications attached to the contract documents.

pag. 1 di 12

1	MATERIALS CERTIFICATES

General

For each material, component and equipment must be provided conformity certificates of conformity and compliance with relevant rules and the origin and warranties certificates.

PV Module

The photovoltaic modules must be accompanied with the certificate of approval according to CEI EN 61215 (photovoltaic modules in crystalline silicon) and CEI EN 61730-1 and 61730-2.

The photovoltaic modules must be accompanied with a statement of the values of NOCT and of  power/temperature coefficient.

The certificates must be issued by laboratories accredited for specific tests required to verify the modules, in accordance with UNI CEI EN ISO / IEC 17025. These laboratories should be accredited EA (European Accreditation Agreement) or must have established mutual recognition agreements with EA.

Structures

The metal structures (steel) supporting the photovoltaic modules shall be accompanied with the certificate according to UNI EN ISO 1461 (coatings for hot-dip galvanizing).

Energy Meters

The meter in low voltage it is installed by ENEL itself, the one in medium voltage it is certify.

Protections equipment for connection to the grid

Protection Interface (PI) and the general protection (PG) must be approved and comply with the requirements in CEI 0-16 ed.2.

pag. 2 di 12

Precast

The prefabricated electrical delivery station (“cabina di consegna”) shall be accompanied with the certificate of inspection taking into account the requirements of the Guide for connections to the electricity Grid of ENEL (ed. December 2008).

2	TESTS

2.1	Technical Inspection (Static Test - without interconnection)

After each test session a report must be prepared. Before each test session, the Contractor shall deliver the documentation specified in the Technical Specifications .

If a test session shows anomalies or non-compliance, Contractor will identify and correct issues to begin a new session of tests.

The works are accepted only if they fully meet the Executive Project, as required in respect of materials installed, the method of execution and the general requirements.

In the presence of the Contractor and the Principal, the technician responsible for testing will perform  the controls and tests listed below.

Physical inspection of the plant

>	Verification of the mounting structures – The Parties will verify the number of installations in comparison with the Executive Project.

>	Controller verification – Parties will verify the number of controllers installed in, comparison with the Executive Project.

>	Network interface verification – The Parties will verify the number of the power inverters and transformers in comparison with the Executive Project.

>	Device and accessory verification – The Parties will verify the number of devices and accessories, in comparison with the Executive Project (perimetral defences, weather station, box shelter, etc.)

pag. 3 di 12

>	Placement of structures, electrical stations and electrical lines

>	PV modules orientation

>	Tilt Angle

>	Devices verification – Parties will verify the number of Inverters, transformers, Grid Interfaces and accessories in comparison with Executive Project

Civil  Works

>	Foundations (alignment, cracks, surface deterioration, etc.).

>	Integrity of conduits and manholes

>	Protection against insects and rodents

Structures

>	Basements (alignment, cracks, surface deterioration, etc.).

>	Check of profiles mounting

>	Integrity of the profiles

>	Co-planarity of the modules with structures

>	Bolting corresponding to the Executive Project

>	Tightening torque of bolts corresponding to the Executive Project

PV Modules

>
Documentation verification – The Parties will check the presence of appropriate documentation for each cluster of PV modules and each string as well as its correspondence with installed PV modules, their codes and declared flash test power output.

>
Nominal and real  power check – The Parties  will check the sum of the nominal power peaks of the installed modules which have to match with the GSE declaration. The effective installed power has to match the nominal power declared to the GSE, with a tolerance of ± 3%.

>	Plant checks – the Parties will random select 20 modules from the documentation and will verify the effective presence of those panels in the installed PV clusters as declared in the documentation.

pag. 4 di 12

>	Mechanical Integrity (faults, fractures or incomplete assembly)

>	Wiring.

>	Module connection box protection degree (IP)

Electrical Equipment

>	Placement

>	Mechanical Integrity (faults, fractures or incomplete assembly)

>	Outdoor wiring

Degree of protection of the components assembled

>	Check protection degree for all the plant components

>	Proper sealing of cable glands

>	Proper application of protective measures against insects and rodents

Checking of  electrical connections

>	Wiring and cables labels according to the cables table

>	Proper LV cables connection

>	Inverter connection according to CEI 0-16

>	Proper MV cables connection

Verification of Switching and Protection devices

>	Inspection of LV protection devices (switches, fuses, etc )

>	Test of LV devices

>	Inspection of MV protection devices (switches, fuses, etc )

>	Test of MV devices

>	Check of over-voltage discharges

>	Proper installation and wiring of any blocking diodes

Grounding  system verification

>	Proper implementation and electrical continuity of grounding connections of all metal parts

>	Proper implementation and electrical continuity of grounding connections for over-voltage discharges

>	Proper implementation and electrical continuity of grounding connections of all the support structures pag. 5 di 12

PV string tests

>	Modules serial number and electrical parameter meeting with the list of materials

>	Measurement of string open circuit voltage, performed at string parallel boards output

>	Measurement of string short circuit current, performed on DC parallel boards output

>	String Electrical Insulation Test by sample.

Instrumentation

The test equipment shown below, accompanied by valid certificates of calibration, is made available by the Contractor.

>	Torque wrench, if necessary

>	Multimeter

>	Ohm-meter

>	1000V-DC Generator

>	Calibrators

>	Current clamp (DC and AC )

2.2	Testing of Grid Connection

If a test session shows anomalies or non-compliance, Contractor will identify and correct issues to begin a new session of tests.

After the testing ENEL will issue a report attesting to the successful outcome of the audits, and proceed to closing of IMS in the cabin of Delivery.

Measurement of grounding system resistance

In order to proceed with testing the Contractor must have measured the value of grounding resistance. The Contractor must verify that the result complies with the  CEI 11-1 and CEI 11-37 rules and the Enel technical standards.

pag. 6 di 12

2.3	Testing with interconnection

After checking with the staff of the electricity supplier the circuit wiring diagrams, equipment status and the protection devices functionality , the plant will be put in operation by closing of medium voltage switches.

Start Up Test

The tests will be performed separately on each inverter and progressively throughout the plant.

>	Checking the connection of the inverter for each phase

>	Verification of the level of input voltage to the inverter

>	Start Up of inverters and check out the settings of the control system and protection devices

>	Checking the insulation on the DC side and the setting of the protection devices

>	Test inverter in different operating conditions provided by the control system (power on, power off, no Grid, etc.).

>	Verifying the proper operation of the interface device and associated organs of disconnection from the Grid

>	Verifying the correct operation of the photovoltaic plant

Protection devices calibration

>	Verifying the compliance with the requirements and standards

>	Verifying and regulation of action levels of equipment and protection devices

Alarms and Alert Devices

>	Verifying of compliance with the requirements

>	Checking the correct operation of alarms and alert devices

Electricity metering devices

>	Verification of the functionality of measuring devices (meters and indicators)

pag. 7 di 12

Monitoring and Data Acquisition

Equipment of the monitoring system must be calibrated and certified by an independent certification body

>	Checking of the weather station and all the sensors installed

>	Verification of measurement parameters for all the sensors installed

>	Testing of communications with inverters

>	Verification of all acquired signals and their proper display and storage

>	Verifying of proper operation of UPS

Telemonitoring

>	Verification of the transmission system

>	Verification of data processing software

Power  Consumption

>	Measure of inverter power consumption in stand-by mode

>	Measure of power consumption of auxiliary services, and system monitoring

Security system and video surveillance

>	Checking of the fence and anti-intrusion system

>	Verification of internal sensors in every substation and Technical room

>	Verification of mechanical anti-theft system of photovoltaic modules

>	Verification of the video-surveillance system

pag. 8 di 12

3	GSE TEST

As provided in Annex 1 of Decree 19 February 2007, there shall occur simultaneously the following two conditions for each inverter:

a)	Pcc > 0.85 × Pn om ×	I
ISTC

b)	Pca > 0.9 × Pcc

where:

Pcc = Measured Power (W) at the inverters input, with accuracy greater than ±2%

Pca = Measured Power (W) at the inverters output, with accuracy greater than ±2%.

The measures are valid for solar radiation on the surface of the modules greater than 600W/m².

If during the test the measured back module temperature is greater than 40 °C a temperature correction is permitted.

In this case the condition a) above becomes:

a’)	Pcc > (1 – Ptpv – 0.08) × Pn om ×	I
ISTC

Ptpv = PV Generator thermal losses, while all the other PV losses (optical, resistive drop on diodes, coupling faults) are typically taken equal to 8%.

Note:

thermal losses Ptpv, with the  cells temperature measure TC, can be determined:
Ptpv = (TC – 25) ×	γ
100

Or, with the ambient temperature measure Ta and NOCT value, we have:

Ptpv = [Ta – 25 + (NOCT– 20) ×	I	] ×	γ
	800		100

pag. 9 di 12

4	PROVISIONAL ACCEPTANCE TEST (PAC)

Provisional acceptance tests consists on verifying the system performance over a minimum period of 5 (five) consecutive calendar days.

Test Conditions

Before proceeding with the provisional acceptance test, all the previous test, as the static test, the grid connection test, the PV plant test with interconnection and the GSE test, must have successfully completed.

If the GSE acceptance test had not yet been successfully carried out, it will be performed as part of the provisional acceptance test.

During the testing period, the availability of the PV generator, Monitoring and Data Acquisition System and Electrical Meters included, should be 100%.

In case of unavailability, for reasons not attributable to the Contractor, the testing period shall be extended for the time required for completion.

In case of unavailability, failure, or malfunction, which may cause irregularities in the operation or risks the safety of the plant and / or personnel, for reasons attributable to the Contractor, the provisional acceptance tests should be fully repeated.

In case the provisional acceptance tests result is negative, the same should be fully repeated.

After the positive result of the test, a report must be prepared as indicated in the EPC contract annex.

Testing Tool and measurement procedure

The test equipment required, accompanied by valid certificates of calibration, is made available by the Contractor.

The Principal, or a person authorized by him, with the Contractor will have access to the plant, and Monitoring and Data Acquisition system at any time of the test to verify the proper operation and consistency of source data.

If there are subfields with different tilt and azimuth angles, one from the other, a pyranometer for each subfield will be positioned.

pag. 10 di 12

Measurement  of each pyranometer will be acquired by a central computing unit (PLC) together with the instantaneous Energy (ECA) measured by the GSE meter located immediately at the inverter output.

The module temperature will also be measured with a separate temperature sensor mounted on its back, one for each subfield.

Precise measurements of radiation, power and temperature are performed every 10 (ten) minutes.

The result of the Provisional Acceptance Test will be positive if the following condition is achieved:

PReff  ≥ MGPR

The value of PReff will be calculated according to the procedure described in the Annex 9.

5	FIRST AND SECOND REASSESSMENT TEST

In order to verify system performance during the First and Second  Reassessment Test, the continuous recording of meteorological data and PV plant Energy production is necessary.

Test Conditions

During the Contract Year, must be guaranteed an out of service of the monitoring and data acquisition system of up to 120 hours per year, or an availability of valid data of at least 98.6% of the total theoretical data storable in the Year.

Any unavailability of PV Plant, due to reasons not attributable  to the Contractor (Grid stop period, outages, lightning, theft, vandalism or other events of Force Majeure in general), or agreed with the Principal shall be deducted from the calculation.

System Performance measurement

The PR will be calculated as the average value on an annual basis according to the procedure of the annex 9.

pag. 11 di 12

5.1	First Reassessment Test

After 12 months from the issuance of the Provisional Acceptance Certificate, a review of PV Plant Performance will be performed by the Test Technician with the Contractor and the Principal, and at the presence of the Technical Advisor.

The Effective Performance Ratio PReff value will be calculated according to the procedure of annex 9 and compared with the MGPR (Minimum Guaranteed Performance Ratio).

The test result will be positive if the following condition will be achieved:

PReff ≥ MGPR

5.2	Second Reassessment Test

After 24 months from the issuance of the Provisional Acceptance Certificate, a review of PV Plant Performance will be performed by the Test Technician with the Contractor and the Principal, and at the presence of the Technical Advisor.

The Effective Performance Ratio PReff value will be calculated according to the procedure of annex 9 and compared with the MGPR (Minimum Guaranteed Performance Ratio).

The test result will be positive if the following condition will be achieved:

PReff  ≥ MGPR

pag. 12 di 12

ANNEX 11

TECHNICAL ACCEPTANCE CERTIFICATE MODEL

[ on the Principal’s headed paper ]

To the Contractor and Site Manager

Ecoware S.p.A.
Att. Ing. Leopoldo Franceschini
Via Nona Strada, 9
I-35129 Padova, Italy

Object:
EPC Contract entered into between [●] (the Principal) and Ecoware S.p.A. (the Contractor) on [●] for the planning and construction of [●] photovoltaic System in the Province of [●] (the Contract with reference EPC_EO_Projectname_nbr_YYYYMMDD)

Dear Ing. Franceschini,

except where otherwise required by the context or defined diversely, the words and expressions established in the Contract shall have the same meaning as when they are used in this certificate.

The undersigned hereby declares the following:

(a)	the System’s correspondence in compliance with the Final Project documentation;

(b)	to have checked the existence of the System’s conformity declaration in a worldclass manufacturing way, pursuant to the Law 46/90, executed by the Contractor

(c)	the System’s nominal power results as being equivalent to [●] kW, constituting the nominal power of the modules making up the photovoltaic System;

(d)	the test conducted on Annex 13 ( Technical Inspection) results positive.

(e)	All the following tests have been positive:

(a)
electrical continuity and connection among the modules (electrical continuity among the various points of the strings circuits and among the eventual strings parallel and the inlet of the inverter and the power control);

(b)	grounding surge protector (electrical continuity of the ground circuit, starting from the discharger up to the mass and external mass connected)

(c)	insulation of the electrical circuit of the mass (adequate insulation resistance of the plant prescribed on the normative CEI 64-8/6);

(f)
All the tests have been carried out in compliance with what has been foreseen by the law in force and, in particular, by the legislation specified in the M.D. dated 19thFebruary 2003 and subsequent amendments and integration thereto, as well as in compliance with the test procedures in force with the Technical Consultants appointed by the Principal and/or Financing Entity.Everything that has been set forth above is true.

Further to your Mechanical Completion notice dated [●] relative to the [●] System, it is hereby certified, pursuant to and by effect of Art.12.1 of the Contract that the Payment Milestone 2 corresponding to € [●] (in words Euro [●]) described in the aforementioned notice has been effectively completed in compliance with the Technical Specification and the Project Implementation Schedule.

Yours faithfully,

Date : [●]                                                                                    By [●]

ANNEX 12

COMMENCEMENT OF OPERATIONS NOTICE MODEL

[on the Contractor’s headed paper ]

To the Principal, Work Manager, Technical Consultants of Principal and/or Financing Entity

[●]
Attention of Mr. [●]
Address [●]
[●]

Object:
EPC Contract entered into between [●] (the Principal) and Ecoware S.p.A. (the Contractor) on [●] for the planning and construction of [●] photovoltaic System in the Province of [●] (the Contract with reference EPC_EO_Projectname_nbr_YYYYMMDD)

Dear Mr. [●],

Except where otherwise required by the context or defined diversely, the words and expressions established in the Contract shall have the same meaning as when they are used in this communication.

We wish to inform you, pursuant to and by effect of 12.2 of the Contract that with reference to the [●] System, the Commencement of Operation has been fulfilled on today’s date, as can be seen from the attached documentation.

With reference to the System, it his hereby declared the System is connected to the national electricity grid and that the System and Contractor are ready for the start of the Operational Inspection and subsequently the tests, inspections and effective performance ratio calculations.

Yours faithfully,

Date : [●]                                                                                   Ing. Leopoldo Franceschini
Ecoware S.p.A.

ANNEX 13

STATEMENT ON ESTIMATE OF CONNECTION

ECOWARE LETTERHEAD

To
ELLOMAY PV ONE S.r.l.,
Galleria Borromeo, 3
35137 Padova
Italy
Attention of Mr Ran Fridrich

Dear Sirs

Re: Estimate of connection – EPC Contract EE_Del Bianco executed on [●]

We hereby confirm that we reasonably estimate that the above plant will be connected in 120 (one hundred twenty) days from the date Payment Milestone 1 shall be paid in accordance with Art. 4 of the Contract.

Yours faithfully

On [●]

Signed by [●]
____________________

On behalf Ecoware S.p.a.

ANNEX 14

PROVISIONAL ACCEPTANCE CERTIFICATE MODEL

[ on the Principal’s headed paper ]

To the Contractor and Site Manager

Ecoware S.p.A.
Att. Ing. Leopoldo Franceschini
Via Nona Strada, 9
I-35129 Padova, Italy

Object:
EPC Contract entered into between [●] (the Principal) and Ecoware S.p.A. (the Contractor) on [●] for the planning and construction of [●] photovoltaic System in the Province of [●] (the Contract with reference EPC_EO_Projectname_nbr_YYYYMMDD)

Dear Ing. Franceschini,

except where otherwise required by the context or defined diversely, the words and expressions established in the Contract shall have the same meaning as when they are used in this certificate.

The undersigned hereby declares the following:

•	the System’s correspondence in compliance with the Final Project documentation;

•	to have checked the existence of the System’s conformity declaration in a worldclass manufacturing way, pursuant to the Law 46/90, executed by the Contractor

•	the System’s nominal power results as being equivalent to [●] kW, constituting the nominal power of the modules making up the photovoltaic System;

•	the test conducted on Annex 10 with respect to Operational Inspection results positive.

•
Has calculated the short term effective performance ratio of the System for a period of 5 consecutive days of continuous power production and has positively evaluated this effective performance ratio against the MGPR.

•	All the following tests have been positive:

(a)
electrical continuity and connection among the modules (electrical continuity among the various points of the strings circuits and among the eventual strings parallel and the inlet of the inverter and the power control);

(b)
grounding surge protector (electrical continuity of the ground circuit, starting from the discharger up to the mass and external mass connected; insulation of the electrical circuit of the mass (adequate insulation resistance of the plant prescribed on the normative CEI 64-8/6);

•
All the tests have been carried out in compliance with what has been foreseen by the law in force and, in particular, by the legislation specified in the M.D. dated 19th February 2003 and subsequent amendments and integration thereto, as well as in compliance with the test procedures in force with the Technical Consultants appointed by the Principal and/or Financing Entity.

•	Everything that has been set forth above is true.

Further to your Commencement of Operation notice dated [●] relative to the [●] System, it is hereby certified, pursuant to and by effect of Art.12.2 of the Contract that the Payment Milestone 5 corresponding to € [●] (in words Euro [●]) described in the aforementioned notice has been effectively completed in compliance with the Technical Specification and the Project Implementation Schedule.

Yours faithfully,

Date : [●]                                                                                    By [●]

ANNEX 15

INCENTIVE ACCEPTANCE CERTIFICATE MODEL

[ on the Principal’s headed paper ]

To the Contractor

Ecoware S.p.A.
Att. Ing. Leopoldo Franceschini
Via Nona Strada, 9
I-35129 Padova, Italy

Object:
EPC Contract entered into between [●] (the Principal) and Ecoware S.p.A. (the Contractor) on [●] for the planning and construction of [●] photovoltaic System in the Province of [●] (the Contract with reference EPC_EO_Projectname_nbr_YYYYMMDD)

Dear Ing. Franceschini,

except where otherwise required by the context or defined diversely, the words and expressions established in the Contract shall have the same meaning as when they are used in this certificate.

The undersigned hereby declares the following:

•	It has stepped into the Power Purchase Agreement

•	It has successfully entered into the Incentive Agreeement with GSE.

Yours faithfully,

Date : [●]                                                                                     By [●]

ANNEX 16

FINAL ACCEPTANCE CERTIFCATE MODEL

[ on the Principal’s headed paper ]

To the Contractor

Ecoware S.p.A.
Att. Ing. Leopoldo Franceschini
Via Nona Strada, 9
I-35129 Padova, Italy

Object:
EPC Contract entered into between [●] (the Principal) and Ecoware S.p.A. (the Contractor) on [●] for the planning and construction of [●] photovoltaic System in the Province of [●] (the Contract with reference EPC_EO_Projectname_nbr_YYYYMMDD)

Dear Ing. Franceschini,

except where otherwise required by the context or defined diversely, the words and expressions established in the Contract shall have the same meaning as when they are used in this certificate.

Through this document, it is hereby certified, pursuant to and by effect of the aforementioned Contract, the acceptance of the [●] System, on the basis of checking that all the conditions foreseen in Art. 12.7 of the Contract, to have the Acceptance Certificate issued, have effectively taken place in relation to said System, inasmuch as:

(a)
The  System passed the relevant Technical and Operational Inspection procedures successfully, in compliance with the Principal’s favourable opinion and the latter issued  the Provisional Acceptance Certificate (further to the Technical Consultant’s positive opinion);

(b)	the System has been connected in parallel with the national electricity grid;

(c)	all the meters have been installed in order to calculate the energy produced and transferred or exchanged on the national electricity grid;

(d)	The Power Purchase Agreement and Incentive Agreement with GSE have been executed and the relevant Incentive Acceptance Certificate has been issued by the Principal;

(e)	all the obligations relative to the regulation of access to the national electricity grid result as having been accomplished;

(f)	The System has passed successfully the First and Second Reassessment Test or all related penalties and damage liquidations have been fulfilled by the Contractor

Yours faithfully,

Date : [●]                                                                                   By [●]

ANNEX 17

OPERATIONS & MAINTENANCE AGREEMENT
[ ] ECOWARE S.p.A s Contractor And […] As Principal

OPERATION & MAINTENANCE AGREEMENT

With this contract

[SPV], with its registered offices located in [●], VAT Registration Number and Tax Code [●], entered in the Companies Register of [●] under No. [●] represented by Mr. [●] in his capacity of [●] (hereinafter known as “Principal”);

and

Ecoware S.p.A, with its registered offices located in Nona Strada, 9, 35129 Padua, VAT Registration Number and Tax Code Number 03571330277, entered in the Companies Register in Padua at number 03571330277, represented by Ing. Leopoldo Franceschini, born in Padua on 7th September 1947, in his capacity of legal representative (hereinafter known as the “Contractor”);

(hereinafter known individually as a “Party” and jointly as the "Parties")

Whereas:

(A)
the Contractor and the Principal have executed on [●] a turnkey construction contract (the EPC Contract) pursuant to which the Principal contracted out to the Contractor the design, supply, construction, installation and start-up of the System (as defined below).

(B)
in order to raise part of the financial resources for the construction and operation of the System (as defined below), the Principal will enter into a facility agreement with some financial institutions (the Financing Entity).

(C)
the Contractor and the Principal both desire to enter into an agreement pursuant to which the Contractor will provide the Principal with certain operation and maintenance services in relation to the System (as defined below) as better described in this Agreement.

NOW THEREFORE, THE CONTRACTOR AND THE PRINCIPAL AGREE as follows:

1.             Recitals, Annexes And Definitions

1.1          The recitals and annexes to this contract shall represent an integral and substantial part of the same.

1.2          This Contract replaces and fully supersedes any previous agreement entered into between the Parties, either written or oral, on the matters outlined herebelow.

1.3	Defined Terms

Unless otherwise indicated below, the terms herein indicated in capital letters shall have the same meaning as that defined in the EPC Contract:

Agreement means this contract together with the Annexes hereto.  In the event of a conflict between one or more of the contractual documents, this contract shall prevail on the Annexes.

Applicable Law means each and every law, regulation, measure, ruling, decree (including the Decree Law) or deed having a binding nature in Italy and issued by every state body and judicial and/or administrative authority, which is in force as at the date on which this Contract is entered into or which comes into force thereafter.

Applicable Permits means each and every license, authorization, certification, filing, recording, permit, affidavit (including the denuncia di inizio attività) or other approval with and/or of any competent authorities that is required by Applicable Law for the construction of the System, including, without limitation, those required by Applicable Law in zoning, building, environmental, landscaping, planning and/or archaeological matters.

Corrective Maintenance Services means the entirety of all services, supplies and work listed under Annex 2 that the Contractor must provide under this Agreement to correct incidents arising at the System or to remedy any anomaly in the operation of the System.

Direct Agreement shall have the meaning indicated in Article 8.8.

Duration means the period of time from the Effective Date until the Expiry Date.

Effective Date means the date on which the Provisional Acceptance Certificate is issued.

Effective System Output (SOeff) means the energy measured yearly at the GSE LV meter

Expert means the arbitrator appointed in accordance with Article 17.1.

Expiry Date means the date which falls 20 years after the Effective Date, unless terminated pursuant to Articles 12 and 13, or extended pursuant to Article 7.2.

EPC Contract has the meaning set forth in whereas (A) above.

Final Acceptance Certificate has the meaning given to this term under the EPC Contract.

Financing Entity has the meaning ascribed in whereas (B) above.

Force Majeure Event has the meaning set forth in Article 13.

Grid Operator means ENEL Distribuzione S.p.A or any other locally competent entity which carries out the activities of operation of the electrical grid.

GSE means Gestore dei Servizi Elettrici S.p.A..

Guaranteed Performance is the warranty provided by the Contractor to the Principal under Article 11 of this Agreement.

Minimum Guaranteed Performance Ratio (MGPR) has the meaning given to this term under the EPC Contract, and shall be as outlined in Annex 3.

Minimum Guaranteed System Output (MGSO) means the minimum energy output guaranteed by the Contractor pursuant to the Annex 4.

Non-Subscription Services means any maintenance, repair or other services relating to the System, which are requested by the Principal and provided by the Contractor and which are outside the scope of the Subscription Services.

O&M Guarantee means a first demand insurance bond issued by a first-class insurance company which has been attributed, at least an A-rating or which, in any case, satisfies the Principal and the Financing Entity, to be provided by the Contractor to the Principal in accordance with the provisions of Article 8.7 in order to guarantee the performance of its contractual obligations under the Agreement until the Expire Date.

Preventive Maintenance Services means the entirety of all services, supplies and work detailed in Annex 1 that the Contractor must provide under this Agreement for the attendance to incidents that might arise at the System, remote supervision of operation and full operational status thereof.

Price means the price for Subscription Services as defined in Article 6.1.

Service(s) includes the Subscription Services and the Non-Subscription Services, as the case may be.

Subscription Services means the Preventive Maintenance Services jointly with the Corrective Maintenance Services.

Subcontractor means the subcontractors to which the Contractor may subcontract all or a portion of the Services to be performed under this Agreement, and the suppliers of any materials and/or services necessary for the performance of the Services.

System means the photovoltaic system in the Municipality of  [●] made up of [●] panels made of [●], with a generator that has a capacity equivalent to [●] kWp.

Technical Adviser means the consultant appointed by the Principal and/or the Financing Entity, who has been appointed to monitor the performance of the Services;

Variation means any alteration and/or variation to the Services, the Price or any other provisions of this Agreement, in accordance with Article 5.

Working Days means every day except for Friday, Saturday, Sunday and public or bank holidays.

2.	PURPOSE - SUBSCRIPTION SERVICES

2.1
The purpose of this Agreement is the provision by the Contractor of all the activities necessary to operate and maintain the System, which shall include the Preventive Maintenance Services and the Corrective Maintenance Services, as set forth respectively in Annex 1  and Annex 2.

2.2
For the purposes of the supply of the Subscription Services, notwithstanding the actions that may be taken by the Principal, the Contractor is authorised by the Principal to be the technical representative to the Grid Operator and the equipment manufacturers.

2.3
In order to facilitate the continuous operation of the System, particularly during the hours of maximum solar radiation, the Contractor shall, to the extent possible, schedule and perform the Subscription Services with the purpose of reducing the impact of the work on the productivity of the System.

3.	NON-SUBSCRIPTION SERVICES

3.1
The Non-Subscription Services shall include: (A) the repairing or maintenance of any equipment of the System which was not within the Works under the EPC Contract; (B) the repairing or maintenance of any equipment beyond the Cabina di Consegna; (C) the repairing or maintenance of any equipment of the System due to the occurrence of a Force Majeure event; (D) the repairs to the System in the event of, or resulting from, any alterations or repairs to the System made by the Principal without the Contractor's prior written approval.

In the event that the Principal desires that the Contractor provides a Non-Subscription Service, the Principal, after having received the prior written consent of the Financing Entity and the Technical Adviser, shall submit to the Contractor a written request for such service.  The Contractor, if capable and licensed to provide the requested Non-Subscription Service, and provided that any and all the Applicable Permits necessary to provide such service are available, shall provide its offer containing the price and terms of the requested supply. In the event that the Principal does not approve in writing the Contractor’s offer within 10 Working Days, the offer shall be deemed to have been rejected.

4.	WARRANTIES AND REPRESENTATIONS

4.1
The Contractor undertakes to provide the Services, with the organisation of the necessary means and at its own risk (organizzazione dei mezzi necessari e con gestione a proprio rischio), workmanlike (a regola d'arte), correctly and with diligence, using the most advanced technologies and pursuant to the terms of this O&M Contract.

4.2
In particular, by means of the execution of the Services, the Contractor shall guarantee the perfect functioning of the System in compliance with the Technical Specifications (which are deemed as sufficient and exhaustive for the execution of the Subscription Services) and the Applicable Law. In particular, the Contractor shall not be entitled to raise any objection in relation to its obligations under this Contract regarding the characteristics of the System built by the Contractor and accepted by the Principal pursuant to the EPC Contract.

4.3
The Contractor represents and warrants to have (i) obtained all the necessary authorisations, licences and permits for the execution of the Services and (ii) complied with all the necessary authorisations, licences and permits for the execution of the Services.

4.4
The Contractor represents and warrants that its degree of skill, diligence, prudence and experience enables it to operate and maintain the System in accordance with the best industry standards and engineering practices, and that the Services will be performed in compliance with this Contract, the Contractor's operation and maintenance procedures, the Applicable Law and permits. In addition, the Contractor represents to have examined, analyzed and accepted the conditions of the Area and that the same is suitable for purposes of this Contract.

4.5
The Contractor, furthermore, represents and warrants to be the sole responsible vis-a-vis the Principal for the supply of the Services in compliance with the highest quality and quantity expected standards, therefore assuming any responsibility vis-a-vis the Principal itself for the supply of the Services which may be sub-contracted in accordance with this Contract.

4.6
By signing the Contract, the Contractor accepts total responsibility for having foreseen all difficulties and costs of successfully executing the Subscription Services. Therefore, the Consideration shall not be adjusted to take account of any unforeseen difficulties or costs by way of express derogation from article 1664, paragraph 1 and 2 of the Italian Civil Code.

5              VARIATION

5.1          Changes in the Services

Under no circumstances may the Parties make any changes to the Services, unless in accordance with this Article 5.

5.2          Variation upon request by the Principal

(a)
At any time, the Principal, with the prior written consent of the Financing Entity and the Technical Adviser, may propose a Variation by sending the Contractor a notice describing the nature and scope of the change. Upon receipt of such notice, the Contractor must send to the Principal, within a maximum period of ten (10) Working Days, a written communication that includes a complete proposal for the changes in the Price, or any other changes that may be necessary in connection with the changes proposed by the Principal.

(b)
If the Principal has not responded to such Contractor’s communication of changes within a period of ten (10) Working Days, the changes communicated by the Contractor to the Principal shall be deemed to have been rejected.

5.3          Variation upon request by the Contractor

The Contractor may, at any time during the performance of this Agreement, propose changes to the Services that it deems necessary or appropriate to improve the quality, efficiency or safety of the System or the facilities or supplies that make up the System. If the Principal has not responded to such Contractor’s communication of changes within a period of ten (10) Working Days, the changes communicated by the Contractor to the Principal shall be deemed to have been rejected.

5.4          Variation due to a change in the Applicable Law

The Parties acknowledge that a change in the Applicable Law affecting the Services and occurred after the date on which this Agreement is signed may entail the application of the procedure under this Article 5.

The Principal and the Contractor shall negotiate in good faith the effects that might occur as a result of the changes to be implemented due to a change in the Applicable Law.

The Parties agree that any change in the Price due to a variation under Articles 5.2, and/or 5.3 ashall be previously verified and approved by the Financing Entity and the Technical Adviser. The prices applicable to any change in the Services shall:

(i)       take into account the Contractor's official rates; and

(ii)       in no circumstances exceed the cost of the additional work or supplies arising therefrom.

6              CONSIDERATION AND METHOD OF PAYMENT

6.1           Price for the Subscription Services

The price for the Subscription Services which exclude the All Risk insurance to be paid by the Principal to the Contractor for each year of Duration will be equal to:

 Euro / kWp 25,60, plus VAT for the Subscription Services

 Euro / kWp 10,00 , plus VAT for the Inverters Maintainance Servicies and 20 years warranty extension in accordance with Applicable Law (the Price). The Price will be adjusted annually on the basis of 100% of the inflation rate on consumer prices for workers' families (prezzi al consumo per le famiglie di operai ed impiegati), calculated by the Italian National Statistical Institute (Istat – Istituto Nazionale di Statistica). The Parties agree and accept that the Price is fixed and that it may not be amended without the prior written consent of the Financing Entity. Therefore, the Contractor expressly agrees to derogate to any provisions which may entitle the same to obtain the adjustment of the Consideration with the consequence that Articles 1664 1 and 2 paragraphs and 1467 of the Civil Code shall not apply to this Contract.

6.2           Price for the Non-Subscription Services

The price for the Non-Subscription Services to be paid by the Principal to the Contractor will be agreed from time to time in accordance with Article 3.2.

6.3           Payment of the Price for the Subscription Services

Payment of the Price shall be made quarterly in advance, and shall be made by the Principal to the Contractor by means of bank transfer to the account indicated thereto by the Contractor within fifteen (15) Working Days following the date of receipt of the relevant Contractor’s invoice. The Contractor shall send the invoices corresponding to such Price quarterly amount within five (5) Working Days before starting of the relevant quarter.

6.4           Payment of the price for the Non-Subscription Services

The Contractor will invoice the Principal for the Non-Subscription Services in accordance with the terms set forth in the Contractor’s offer, pursuant to Article 3.2.

6.5           Payment Delays

In the event of delays in payment by the Principal of any amount due to the Contractor under this Agreement, the Contractor shall be entitled to receive default interest to be calculated on a monthly basis on the unpaid amount at the rate as provided for by Legislative Decree 231/2002.  The Contractor shall be entitled to collect such default interest from the time of any delay in payment by the Principal, without any notice being required and without prejudice to any other right, penalty or compensation available under the Agreement or the Applicable Law.

7              TERM OF THE AGREEMENT

7.1	This Agreement comes into effect on the Effective Date and shall expire on the Expiry Date, save as provided in Articles 12 and 13 below.

7.2
The Parties acknowledge and agree that if neither Party gives the other written notice of non-renewal of this Agreement at least 6 (six) months before the Expiry Date (or any 2 year extension thereof), this Agreement shall be automatically extended for further 2 years periods.

7.3	It is however agreed that in the event that the EPC Contract is terminated for whatever reason this Agreement shall also be deemed terminated.

8.            OBLIGATIONS OF THE CONTRACTOR

8.1          Obligation to comply with Applicable Law and Applicable Permits

The Contractor shall comply with all of the obligations imposed by Applicable Law and Applicable Permits with particular reference to occupational and social security matters, occupational safety and health, and the prevention of occupational risks, and technical and environmental matters, and also with any other legislation that may be applicable to the Services, and shall comply with the requirements that may be imposed by the competent authorities..

8.2          Obligation of responsibility for employees and Subcontractors

The Contractor hereby undertakes to assign the human resources that are necessary at all times for full and timely compliance with the obligations assumed by it pursuant to this Agreement.

The employees hired by the Contractor and, if applicable, by the Subcontractors, must have the proper qualification, training and experience for the performance of the Services that is the subject of this Agreement.

The Contractor shall pay (or shall procure that the Subcontractors pay) any wages, social and insurance security required by law; should the Contractor not comply with the above mentioned provisions, the Principal shall be entitled to retain from the Price an amount equal to the amount due by the Contractor in relation to such obligations.

The Contractor shall indemnify, and hold the Principal harmless in connection with any claims, demands, or legal action undertaken by any of its Subcontractors, or that may arise from any instance of non-compliance on the part of the Subcontractors.

8.3           Prevention of occupational risks

The Contractor shall perform the Services in such a way as to ensure the safety and health of the workers at the worksites.  In particular, the Contractor shall adopt, maintain and supervise adequate procedures and measures required to ensure the health and safety of all the persons present in each of the Site (including its employees and those of its Subcontractors) and to implement the provisions of, but not limited to, the Decree 81/2008.

8.4           Licensing of intellectual and industrial property rights

The Contractor hereby grants to the Principal, as part of the Price and at no additional cost, an irrevocable licence, not transferable to third parties (except in conjunction with all of the rights and obligations of the Principal under this Agreement or in conjunction with all rights and obligations of the Principal in relation with the System), and free of any royalties, for the use in the System (and, therefore, on no other projects) of the creations, plans, specifications, drawings, procedures, methods, products, and/or inventions prepared or developed by the Contractor pursuant to the Agreement.  Subject, in any event, to the restrictions imposed by the intellectual or industrial property rights of third parties notified by the Contractor to the Principal.

8.5	Assistance with competent authorities

The Contractor shall assist the Financing Entity and the Principal in dealing with any competent authority (including, inter alia, GSE and ENEL) by providing all the necessary information required by such competent authorities regarding the System and the Services.

8.6	Repair and replacement obligations

The Contractor shall at any time for the Duration of the Agreement, (i) replace, repair and/or adjust any defective equipment or component of the System, and (ii) guarantee availability of spare parts.

8.7	O&M Guarantee

In order to secure all the Contractor's obligations under this Agreement, including, without limitation, the payment of default interests, penalties and warranties, the Contractor shall deliver to the Principal as a condition precedent to the issuance of the Final Acceptance Certificate in accordance with Article 12.7 of the EPC Contract, a first demand Insurance Bond for an amount equal to 15% of the Price applicable to the relevant year of duration of this Agreement, as adjusted pursuant to Article 6.1 above. Each Insurance Bond shall last one year from its effective date. The Contractor undertakes to deliver 30 Working Days before the expiry of any Insurance Bond a new Insurance Bond, at a the same terms a conditions which shall be effective starting from the expiry date of the preceding Insurance Bond.

8.8           Direct Agreement

It is understood that the planning, realization, as well as the operation and maintenance of the System may be financed by the Financing Entity in compliance Recital B above, and that this shall require this Agreement’s, as well as the EPC Contract’s co-ordination with the terms set forth in the financing agreement, by means of entering into a direct agreement with the Financing Entity (the “Direct Agreement”). Therefore, the Contractor undertakes to enter into the Direct Agreement, if necessary, within 15 days of the Financing Entity’s or Principal’s request.

9.             OBLIGATIONS OF THE PRINCIPAL

9.1
The obligations of the Principal shall be those that are established in this Agreement, those resulting from good faith and from the Applicable Law and regulations including, in particular, the following:

(i)	to grant access to the System to the Contractor's personnel;

(ii)	to designate an individual, who shall be authorized to represent the Principal in the administration of this Agreement;

(iii)	to use the System within the scope contemplated in the technical provisions set out in the Annex 6 to the EPC Contract.

(iv)	not to make any alterations or repairs to any part of the System without the Contractor's prior written approval;

(v)	to timely comply with the payment obligations pursuant to Article 5.

10	INSURANCE [THIS CLAUSE IT IS SUBJECT TO DISCUSSION BETWEEN THE PARTIES’ INSURANCE ADVISORS]

10.1
The Contractor, shall enter into the following insurance policies with first-class insurance companies, with an S&P rating of no less than A- or equivalent or, in any case, that satisfies the Financing Entity, and maintain them operative for the entire Duration. The following insurance policies must be submitted to the Principal and the Financing Entity for their approval:

(a)	All Risks Property insurance on an "all risks" basis covering direct physical loss or damage to the System and associated property.

(b)	Industrial accidents insurance in favour of the Contractor’s employees and/or any workers who are not the Contractor’s employees;

(c)	Civil liability insurance for workers, with a limit of no less than Euro 5,000,000.00 per event and 2,000,000.00 per person;

(d)
Insurance to cover third party civil liability, with a limit per event of no less than Euro 5,000,000.00; the Principal and the Financing Entity, albeit maintaining the qualification of “third party”, must be inserted as “additional party insured” and there must be an explicit clause waiving the party’s insured recoupment against the Principal, the Financing Entity and their employees and consultants;

(e)	Insurance to cover professional civil liability, with an upper limit per event of no less than Euro 2,500,000.00;

(f)
Insurance to cover vehicle civil liability, for all owned vehicles and/or in use, which must be provided with the mandatory insurance policy as foreseen by the Law No. 990/69 and subsequent amendments and integration, for an upper limit of no less than Euro 5,000,000.00 per accident;

10.2
Said insurance policies must include Financing Entity, the Principal and any other subcontractor among the insured parties, and the Contractor shall send a copy to the Principal and the Financing Entities within 10 (ten) days of execution of the insurance policies.

10.3
The Principal shall be entitled, at its own discretion, to enter into other cover or policies in integration of and/or besides those foreseen by this Article 10 and shall inform the Contractor thereof.

10.4	The cost of the insurances policies foreseen by this Article 10 are not included in the Price.

11	GUARANTEED PERFORMANCE, PENALTIES, BONUS AND MANUFACTURER WARRANTY

11.1            Guaranteed Performance

From the PAC, the Contractor guarantees to the Principal that in each period of twelve (12) months and throughout the Duration, the System will achieve a guaranteed level of performance pursuant to Annex 4.

11.2           Penalties & Bonus

In each period of twelve (12) months and throughout the Duration the SOeff will be measured and compared with MGSO pursuant to Annex 5.

Penalties will be paid by the Contractor to the Principal pursuant to Annex 5, starting from issuance of FAC.

Bonus will be paid by the Principal to the Contractor pursuant to Annex 5, starting from issuance of FAC.

Each Party  will correspond to the other payment due in accordance with the above within two (2) months from the date in which the loss of production or the surplus income was verified, save for further damages that the Principal may have suffered and provided that the Contractor shall promptly remedy the underperformance of the System.

11.3           Manufacturer Warranty

Without prejudice to the defect warranty under the EPC Contract and for the obligation provided under Article 8.6 above, the Contractor warrants that the materials of the System will be warranted for the entire duration of this Agreement in accordance with the material’s manufacturer warranty.

12               TERMINATION, WITHDRAWAL AND/OR SUSPENSION OF THE AGREEMENT

12.1	Termination by the Principal

(a)	Termination of the Agreement pursuant to Article 1454 of the Italian Civil Code

If the Contractor fails to perform any of its obligations under this Agreement, which failure remains uncured for thirty (30) days following Contractor's receipt of written notice of such failure sent by the Principal pursuant to Article 1454 of the Italian Civil Code, the Principal will be entitled to terminate this Agreement pursuant to Article 1454 of the Italian Civil Code, provided that it is so authorised by the Financing Entity.

(b)	Termination of the Agreement pursuant to Article 1456 (clausola risolutiva espressa) of the Italian Civil Code.

Each of the following shall be an event which will determine the termination of this Agreement by the Principal pursuant to Article 1456 of the Italian Civil Code (clausola risolutiva espressa) provided that the Principal is so authorised by the Financing Entity:

(i)	the Contractor fails to enter into the Direct Agreement in accordance with Article 8.8;

(ii)	Non delivery or non replacement of the O&M Guarantee or ineffectiveness or invalidity of the O&M Guarantee;

(iii)	Non issuance of the FAC within the terms foreseen in the EPC Contract;

(iv)	In case any of the declarations and warranties foreseen in Article 4 is imprecise, untrue or misleading;

(v)	the guarantee to have spare parts available is, at any time, not complied with;

(vi)	The maximum amount of liquidated damages is exceeded;

(vii)	in the case of subcontracting without the prior written consent of the Financing Entity;

(viii)	the System does not reach the guaranteed level of performance as indicated sub Annex 4;

(ix)
revocation of the Contractor's permits necessary to maintain and operate the Solar Park to the extent that such revocation is attributable or connected with any fault, omission or negligence of the Contractor;

(x)	any of the insurances on Contractor's responsibility ceases to be effective.

(c)
Parties acknowledge and accept that the person of the Contractor has been considered necessary for the Agreement and therefore the Agreement will be terminated pursuant to Article 81 of the Italian Bankruptcy Law (R.D. 267/1942 as amended and/or integrated from time to time), if the Contractor becomes bankrupt or insolvent, goes in liquidation, has a receiving or administration order made against it, compounds with his creditors, or carries on business under a receiver, trustee or manager for the benefit of his creditors, or if any act is done or event occurs which (under applicable Laws) has a similar effect to any of these act or events, unless the Principal consents the Agreement continues to be effective

(d)
In case of termination of this Agreement pursuant to Articles 12.1 (a) and (b), the Principal shall be entitled to a liquidated damages (penale per risoluzione) equal to 50% of the Price of the relevant year, as adjusted pursuant to Article 5.1, save for further damages.

(e)	The Contractor must pay the above liquidated damages within thirty (30) calendar days from the termination.

12.3	Right of the Principal to withdraw

The Principal will have the right to withdraw from this Agreement on the date which falls ten years after the Effective Date, provided that it sends a six (6) months prior written notice to the Contractor.

The Principal will have the right to withdraw from this Agreement ad nutum provided that it gives twelve (12) months prior notice to the Contractor.  The Principal may pay to the Contractor, in lieu of the notice, 100% of the Price of the relevant year of Duration, as adjusted pursuant to Article 5.1. The indemnity in lieu of the notice shall be paid by the Principal to the Contractor within thirty (30) calendar days from the withdrawal.

In case of (i) a change in the Applicable Law that materially affects the performance of this Agreement by the Parties, (ii) EPC Contract termination or Principal´s withdrawal therefrom, and (iii) occurrence of the circumstances indicated in Article 1461 of the Italian Civil Code; and (iv) suspension of Services due to orders of jurisdictional authorities, the Principal shall be entitled to withdraw from the Contract by giving a prior written notice of 60 days from the occurrence of any of the events sub (i), (ii), (iii) or (iv). Therefore, the above provisions of this Article 12.3 shall not apply and the Contractor shall have the right to receive only the amounts for the Services duly documented and carried out in line with professional standards, until the time when the withdrawal becomes effective to the extent that the Services are useful to the Principal

12.4         Termination by the Contractor

If the Principal fails to perform any of its obligations under this Contract, which failure remains uncured for 30 days following Principal’s receipt of written notice of such failure sent by the Contractor pursuant to Article 1454 of the Italian Civil Code, the Contractor will be entitled to terminate this Contract pursuant to Article 1454 of the Italian Civil Code. The Contractor acknowledges and accepts that termination of the Contract due to facts attributable to the Principal cannot, in any case whatsoever, be declared or requested unless notice demanding performance is sent to the Principal pursuant to this Article and in any case in compliance with the provisions set forth in the Direct Agreement.

It has been agreed between the Parties, pursuant to Article 1462 of the Italian Civil Code, that in the case of the Principal’s breach and pending a cure period, the Contractor shall not be entitled to refuse nor delay/suspend the performance of his contractual obligations and that any refusal by the Contractor shall be considered as being contrary to good faith, even in the light of the provision contained in the second paragraph of Article 1460 of the Italian Civil Code.

Following termination of the Contract for any of the reasons described above, as soon as the Contractor has paid off any amount due, the Principal shall return to the Contractor the O&M Guarantee delivered pursuant to Article 8.7.

Following termination of the Agreement for any of the reasons described above, the Principal shall pay to the Contractor 100% of the Price of the relevant year of Duration, as adjusted pursuant to Article 6.1.

The amounts resulting from the foregoing provisions shall be paid by the Principal to the Contractor within thirty (30) calendar days from the termination.

12.5	Termination Consequences

In the case of termination of the Contract, the Contractor undertakes:

1) to deliver to the Principal a copy of all the technical and operative documentation regarding the Services and contracts in force with suppliers, sub-suppliers and subcontractors;

2) within 30 days from the termination, deliver the Site/System to the Principal. Should the Contractor not comply with this obligation within the above mentioned term, then the Contractor shall pay to the Principal delay liquidated damages equal to [•] € for each day of delay;

3) within 30 days from the delivery of the Site, to clear, dismantle and remove from the Site of all materials, apparatus, excess of tools and machinery that it owns, with the exception of materials, apparatus and machinery owned by the Contractor that the Principal intends to purchase from the Contractor.

12.6           Right of the Contractor to withdraw

The Contractor will have the right to withdraw from this Agreement on the date which falls ten years after the Effective Date, provided that it sends a twelve (12) months prior written notice to the Principal.

13	Force Majeure

13.1
Force Majeure is any unforeseeable event, fact or circumstances which cannot be directly attributed to the Party invoking it, which is impossible to prevent by employing ordinary diligence and such as to make impossible, objectively and absolutely and either totally or partially, the performance of any of the obligations under this Contract, provided that said events, acts, facts or circumstances:

(a)	are outside the control, either direct or indirect, of the Party invoking them;

(b)	have been invoked as Force Majeure events (hereinafter known as “Force Majeure”).

13.2
By way of an example, without limitation and on condition that they satisfy the requirements listed in Article 12.1 above, the Parties mutually acknowledge that the following events constitute events of Force Majeure:

(a)	general and category and national and local strikes (other than the Contractor’s corporate strikes);

(b)	wars or any other hostile acts, including terrorist attacks, sabotage, vandalism, theft, revolts, uprisings and other civil disorder;

(c)	blockages or embargoes, even of a financial nature;

(d)
exceptional, adverse natural phenomena, including lightning, whirlwinds, earthquakes, fires, floods, overflows, floods, drought, adverse weather conditions that impede the performance of the Services and which cannot be foreseen on the basis of weather forecast data for the current period, meteorites and volcanic eruptions;

(e)	explosions, radiation and chemical contamination.

13.3	The Contractor acknowledges and accepts that the following events do not constitute Force Majeure:

(a)	non-obtainment or non-renewal of any permit required to perform the Works and realization of the Systems, for facts attributable to the Contractor; and

(b)	any delays in the delivery of supplies and materials by the suppliers.

13.4
Each Party shall immediately inform the other one, in writing, about the occurrence of a Force Majeure event that shall hinder his obligations and, in any case, within 48 (forty-eight) hours from becoming aware of the same. The Party concerned shall also promptly inform the other Party when said Force Majeure cause ceases.

13.5
The Contractor acknowledges and accepts that it shall not be entitled to request any increase in the Price or different compensation in relation to the Force Majeure event, except for the costs sustained to adopt the measures referred to in Article 11.6.

13.6
The performance of the obligations delayed or made effectively impossible as a consequence of a Force Majeure event will be suspended during the period of duration of such event, without giving any indemnity right against the affected Party. In any case, the Parties shall use their best endeavours to reduce the consequence of the Force Majeure event and shall do what they can to re-establish normal conditions and mitigate any damages eventually sustained by the other Party.

13.7
In the event that the occurrence of a Force Majeure Event lasts for more than 60 (sixty) consecutive days, either of the Parties may withdraw from the Agreement, in which case the following shall apply:

(a)           the Contractor must:

(i)	end the performance of the Services in course and carry out any activity that is necessary for the protection and/or security of the System;

(ii)	send to the Principal all of the existing documents relating to the Services already performed at the time of withdrawal;

After withdrawal, as soon as the Contractor has paid any amount due to the Principal, the Principal shall return the O&M Guarantee and Parent Company Guarantee and shall only and exclusively pay to the Contractor the amounts for Services duly documented and carried out in line with professional standards  until the time when the withdrawal become effective to the extent that the Services are useful to the Principal.

14	Governing law and jurisdiction

14.1	Governing law

This Agreement shall be governed and construed in accordance with Italian law.

14.2	Good faith negotiations

In the event that any question, dispute, difference or claim arises out or is in connection with this Agreement, including any question regarding its existence, validity, performance or termination (a Dispute), which either Party has notified to the other, senior management personnel from both the Contractor and the Principal shall meet and diligently attempt in good faith to resolve the Dispute for a period of 15 calendar days following one Party's written request to the other Party for such a meeting.  If, however, either Party refuses or fails to so meet, or the Dispute is not resolved by negotiation, the sections below (Arbitration and Arbitrator Confidentiality Obligation) shall apply.

14.3	Arbitration

Any Dispute which cannot be settled by negotiation pursuant to the Article 15.2, shall be exclusively referred to and finally resolved by arbitration held under the rules of the Chamber of National and International Arbitration of Milan. The seat of the arbitration shall be Milan and the arbitration proceedings shall be in English.

The arbitration shall be conducted by a sole arbitrator, to be appointed by the Parties within 30 days from receipt of the above said Dispute's notice sent by one Party to the other, provided that the value of the Dispute does not exceed Euro 100.000,00 (one hundred thousand).  Should the value of the Dispute exceed such amount, or being undetermined, the Dispute shall be resolved by a panel of three arbitrators, appointed as follows.  The first arbitrator shall be appointed by the Party initiating the arbitration simultaneously with the notice of arbitration, the second arbitrator shall be appointed by the other Party within 15 days from the date of receipt of the notice of arbitration.  The third arbitrator, who shall act as Chairman of the arbitration panel, shall be jointly appointed by the Parties within 15 days after the appointment of the second arbitrator.  The arbitrators shall have a good command of the Italian and English language.  In the event of disagreement on the appointment of the sole arbitrator or the chairman of the arbitration panel, they shall be appointed by the Presidente of the Tribunale of  Milan upon request of the most diligent Party.  Each Party shall have the right to apply to such Presidente in the event that the other Party has not appointed its own arbitrator, or has not replaced him within 15 days.  The sole arbitrator or the arbitration panel appointed in accordance with the above rules shall decide in accordance with Italian law and the rules of the Italian Code of Civil Procedure, and shall issue the award within the term established by the law, unless extended by the Parties.  The sole arbitrator or the arbitration panel shall also decide on the expenses for the arbitration proceedings and legal expenses of the Parties. In the event that more than one arbitration proceeding were started in accordance with this Article, all such proceedings shall be joined to the first arbitral proceeding and, if necessary, the sole arbitrator shall be joined by two arbitrators appointed by the Parties.  In such event, the sole arbitrator or the arbitration panel shall have the right to issue partial awards in relation to certain issues in dispute between the Parties, if the arbitrators deem them ready for a separate decision.

14.4	Arbitrator Confidentiality Obligation

The Parties shall ensure that any arbitrator appointed to act under this Article 13 will agree to be bound to certain confidentiality obligations with respect to the terms of this Agreement and any information obtained during the course of the arbitration proceedings.

15	duvri

The Parties agree that as at the date of signing of this Contract, there are no interferences that may lead to the necessity of drafting the DUVRI, since the System has not been accepted by the Principal yet.

On the Effective Date the Principal shall draft, pursuant to article 26, paragraph 3, of Legislative Decree no. 81/2008 and on the basis of the information supplied to him by the Contractor, the DUVRI in which it will indicate the costs relating to the work’s safety pursuant to article 26, paragraph 5 of the Legislative Decree no. 81/2008.

In the event that any significant changes to the work processes should occur that may require the execution of the Services and/or the introduction of new risks is established, the Principal, on the basis of the information provided to him by the Contractor, undertakes to update the DUVRI prepared pursuant to paragraph above by carrying out, as quickly as possible, (taking into consideration the specific technical/operational reason which made the necessity to carry out the update arise), the necessary amendments.

The DUVRI updated by the Principal will fully replace the previous one, provided that (a) it has been approved in writing by the Parties and (b) the data certa as been placed on it in accordance with the modalities set out by the Applicable Law. The Contractor undertakes to collaborate, duly and actively, with the Principal in the drafting and updating of the DUVRI procedure and to provide him with all the information required from him from time to time.

16	Miscellaneous

16.1	Technical Dispute – The Expert

In case of any dispute between the Parties in relation to the Services, the Variations due to a change in the Applicable Law, Force Majeure, Guaranteed Performance, each Party shall have the right to request the appointment of a technical expert (the Expert) for the solution of the dispute. The proposal for the appointment of the Expert shall state in detail the technical question and include a list of at least three persons proposed for the appointment as Expert.  The Parties agree to meet and discuss on the appointment of the Expert during the following ten (10) Working Days after receipt of the request.  In case the Expert is not appointed by the Parties within fifteen (15) Working Days after the request, the Expert shall be appointed by the Chairman of the bar of the Engineers of Rome (Ordine degli Ingegneri di Roma) upon request of either Party.  The Expert shall finally determine the technical matter in accordance with the provisions of this Agreement, acting as arbitratore pursuant to Article 1349 of the Italian Civil Code.  The Expert shall deliver its determination to the Parties in writing, including an explanation of the underling reasons, within thirty (30) calendar days after the acceptance of the mandate.  The Expert's determination shall (in the absence of manifest error or unfairness) be final and binding upon the Parties.  The costs of the determination, including fees and expenses of the Expert, shall be borne as determined by the Expert.

16.2	Confidentiality

The Parties undertake not to reveal to third parties the contents of this Agreement and the Annexes hereto, the technical documentation, plans, information, procedures, patents and licences, or any other information that might be obtained or known arising from their contractual relationship or provided for the development of the System, unless such disclosure is necessary for the performance of this Agreement.

The foregoing shall not be deemed to apply with respect to public administrations, companies or investors related to the System that reasonably require information regarding this Agreement, provided that they have made confidentiality undertakings to the Party transmitting the information upon terms similar to those set forth herein.

16.3	Notices

Any notice, request, demand or other communication required or permitted under this Agreement shall be deemed to be properly given by the sender and received by the addressee if made in writing, in English, and if sent by certified mail, facsimile or telefax to the following address:

(a)	To the Principal:

 SPV [●]

 Fax No. [●]

 To the attention of [●]

(b)	To the Contractor:

 Ecoware Spa

 Via Nona Strada, 9

 35129 Padova

 Fax No. 049 7387638

 To the attention of [●]

The Parties may at any time change the address for notices by written notice setting forth the new address for notices.  The new address for notices shall only have contractual effect as from the date of receipt by the other Party of the written communication indicating the new address for notices.

16.4	Entire Agreement

This Agreement, inclusive of the Annexes hereto (each of which is incorporated herein by this reference) constitutes the entire agreement between the Parties in relation to the operation and maintenance of the System and supersedes all previous understanding, communications, representations, understandings (oral or written).

16.5	Partial Invalidity

Without prejudice to Article 1419 (nullità parziale) of the Italian Civil Code, if - at any time - any provision of this Agreement is or becomes illegal, invalid or unenforceable, neither the legality, validity nor enforceability of the remaining provisions of this Agreement will in any way be affected or impaired thereby.

16.6	Amendments

This Agreement may not be amended, supplemented or otherwise modified except by a written instrument specifically referring to this Agreement and signed by both Parties (and with the prior written consent of the Financing Entity).

16.7	No Waiver

Failure or delay by a Party to exercise any right or remedy under this Agreement shall not constitute a waiver thereof.  A waiver of default shall not operate as a waiver of any other default, a waiver of the provision itself, or of the same type of default on a future occasion.  No waiver shall be effective unless explicitly set forth in writing and executed by the Party making the waiver.  A waiver of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

16.8	Successors and Assigns

This Agreement shall inure to the benefit of and shall be binding upon the Parties and their respective successors and permitted assigns.  Nothing in this Agreement, expressed or implied, is intended to confer any rights, remedies, obligations or liabilities under or by reason of this Agreement upon any person or entity other than the Parties.

16.9	Assignment of the Agreement and of receivables

Without prejudice to the provisions of this Agreement with respect to Subcontractors, the Contractor may not assign to third parties, in whole or in part, its rights or obligations under this Agreement, without the prior express written authorisation of the Principal.

The Contractor hereby consents in accordance with and for the purposes of Article 1407 of the Italian Civil Code that the Principal may assign the Agreement in favour of the Financing Entity or to any person appointed by the latter.

Should this Agreement be assigned to the Financing Entity or to any person appointed by the latter by means of a line of business assignment (cessione di ramo d'azienda), the Contractor waives to any right of withdrawal pursuant to Article 2558 of the Italian Civil Code.

The Principal shall be entitled to (and the Contractor hereby expressly agrees and accepts that the Principal does so) assign/pledge in favour of the Financing Entity, as a security for the Loan Agreement, inter alia, any receivable arising from this Contract. Therefore, the Contractor undertakes to cooperate for the performance of all the formalities and to provide any further consent, necessary or expedient to complete the assignment and/or pledge.

16.10	Language and documentation

All documentation, data, drawings, schedules, diagrams, specifications and details associated with the Services shall be provided by the Contractor to the Principal, and shall be properly referenced and compiled, in the English language except any documents that need to be filed with any Italian authority.

16.11	Privacy

The Contractor and the Principal represent to each other that they have complied and will timely comply with the obligations set forth by Applicable Law on personal data protection.

16.12	No double signature

The Contractor and the Principal acknowledge and agree that this Agreement has been freely negotiated between them and therefore the procedure of the "double signature" required by the provisions of Articles 1341 and 1342 of the Italian Civil Code shall not apply.

16.13	Sub-Contracting

The Contractor, with the prior written consent of the Principal and the Financing Entity, shall be allowed to sub-contract the Services, in which event the Contractor shall be personally and directly liable vis-à-vis the Principal for the acts and omissions, defaults and neglects of the Subcontractors and, in particular, for the services performed by the Subcontractors.  The act of subcontracting shall not release the Contractor from any obligation or liability vis-à-vis the Principal arising from this Agreement.

The Contractor shall also undertake to check that the Subcontractors have suitable insurance coverage in place

In case of subcontracting, the relevant subcontracts shall not conflict with all of the rights and powers enjoined by the Principal and the Financing Entity pursuant to this Contract and specifically the right of the Contractor to assign its rights under such contracts or the contracts themselves to the Principal.

The act of subcontracting shall not release the Contractor from any obligation or liability vis-à-vis the Principal and the Financing Entity arising from this Contract, in particular the Contractor shall keep the Principal and Financing Entity fully indemnified for any direct claim or action raised or made by any of the subcontractors, also pursuant to article 1676 Italian Civil Code.

16.14	Expenses and taxes

Each Party must bear the taxes arising from the execution of this Agreement in accordance with the provisions of the Applicable Law and exclusively assume the expenses incurred by it with respect to the negotiation, execution and performance of this Agreement, including those of its advisors.  The Parties represent to each other that the performance of the Services is subject to Value Added Tax (VAT).

16.15	Setoff of credits

The Contractor shall not be entitled to off-set its credits anyway arising towards the Principal, even if due and payable, with its debts arising from the Contract or otherwise towards the Principal itself.

The Principal is viceversa expressly entitled to off-set its credits anyway arising towards the Contractor with its debts arising from the Contract or otherwise towards the Contractor.

16.16	Reserved Discretions

The Parties acknowledge that the Agreement contains provisions in favour of the Financing Entity which will accept them in a separate deed in order to make them irrevocable.

[PLACE], ● 2010 THE CONTRACTOR	THE PRINCIPAL

Annexes

Annex 1:	Preventive Maintenance Services
Annex 2:	Corrective Maintenance Services
Annex 3:	Minimum Guaranteed Performance Ratio (MGPR)
Annex 4:	Minimum Guaranteed System Output (MGSO)
Annex 5:	Bonus-Malus

Annex 1:    Preventive Maintenance Services

Services of the Contractor

As a general principle, the Preventive Maintenance Services are finalized to prevent any incident that might arise to the System, in order to maximise the availability, performance and System output, and to prolong its useful life.

1)	The Preventive Maintenance Services will include:

A.	Remote monitoring and diagnostic services that will include:

•
Data acquisition and storage of the performance data. The Contractor will install a data connection, through DSL, cellular communication or satellite connection, for the Principal to the inverter monitoring system for the purpose of relevant data gathering in the monitoring systems of the Principal.

•
The Contractor will also foresee in all measures to allow the Principal to connect through the same communication means to connect to the ENEL LV meter for the purpose of relevant data gathering in the monitoring systems of the Principal of such ENEL LV meter.

•	Data acquisition and storage of incident data to be used for the Corrective Maintenance Services

•
Video surveillance over the System and central room surveillance monitoring. Through the same communication means the Contractor will allow the Principal access to this video surveillance system and will allow the Principal all necessary client access to the video surveillance software.

•	Monthly report including the following items:

▪	Actual System output vs expected System output

▪	Alarms and incidents occurred over the period

▪	Record of grid faults.

▪	Solar radiation

B.	Management of routinely operations that the Contractor shall work out according the Reference schedule included in Annex 1:

2)	The Preventive Maintenance Services will include the following activities:

(a)	Visual inspection

i.	PV Generator (modules, frame, dirtiness, delamination, etc.).

ii.	Electrical installation (cables and visible cable layout, battery in series, generator junction boxes.

iii.	Control building with inverters.

iv.	Electrical cabinet and air-conditioning system (if any)

v.	Check of any glass breakage

vi.	Check of the tightness and condition of the terminals with cables connected to the panels

vii.
In the event that faults are detected in the watertight integrity of all parts of the System, the affected parts will be replaced and the terminals cleaned.  It is important to take care of the sealant of the terminal boxes using, depending on the case, new joints or a silicon sealant.

viii.	Check of transformer and LV / MV switchboards

(b)	Check of the condition of the structural supports and their foundations.

(c)	Check of the condition of electronic equipment: working of the inverters and controls, signaling lights, alarms, grounding system etc.

(d)	Maintenance of monitoring system

(e)	Maintenance of possible emergency batteries

(f)	Periodical calibration of pyranometers (according to pyranometers maintenance manual)

(g)	Cleaning of all photovoltaic panels in at least 3 occasions per year and additionally when there is an event that affects the output of the System

(h)	Cleaning and maintenance of the weather station

(i)	Pruning of branches of trees that shadow photovoltaic panels, inspection and maintenance of vegetation in general

(j)	Ordinary maintenance of fences, internal roads and buildings

(k)	Tidiness and environmental condition of the Area of the System

(l)	Analysis of hot points

Samples will be taken using thermographic cameras, within the first five years, in each installation, to thereby check correct functioning and possible hot points.

(m)	Maintenance of the structure

Maintenance of the structure that supports the photovoltaic modules shall basically be performed by means of visual inspection, check of correct inclination and orientation of trackers, searching for impacts, corrosion, condition of the protective paint, absence of water deposits etc.

(n)	replacement of worn components, providing the guarantee of replacement parts.

Reference actions and frequency of Preventive Maintenance Services

System Component / Activity	Frequency	Action
PV panels	6M	Visual check, Corrective Maintenance Services if necessary
	12 M	Cleaning
	When necessary	Hot Spot detection in case of leak of performances
Supporting structure	12M	Visual check. Corrective Maintenance Services if necessary
Mechanical parts (structures)	12M	Visual check. Corrective Maintenance Services if necessary
Inverters/transformers (in the case that the 20 years extension warranty is agreed)	Frequency defined in components specifications	Preventive Maintenance Services (check of fans, etc..)
	6M	Visual check. Corrective Maintenance Services if necessary
Replacement of aged components when defects or unable to assure MGPR and/or MGSO
	every day by monitoring system	Checking the operating status
Proper operation and functioning of the inverter conversion system	12M	Check of correct operation and functioning. Corrective Maintenance Services if necessary
Electricity meter	12M	Checking integrity
Complete electrical cabling with electrical boxes (controller cabinets, protection devices, parallel string boxes, etc), grounding system	Frequency defined in components specifications (least once a year)	Preventive Maintenance Services
UPS systems	Frequency defined in components specifications	Preventive Maintenance Services
	6M	Visual check. Corrective Maintenance Services if necessary
Video Camera surveillance system	6M	Visual check. Corrective Maintenance Services if necessary
Monitoring system	12M	Visual check Corrective Maintenance Services if necessary
Meteo station including pyranometers	6M	Visual check. Corrective Maintenance Services if necessary
	Frequency defined in components specifications	Periodic Calibrations
Buildings, internal roads, fences, etc	12M	Visual check. Corrective Maintenance Services if necessary
Pruning of branches of trees that shadow photovoltaic modules, take care of vegetation in general	When necessary
Site drainage, Area tidiness andenvironmental condition	12M	Check of drainage channels and general site condition for any environmental factors. Corrective Maintenance Services if necessary.

The Contractor shall be solely responsible, at its own cost, for the procurement/sourcing of all equipment, utilities, services and resources required at the site in order to perform all Preventive Maintenance Services tasks, including, for the avoidance of doubt, water and other utility supply

Annex 2:    Corrective Maintenance Services

Services of the Contractor

For the duration of the contract the Operator will perform extraordinary maintenance of the PV plant. The Extraordinary maintenance includes any  activity required to repair faults and malfunctions of the plant, including the actions developed to repair and/or replacement of defective components and/or damaged.

The Corrective Maintenance Services will not include:

•	the repairing or maintenance of any equipment of the System which was not within the Works under the EPC Contract;

•	the repairing or maintenance of any equipment beyond the Cabina di Consegna;

•	the repairing or maintenance of any equipment of the System due to the occurrence of a Force Majeure event;

•	the repairing or maintenance of any equipment in the event of, or resulting from, any alterations or repairs to the System made by the Principal without the Contractor's prior written approval.

In the above case the repairing or maintenance of any equipment will be managed as Non-Subscription Services.

Under the Corrective Maintenance Services,  the O&M Contractor will proceed with the replacement of the broken down sub-component with another new or reconditioned sub-component of the same quality (Photovoltaic broken modules will be replaced with new parts only).

Corrective Maintenance Services will be carried out:

(i)	In the event of failure of equipment.

(ii)	During scheduled shutdown for major of overhauls or replacement of specific spare parts or devices, such as inverters/transformers.

(iii)	Following a specific request by the Principal, with reference to a specific fault.

(iv)	Following an action as result of the Preventive Maintenance Services.

Corrective Maintenance Services will consist of:

(i)	Analysis of the problem and notification of the necessary action and replacement.

(ii)	The removal or elimination of the defective equipment or parts, as well as their reconditioning and start up

(iii)	Transport of the corresponding replacement parts to their installation and assembly facilities and transport from those facilities to the System Area.

Within the framework of the repair of breakdowns, the Contractor is also authorised to fit equivalent replacement parts from other manufacturers. The replacement parts must be at least equivalent to the replaced parts from a technical point of view, and the efficiency and quality must meet the essential interests of the Principal (wide availability, MGPR and MGSO of the System).

When replacing PV modules only panels of same brand and model shall be used. In case of unavailability the replaced modules shall fit as much as possible with the range of electrical characteristics (especially current, power decay, and the temperature coefficient) specified for the panels in the string.

All activities of corrective maintenance must be carried out in accordance with the final  Project. In particular, if the Monitoring and Data Acquisition detects a fault in the plant or any significant decrease in the performance, the Operator shall promptly notify to the Principal of the problem by fax and / or by registered mail, reporting  when the problem occurred, the possible cause and the first steps that the Operator intends to take:

1.           within 24 (twenty-four) hours from the detection of performance significant reduction, inspect the equipment to check the extent of the failure or the cause of the malfunction;

2.           within 48 (forty eight) hours from the Plant inspection check the cause of the malfunction;

3.           within 48 (forty eight) hours of the discovery of the cause of failure starting of the service extraordinary maintenance required to restore full functionality of the plant.

Corrective Maintenance Services will also include the technical management that the Contractor shall supply to deal with accidents, incidents related to the electrical distributor and the use of the manufacturers' guarantees, supplying supporting technical data about incidents and diagnoses and carrying out technical representation with third parties. For the administrative and financial aspects of these processes, the Parties will act in a coordinated way with third parties, the Principal and/or the Financing Entity, sharing contractual information (insurance contracts, electricity supply contracts, manufacturers' guarantees) and other relevant communications with third parties, the Principal and/or Financing Entity.

 Annex 3:                         Minimum Guaranteed Performance Ratio (MGPR)

The Parties have agreed a Minimum Guaranteed Performance Ratio MGPR equal to 78%.

Performance ratio algorithms.

The performance ratio (PR) is defined according to the standard CEI EN 61724 (CEI 82-15) as:

PR Y r Y f	(1)
Yf  is the final PV system yield, that is the net AC energy output divided by the nominal  DC. power of the installed PV System. It represents the number of hours that the PV System would need to operate at its rated power to produce that amount of energy. The value for Yf  is calculated by equation 2:
E Pn Y f	[kWh / kWp]	(2)
where:
Yf  = final PV System yield
E   = System net AC energy output in kWh
Pn = System nominal power in kWp

Yr is the reference yield that is the total in-plane irradiance H divided by the PV’s reference irradiance G. It represents the equivalent number of hours necessary for the array to receive the reference irradiance. If  G  equals 1 kW/m2 , then Yr is the number of peak sun-hours. The Yr defines the solar radiation resource for the PV system. It is a function of the location, orientation of the PV array, and month-to-month and year-to-year weather variability. The value for Yr is calculated by equation 3:
H G Y r	[(kWh/m2) / (kW/m2)]	(3)

where:

Yr = reference yield
H = total plan of array irradiance in kWh/m2
G  = reference irradiance (usually 1 kW/m2)

The performance ratio (PR) calculated by the equation (1) is Yf  divided by Yr. By normalizing with respect to irradiance, it quantifies the overall effect of losses on the rated output due to inverter efficiency and wiring mismatch, and other losses when converting from DC to AC power; PV module temperature; incomplete use of irradiance by reflection from the module front surface; soiling or snow; system down-time and component failure.

1. Measurement of effective performance ratio

On the base of the above assumptions, the effective performance ratio (PReff))  is calculated as follows:

PReff  = (Eeff * G )/ (Pn * f * H )

Where:

Eeff :	is the production of electric energy (in kWh) measured at the point established by the GSE at low voltage

G:	is the standard irradiance value, meaning the value representing the instantaneous power of the solar radiation which hits a orthogonal plane surface in standard conditions, equal to 1000 W/ m2

Pn :	is the nominal peak power (in kW) of the System in standard conditions STC

f:	is a correction factor due to the panels performance degradation equal to (1- 0,0008 * Nmonths) where Nmonths is the “number of months” from the opening of the worksite

H:	is the value of the irradiation in (kWh/m2) measured under the measurement operational conditions mentioned below

For the avoidance of doubts, whenever throughout the Contract, reference to the Performance Ratio of the System is made, it is clear to all Parties that the PReff  is meant.

2. Measurement operational conditions

➢	Utilized instruments: N. 2 class II pyranometers
➢	The exact position of the pyranometers will be decided in the Executive Project.
➢	Measurements performed with the pyranometers will be recorded every 10 minutes
➢	Every hour an average irradiation value will be calculated as follows:

(a)    Hi (kWh/m2) at the ith hour

➢	Hourly average irradiation less than 600 Wh/m2 will be discarded
➢	At the end of each period the total irradiation will be calculated as follows:

(b)    H = ∑ Hi  where “i” is a value from 1 to (24 * n)

3. Stopping periods

The following stopping periods will be excluded from the calculation of the PReff:

➢	stopping periods due to theft, vandalism, Force Majeure events, power outage of the national electricity grid, or in case of wilful misconduct or gross negligence of the Principal;

➢	stopping periods during which Non-Subscription Services are carried out pursuant to the O&M Contract;

➢
stopping periods (not longer than 48 hours per year of equivalent irradiation at peak irradiance onto the surface of the Panels, being understood that beyond such value, stopping periods shall be included in the calculation of the PReff) during which Subscription Services are carried out pursuant to the O&M Contract.

Annex 4:                         Minimum Guaranteed System Output (MGSO)

The MGSO is calculated as follows

 MGSO = HTC * MGPR * PN

Where:

MGPR	is the Minimum Guaranteed Performance Ratio

HTC	is the irradiation as disclosed the long term yield calculations of the Technical Consultant of the Principal and/or Financing Entity on which the Parties agree.(kWh/kW)

PN	is the System nominal peak power in standard conditions STC, taking into account the panel degradation which is agreed between the Parties

Based on the long term yield calculations of the Technical Consultant of the Principal and/or Financing Entity, the Parties have agreed for the total Duration of 20 years of the current contract, on a Minimum Guaranteed System Output as detailed in the following table

Year	Yearly Degradation [%]	MGSO [kWh]
PAC	0	914.239,87
1	2	895.955,07
2	0,7	889.555,40
3	0,7	883.155,72
4	0,7	876.756,04
5	0,7	870.356,36
6	0,7	863.956,68
7	0,7	857.557,00
8	0,7	851.157,32
9	0,7	844.757,64
10	0,7	838.357,96
11	0,7	831.958,28
12	0,7	825.558,60
13	0,7	819.158,93
14	0,7	812.759,25
15	0,7	806.359,57
16	0,7	799.959,89
17	0,7	793.560,21
18	0,7	787.160,53
19	0,7	780.760,85
20	0,7	774.361,17

Annex 5:                         Bonus-Malus

Parties have agreed to a bonus–malus construction in which the effective System output SOEFF, measured at the GSE  LV meter is compared annually with the value of the Minimum Guaranteed System Output MGSO as determined between the Parties in Annex 4.

The bonus-malus percentage applies on the marginal revenue corresponding to the GSE Incentive Fare and Energy Selling Tariff (Minimum Guaranteed Prices) as following:

•	the bonus will be paid by the Principal to the Contractor starting from a surplus production greater than 3%

•	the penalties (malus) will be paid by the Contractor to the Principal starting from a loss of production greater than 3%.

The bonus-malus ranges as described in the table hereunder:

X =	SOEFF MGSO MGSO	BONUS Percentage of the marginal revenue to be paid to the Contractor	Principal
X> 7,5%		75%	25%
5% < X ≤ 7,5%		50%	50%
3% ≤ X ≤ 5%		25%	75%
0 < X< 3%		0%	100%
X =	SOEFF MGSO MGSO	PENALTY Percentage of the Loss of revenue paid by the Contractor	Principal
0 < X ≤ -3%		0%	100%
-3% ≤ X < -5%		50%	50%
X≤ -5%		100%	0%

ANNEX 18

Option Agreement

Between

Ecoware S.p.A., a company incorporated under the laws of Italy, with registered office at Nona Strada 9, I-35129 Padova (Italy), entered in the Companies Register in Padua at number 03571330277, represented by Mr. Leopoldo Franceschini, in his capacity as legal representative (“Ecoware”);

and

Ellomay Capital Ltd., a company incorporated under the laws of Israel, with registered office at 9 Rotschild Blv, Tel Aviv - Israel, represented by Mr. Ran Fridrich, in his capacity of CEO (“Ellomay”);

hereinafter collectively the “Parties”.

Whereas:

A.	On 2 December 2009 Ellomay and Ecoware entered into a non binding Termsheet for the development and construction of solar plants in Italy for a capacity of up to 10 MW.
B.
Ecoware, as contractor, and Ellomay, as principal, are negotiating an Engineering Procurement and Construction Agreement (EPC), as well as an Operation and Maintenance Agreement (O&M) in relation to the photovoltaic plants referred to in letter a).

C.
Pursuant to the Termsheet, Ecoware has proposed to Ellomay two plants located in the Marche Region named “Costantini” and “Del Bianco” (jointly referred to as Plants), and has submitted part of the documentation relating thereto to allow Ellomay to carry out the technical and legal due diligence.

D.	Ecoware represented the urgency of executing the building right (superficie) agreements in relation to the Plants.
E.
Pending Ellomay’s delivery of the technical and legal due diligence, negotiations between the Parties of the EPC and O&M contracts, as well as any other outstanding issue necessary to reach a final decision on the purchase of Del Bianco and Costantini Plants, the Parties have agreed to secure Ellomay exclusivity on such Plants until the deadline foreseen herein.

F.
Pending the activities referred to in the preceding paragraph, a special purpose company (SPV) shall enter into the definitive superficie contracts with the landowners of the lands where the Del Bianco and the Costantini Plants are located, at Ecoware’s earliest convenience. The SPV shall be alternatively, at Ellomay’s discretion,

(i)	a società a responsabilità limitata, with a share capital of Euro 10.000,00, wholly paid up, 100% owned by Ecoware (EW-SPV); or,
(ii)
a società a responsabilità limitata, newly set up, with a share capital of Euro 10.000,00, wholly paid up, 100% owned by Ellomay or by a company belonging to the Ellomay group, which will be indicated by Ellomay in due course (Ellomay SPV).

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THE ABOVE STATED THE PARTIES DECLARE AND AGREE AS FOLLOWS:

1	DEFINITIVE SUPERFICIE CONTRACTS ENTERED BY EW-SPV

1.1
In the case that the definitive superficie contracts are entered into by EW-SPV, subject to satisfactory due diligence on the Del Bianco and Costantini Plants, execution by EW-SPV of the superficie contract/s, and positive outcome of the negotiations referred to in recital e) hereof, Ecoware hereby grants to Ellomay the exclusive option right (Option) to purchase 100% of the EW-SPV quotas (EW-SPV Shares), provided that such right shall last until 28 February 2010 (Completion Deadline).

1.2	The EW-SPV Shares may be purchased by Ellomay on its behalf or on behalf of any third parties indicated by Ellomay at the time of Completion as defined below.
1.3
In order to secure the Option and within 5 working days of execution of this Agreement, Ellomay shall transfer to Ecoware Euro 50.000,00 (fifty thousand) (Deposit) by wire transfer to the following bank account: IT 298050462410000002038052 Banca Antonveneta agenzia di Cadoneghe.

1.4
Ecoware irrevocably undertakes to grant Ellomay the option to purchase the EW-SPV Shares free from inscriptions, transcriptions, burdens, mortgages or legal prejudices, fiscal privileges and partial rights of third persons, easements, encumbrances or pre-emption rights of third parties. Ecoware undertakes to hold Ellomay harmless of any onus, eviction, damage or breach of possession. In particular, at the time of Completion, Ecoware shall represent and warrant Ellomay, among others, that:

i.	EW-SPV is duly incorporated and existent, has full and unconditional use of its rights and has de facto and legal capacity to carry out its business activity;
ii.
Ecoware is in the full and free possession of the EW-SPV Shares and the same are free from pledges, liens, seizures, prejudicial registrations, or any other encumbrances, including compulsory encumbrances and there will be no third party’s claim on the EW-SPV Shares at the time of formal transfer thereof;

iii.	EW-SPV has been managed in the full compliance to any relevant legal and administrative law and, in particular, EW-SPV has fulfilled all its tax liabilities;
iv.	no legal, fiscal, administrative disputes or any other dispute exist that have arisen from any third party’s claim.
v.	EW-SPV’s accounting and corporate books are duly kept and, in accordance with the provisions of law, all tax-returns have been submitted, and all taxes have been duly paid;
vi.	EW-SPV has no employees;
vii.	EW-SPV has not entered into any agreement or undertaken any obligation, other than the ones arising out or in connection with the superficie agreements.
1.5
Furthermore, EW-SPV represents and warrants to Ecoware that it will be the full and exclusive grantee of the superficie rights on the Del Bianco and Costantini lands, as the case may be, the latter having been acquired through a notarial deed and that all taxes and duties, including the registration tax, relating to the Plants have been fully and promptly complied with and they will be paid until Completion, as defined below.

1.6
The consideration of the EW-SPV Shares has been agreed between the Parties and accepted as a whole to be equal to the EW-SPV Share’s nominal value and will be paid on Completion. All taxes and duties, including inter alia registration tax, notary fees and rental fees, relating to the Plants which have been paid until Completion, as defined below, will be refunded by Ellomay.

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1.7
If this Agreement is terminated for any reason whatsoever, or the Parties fail to complete within the Completion Deadline, or Ellomay does not exercise the Option within the Completion Deadline, Ellomay shall be entitled to be refunded the Deposit from Ecoware by wire transfer to a bank account specified by Ellomay within 3 working days from Ellomay's demand to refund such deposit.

1.8
The Parties agree that Ellomay has no obligation to complete, being its decision to enter into the Completion within the Completion Deadline, subject to satisfactory outcome, at Ellomay’s discretion, of the due diligence and of the negotiations referred to in recital e) hereof.

1.9
The transfer of the EW-SPV Shares shall take place by means of a deed executed before a notary or a commercialista, designated by Ellomay (Completion). The cost and taxes of the Completion shall be borne by Ellomay.

2	DEFINITIVE SUPERFICIE CONTRACTS ENTERED BY ELLOMAY-SPV

2.1
In the case that the definitive superficie contracts are entered into by Ellomay SPV, should the Parties not enter for any reasons whatsoever into the EPC within 45 days of execution of this Agreement, Ecoware shall purchase 100% of Ellomay-SPV quotas (Ellomay-SPV Shares) within the following 15 days in accordance with the following terms.

2.2
The consideration of Ellomay-SPV Shares has been agreed between the Parties and accepted as a whole to be equal to Ellomay-SPV Share’s nominal value and shall be paid by Ecoware to Ellomay on execution of the Ellomay-SPV Shares transfer deed. Costs and taxes related to such transfer deed, as well as costs and taxes related to the incorporation of Ellomay-SPV, will be borne by Ecoware.

2.3	All taxes and duties, including inter alia registration tax, notary fees and rental fees, relating to the Plants which have been paid until Completion, as defined below, will be refunded by Ecoware.

3	MISCELLANEOUS

3.1	Any variation to this Agreement must be in writing and signed by both Parties.
3.2	This Agreement supersedes all previous written or oral agreements between the Parties in relation to the EW SPV Shares.
3.3	This Agreement shall be governed by the laws of Italy and the competent court will be exclusively the Court of Milan, Italy.
3.4	This Agreement is entered into in English and the Parties agree to exchange signatures via e-mail.

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Read, confirmed and signed by on January 22, 2010

Ecoware S.p.A.

/s/ Leopoldo Franceschini
_____________________
Mr. Leopoldo Franceschini
(in his capacity of legal representative)

Ellomay Capital Ltd

/s/ Ran Fridrich
___________________
Mr. Ran Fridrich
(in his capacity of CEO)

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